As filed with the Securities and Exchange Commission on August 12, 1998

                                                     Registration No. 333-56085
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                               Amendment No. 3 to

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------

                                24/7 MEDIA, INC.
            (Exact name of Registrant as specified in its charter)

             DELAWARE                         7319                    13-3995672
(State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)    Classification Code Number)   Identification No.)

                       1250 Broadway, New York, NY 10001
                                 (212) 231-7100
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                ---------------

                                 DAVID J. MOORE
                            Chief Executive Officer
                                24/7 Media, Inc.
                    1250 Broadway, New York, New York 10001
                                (212) 231-7100
                              Fax (212) 760-1774
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                          Copies of Communications to:

      Ronald R. Papa, Esq.                    Larry W. Sonsini, Esq.
       Proskauer Rose LLP                       David Drummond, Esq.
           1585 Broadway                  Wilson Sonsini Goodrich & Rosati
New York, New York 10036-8299               Professional Corporation
          (212) 969-3000                       650 Page Mill Road
        Fax (212) 969-2900                  Palo Alto, California 94304
                                                 (650) 493-9300
                                                Fax (650) 493-6811

                                ---------------

        Approximate date of commencement of proposed sale to the public:

   As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                ---------------

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

EDGAR GRAPHIC-IMAGES DESCRIPTION:

INSIDE FRONT COVER

Graphic:      Logo of Company
Language:     24/7 Media provides advertising solutions to advertisers and websites by offering media expertise combined with sophisticated technology. 24/7 Media more than 1/3 of the on line audience.
              Source: Media Metrix study, 5/98 indicating that 24/7 Media reached over 15 million users representing 35.7% of the online audience.

INSIDE FRONT GATEFOLD

Title:        24/7 MEDIA AT A GLANCE
Caption 1:    STRATEGIES FOR CONTINUED GROWTH. 24/7 Media's objective is to provide superior turnkey advertising solutions for websites and by maximizing the effectiveness of internet advertising campaigns.
              - Expand the Company's networks of websites.
              - Maximize sales and marketing effectiveness.
              - Enhance capabilities of ad targeting technology.
              - Increase value of ad inventory.
              - Provide highest level of customer service.

Caption 2:    BRAND NAME WEBSITES. 24/7 Media provides advertising sales solutions for more than 150 high profile websites. (see inside back cover for additional websites). Free EDGAR (logo); AT&T
              WorldNet Service (logo); The Wire News from AP (logo); Comedy
              Central (logo).

Caption 3:    INDUSTRY GROWTH. Revenue from internet advertising and direct marketing in the U.S. is estimated to increase from over $1 billion in 1997 to over $9 billion in 2002.
              - Graphic bar chart depicting growth of industry.
              - Source: Jupiter Communications 1998 Online Advertising Report
              - There can be no assurance that such rapid industry growth rates will be achieved or that the Company will experience similar rates of growth.

Caption 4:    EXPERIENCED MANAGEMENT TEAM. 24/7 Media's senior managers have extensive media sales and technology expertise. Combined: More than 85 years experience in advertising sales and media; More than 30 years experience in technology and operations.

Caption 5:    REACH. During May 1998, the 420 million impressions generated by the Company's networks of websites reached more than one-third of U.S. internet users.
              - Graphic bar chart depicting reach statistics of Company and other websites.
              - Top Web Properties. Source: Media Metrix, 5/98.
              *Based upon 24/7 Media's submitted list of site URL's to Media
              Metrix.

Caption 6:    ENHANCED TECHNOLOGY. More than ad serving - a technology
              platform designed with database marketing in mind. Adfinity[TM] and dbCommerce[TM] were developed to address the opportunities presented by online database marketing.

              Adfinity's[TM] management system serves ads to and supports the company's networks of websites.

Caption 7:    PRESTIGIOUS ADVERTISERS. 24/7 Media maintains sales and
              marketing relationships with leading internet and traditional advertisers and advertising agencies. (see insider back cover for additional advertisers).
              - Amazon.com; American Express; Anderson & Lembke; Bell Atlantic;
              Compaq; Disney; Ford; Grey Interactive; Hewlett Packard;
              Microsoft; Ogilvy & Mather; Procter & Gamble; Sony.

INSIDE BACK COVER

Caption:      24/7 MEDIA.
              Provides turnkey advertising sales solutions to top websites and maintains sales and marketing relationships with leading advertisers.
              -(Advertisers:) Agency.com; Amazon.com; American
              Express; Anderson & Lembke; BBDO Interactive; Bell Atlantic; Bloomberg; CKS/Site Specific; Compaq; Disney; DMB&B; Ford; General Motors; Grey Interactive; Hewlett Packard; Intel; J. Walter Thompson; Left Field; Microsoft; Modem Media; Olgivy & Mather; Procter & Gamble; Sony; US Interactive; Visa; Y&R Wunderman. -(Websites:) Free EDGAR (logo); AT&T WorldNet Service (logo); The Wire News from AP (logo); Comedy Central (logo); match.com (logo); Accu Weather (logo); Thompson Investors Network (logo); Earthlink
              (logo); Mapquest (logo); Headland (logo); Spinner.com (logo); Delphi Forums (logo).
              - This is a partial, but representative, list of 24/7 Media's advertisers and websites.
              - See the "Business" section of this Prospectus for additional advertisers and websites.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


      SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED AUGUST 12, 1998

PROSPECTUS

                                3,250,000 Shares


                              [LOGO OF 24/7 MEDIA]

                                  Common Stock

                               ----------------

  All of the shares of Common Stock, par value $.01 per share, (the "Common Stock") offered hereby (the "Offering") are being sold by 24/7 Media, Inc. ("24/7 Media" or the "Company"). Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price for the Common Stock will be between $12.00 and $14.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price of the Common Stock.

  Shares of Common Stock may be reserved for sale at the public offering price to the Company's employees, directors and other persons with relationships with the Company. Such employees, directors and other persons may purchase, in the aggregate, not more than 10% of the Common Stock offered hereby. See "Underwriting."

  The Company has been approved for a listing of the Common Stock on the Nasdaq National Market under the symbol "TFSM."

  See "Risk Factors" beginning on page 5 for a discussion of certain factors which should be considered by prospective purchasers of the Common Stock offered hereby.

                               ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
--------------------------------------------------------------------------------
                                    Price to     Underwriting     Proceeds to
                                     Public      Discount (1)     Company (2)
--------------------------------------------------------------------------------
 Per Share........................   $            $                $
--------------------------------------------------------------------------------
Total (3) ........................ $            $                $
--------------------------------------------------------------------------------
================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $1,200,000.
(3) The Company has granted the Underwriters an option to purchase up to an additional 487,500 shares of Common Stock to cover over-allotments. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $     , $     and $      ,
    respectively. See "Underwriting."

                               ----------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock
will be made in New York, New York, on or about      , 1998.
                               ----------------

Merrill Lynch & Co.

                         Allen & Company Incorporated
                                                              J.P. Morgan & Co.
                               ----------------

                       The date of this Prospectus is      , 1998.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements (including the Notes thereto), appearing elsewhere in this Prospectus. The discussion in this prospectus contains forward looking statements that involve risks and uncertainties including, but not limited to, those specifically discussed in this Prospectus. 24/7 Media's actual results could differ materially from those discussed herein. The terms "24/7 Media" and "the Company" mean 24/7 Media, Inc. and its subsidiary and each of its predecessor entities. In addition, unless otherwise indicated, all information herein (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects the automatic conversion of 13,621,507 shares of the Company's Series A Preferred Stock into an aggregate of 3,577,076 shares of Common Stock and the automatic conversion of 3,000 shares of the Company's Series B Preferred Stock into an aggregate of 248,139 shares of Common Stock, each to be effected simultaneously with the closing of the Offering (collectively, the "Preferred Stock Conversion"), (iii) reflects the conversion of long-term debt of the Company with a stated value of $500,000 and accrued interest thereon, into 77,450 shares of Common Stock (the "Senior Note Conversion") and (iv) has been adjusted to give effect to a 1-for-4 reverse split of the Company's Common Stock (the "Stock Split") effected on July 20, 1998.

                                  The Company

Overview

     24/7 Media, an Internet advertising and direct marketing firm, enables both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and electronic commerce. The Company generates revenue by selling advertisements and promotions for Websites affiliated with the Company ("Affiliated Websites"). In particular, 24/7 Media: (i) operates the 24/7 Network (the "24/7 Network"), a network of over 85 high profile Affiliated Websites to which the Company delivered an aggregate of over 335 million advertisements in May 1998; (ii) operates the CliqNow! network (the "CliqNow! network"), a network of over 75 medium to large-sized Affiliated Websites to which an aggregate of over 45 million advertisements were delivered in May 1998; (iii) operates the ContentZone (the "ContentZone"), a network of over 2,000 small to medium-sized Affiliated Websites to which the Company delivered an aggregate of over 40 million advertisements in May 1998; (iv) licenses its Adfinity[TM] advertising management system ("Adfinity[TM]") to independent Websites to manage and serve high-volume Internet advertising and direct marketing campaigns; and (v) markets its dbCommerce[TM] software ("db Commerce[TM]") to Web commerce companies ("e-commerce merchants") to enable the delivery of targeted promotions.

     The Company operates in the rapidly growing Internet advertising industry. International Data Corp. ("IDC") estimates that at the end of 1997 there were over 38 million users on the World Wide Web (the "Web") in the United States and over 68 million Web users worldwide, and that by the end of 2002 the number of Web users will increase to over 135 million in the United States and to over 319 million worldwide. Jupiter Communications projects that the dollar value of Internet advertising in the United States will increase from $940 million in 1997 to $7.7 billion in 2002. There can be no assurance that such rapid industry growth rates will be achieved or that the Company will experience similar rates of growth.

     The Company believes that advertisers seek to place Internet ads in ways to maximize unduplicated "reach" (the number of unique Web users that visit a Website or set of Websites at least once in the given month). The Company delivered an aggregate of 420 million impressions in May 1998 and, according to a study prepared for the Company by Media Metrix, the Company's networks reached 35.7%, or more than one third, of all Internet users. The Company believes that this reach figure is among the highest in the Internet advertising industry. The Company plans to aggressively recruit Websites for its networks in order to (i) further extend the Company's reach, (ii) provide advertisers with a broad and diverse base of online content and Web pages viewed by Internet users ("page views") and (iii) improve the Company's brand awareness and visibility with media buyers.

     In addition, as online advertisers and direct marketers increase their use of the Internet, they seek solutions and technologies that allow them to deliver highly targeted messages efficiently. 24/7 Media's customized solutions allow advertisers and direct marketers to tailor their ad campaigns in order to reach desired audiences, while reducing costs, easing time pressures and alleviating the need to purchase a series of ad campaigns from numerous Web publishers. Advertisers and direct marketers can achieve their objectives by buying ad space on a specific Website, within a particular content channel or across an entire network.

     As Internet traffic grows, Web publishers increasingly seek to maximize the value of their online inventory. The Company's extensive sales and marketing experience provides Web publishers access to media buyers at large ad agencies and enables them to sell advertising without incurring the costs and challenges associated with building and maintaining an ad sales force. Additionally, the ad serving and targeting capabilities of Adfinity[TM] effectively deliver advertisements to the Company's Affiliated Websites.

     The Company's Adfinity[TM] and dbCommerce[TM] technologies allow 24/7 Media to provide comprehensive advertising solutions for advertisers, direct marketers and Web publishers. Adfinity[TM] is designed to target, deliver, and track advertisements and direct marketing promotions across the Company's networks. Adfinity[TM] can create a profile of an Internet user by integrating such user's online behavior with third party demographic and lifestyle data. These profiles can allow Adfinity[TM] to deliver targeted advertisements to "the right person at the right time." dbCommerce[TM] software is designed to enable e-commerce merchants to deliver promotions and messages to targeted customer audiences by integrating database marketing techniques with customer transaction information and third party databases.

     The Company's senior management team includes several individuals with over fifteen years of experience in advertising sales in the television and proprietary online network industries. Other members of senior management contribute extensive knowledge of ad serving technology and database targeting. The Company leverages its media sales and technology expertise to seek to maximize the value of ad campaigns for both advertisers and Affiliated Websites.

Formation of the Company

     The Company was incorporated in Delaware on January 23, 1998 to consolidate three Internet advertising companies: (i) Petry Interactive, Inc. ("Petry"), a Delaware corporation that sold advertising for Websites organized in a network, (ii) Advercomm, Inc. ("Advercomm"), a newly-formed Delaware corporation that brought a number of high profile Websites to the 24/7 Network, and (iii) Interactive Imaginations, Inc. ("Interactive Imaginations"), a New York corporation that operated the ContentZone and Riddler.com. Subsequently, the Company acquired both Intelligent Interactions Corporation ("Intelligent Interactions"), a Delaware corporation that develops and licenses ad serving technology and e-commerce software, and the CliqNow! division ("CliqNow!") of K2 Design, Inc., a network of over 75 medium to large-sized Websites.

     The Company was formed as a wholly owned subsidiary of Interactive Imaginations. On February 25, 1998, the Company simultaneously consummated the merger of each of Petry and Advercomm with and into the Company (together with the concurrent investment of approximately $10 million by certain third party investors including an existing investor of Interactive Imaginations, the "Initial Merger"). On April 9, 1998, Interactive Imaginations (24/7 Media's then parent) was merged with and into the Company in a manner similar to a pooling-of-interests (together with the Initial Merger, the "Merger"). As a result, 24/7 Media's historical results of operations for all periods prior to the Initial Merger represent those of Interactive Imaginations. On April 13, 1998, the Company acquired Intelligent Interactions as a wholly-owned subsidiary of the Company, and as of June 1, 1998, the Company acquired CliqNow! (collectively, the "Acquisitions").

     The Company's principal executive offices are located at 1250 Broadway, New York, New York, 10001, and its telephone number at that location is (212) 231-7100. The Company's main Website address is www.247media.com.

                                   The Offering

Common stock offered ...........................  3,250,000 shares

Common stock to be outstanding after the
 Offering ......................................  15,108,297 shares(1)

Use of proceeds ................................  For general corporate purposes, including working capital, expansion of sales and marketing capabilities, and
                                                  possible acquisitions. See "Use of Proceeds."

Proposed Nasdaq National Market symbol .........  The Company has been approved for a listing of the
                                                  Common Stock on the Nasdaq National Market under the
                                                  symbol "TFSM."

----------------
(1) Excludes approximately 1,258,755 shares of Common Stock issuable upon exercise of stock options outstanding at August 5, 1998 granted under the Company's 1998 Stock Incentive Plan (of which 174,578 are vested and exercisable at August 5, 1998) and approximately 1,667,557 shares of Common Stock reserved for issuance pursuant to future grants under the 1998 Stock Incentive Plan. The outstanding stock options have a weighted average exercise price of $4.72 per share. Also excludes approximately 3,988,144 shares of Common Stock issuable upon exercise of outstanding warrants at August 5, 1998. Such warrants have a weighted average exercise price of $8.34 per share.

                      Summary Consolidated Financial Data

                                        Year Ended
                                       December 31,
                                           1997
                                     ----------------
Pro Forma (1)
------------------------------------
Consolidated Statement of Operations Data:
 Advertising revenue ...............  $   3,632,793
 Consulting and license fees .......      1,746,896
   Total revenue ...................      5,379,689
 Gross profit ......................      2,070,013
 Operating loss (2) ................    (16,791,493)
 Net loss ..........................    (16,887,098)
 Cumulative dividends on
  mandatorily redeemable
  convertible preferred stock ......       (546,000)
 Net loss attributable to common
  stockholders .....................  $ (17,433,098)
                                      =============
 Pro forma:
  Basic net loss per share (3) .....  $       (3.92)
  Shares outstanding (3) ...........      4,443,053

Historical
-------------------------------------
Consolidated Statement of Operations Data:
 Advertising revenue ...............  $   1,467,105
 Consulting and license fees .......      1,681,464
   Total revenue ...................      3,148,569
 Gross profit ......................      1,493,229
 Operating loss ....................     (5,209,362)
 Net loss ..........................     (5,305,828)
 Cumulative dividends on
  mandatorily redeemable
  convertible preferred stock ......             --
 Net loss attributable to common
  stockholders .....................     (5,305,828)
 Basic net loss per share (6) ......  $       (4.88)
 Shares outstanding (6) ............      1,086,614

                                                                   Three Months Ended
                                     -------------------------------------------------------------------------------
                                        March 31,        June 30,       Sept. 30,        Dec. 31,       March 31,
                                           1997            1997            1997            1997            1998
                                     --------------- --------------- --------------- --------------- ---------------
Pro Forma (1)
-------------------------------------
Consolidated Statement of Operations
Data:
 Advertising revenue ...............  $    414,983    $    591,722    $    806,543    $  1,819,545    $  2,347,307
 Consulting and license fees .......       805,245         639,588         244,890          57,173          88,362
   Total revenue ...................     1,220,228       1,231,310       1,051,433       1,876,718       2,435,669
 Gross profit ......................       741,263         626,595         147,149         555,006         542,938
 Operating loss (2) ................    (3,148,037)     (4,431,798)     (5,852,286)     (3,359,372)     (4,412,069)
 Net loss ..........................    (3,133,895)     (4,433,098)     (5,882,888)     (3,437,217)     (4,590,761)
 Cumulative dividends on
  mandatorily redeemable
  convertible preferred stock ......      (136,500)       (136,500)       (136,500)       (136,500)       (136,500)
 Net loss attributable to common
  stockholders .....................  $ (3,270,895)   $ (4,569,598)   $ (6,019,388)   $ (3,573,717)   $ (4,727,261)
                                      ============    ============    ============    ============    ============
 Pro forma:
  Basic net loss per share (3) .....  $      (0.86)   $      (0.98)   $      (1.30)   $      (0.76)   $      (0.75)
  Shares outstanding (3) ...........     3,786,202       4,652,006       4,652,006       4,681,998       6,342,350

Historical
-------------------------------------
Consolidated Statement of Operations
Data:
 Advertising revenue ...............  $    388,892    $    355,346    $    315,697    $    407,170    $  1,076,250
 Consulting and license fees .......       805,245         630,588         233,130          12,501              --
   Total revenue ...................     1,194,137         985,934         548,827         419,671       1,076,250
 Gross profit ......................       734,550         551,294          37,361         170,024         146,247
 Operating loss ....................      (798,059)     (1,423,535)     (2,400,167)       (587,601)     (2,130,580)
 Net loss ..........................      (784,377)     (1,427,594)     (2,433,302)       (660,555)     (2,297,838)
 Cumulative dividends on
  mandatorily redeemable
  convertible preferred stock ......            --              --              --              --         (33,500)
 Net loss attributable to common
  stockholders .....................      (784,377)     (1,427,594)     (2,433,302)       (666,555)     (2,331,338)
 Basic net loss per share (6) ......  $      (0.73)   $      (1.32)   $      (2.25)   $      (0.59)   $      (0.76)
 Shares outstanding (6) ............     1,079,116       1,079,116       1,079,116       1,109,108       3,055,432

                                                                               As of March 31, 1998
                                                                --------------------------------------------------
                                                                                                      Pro Forma
                                                                    Actual       Pro Forma (4)     As Adjusted (5)
                                                                -------------   ---------------   ----------------
Consolidated Balance Sheet Data:
 Cash and cash equivalents ..................................    $ 7,764,695      $ 6,473,103        $44,565,603
 Working capital ............................................      6,317,136        4,767,597         42,860,097
 Goodwill, net ..............................................      7,870,174       14,992,403         14,992,403
 Total assets ...............................................     18,201,993       24,946,615         63,039,115
 Long-term debt .............................................        479,408               --                 --
 Mandatorily redeemable convertible preferred stock .........     10,093,502               --                 --
 Total stockholders' equity .................................      4,264,180       20,575,805         58,668,305

----------------
(1) Pro forma consolidated statement of operations data reflects the consolidation of the results of operations of Petry, Advercomm, Intelligent Interactions and CliqNow! as if each entity had been acquired on January 1, 1997 (or inception, if later) but does not give effect to the Preferred Stock Conversion or Senior Note Conversion which have taken place or will take place immediately prior to the Offering.
(2) Includes acquisition related non-cash charges for amortization of goodwill. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Pro Forma Consolidated Financial
    Information and the related Notes thereto.
(3) See Note F to the Company's Pro Forma Consolidated Financial Information for the determination of shares used in computing pro forma basic net loss per share.
(4) Pro forma consolidated balance sheet data give effect to (i) the Acquisitions of Intelligent Interactions and CliqNow!, each of which occurred after March 31, 1998, as if such Acquisitions occurred on March 31, 1998, (ii) an increase in accumulated deficit in connection with Intelligent Interactions' write-off of acquired in-process technology of $5,477,300 and (iii) the conversion of all outstanding shares of mandatorily redeemable convertible preferred stock into 3,825,215 shares of Common Stock and conversion of senior convertible notes payable into 77,450 shares of Common Stock prior to the closing of this Offering.
(5) Adjusted to reflect the sale of 3,250,000 shares of Common Stock by the Company, the net proceeds from which are estimated to be approximately $38,092,500, assuming an initial offering price of $13.00 per share and after deducting underwriting discounts and estimated Offering expenses payable by 24/7 Media. The Company intends to use the net proceeds of the Offering for general corporate purposes, including working capital, and for the expansion of its operations and sales and marketing capabilities. See "Use of Proceeds."
(6) See Note 1 to the Company's Consolidated Financial Statements for the determination of shares used in computing basic net loss per share.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements that are based largely on the Company's current expectations and that are subject to a number of risks and uncertainties, including those set forth below. The Company's actual results could differ materially from the results discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus.

Extremely Limited Operating History; History of Losses;
Integration of Acquired Entities

     Because none of the predecessor companies that were combined to form 24/7 Media had an operating history of more than four years, the Company has an extremely limited operating history upon which an evaluation of the Company can be based. The Company and its prospects must be considered in light of the risks, expenses and difficulties encountered by companies with limited operating histories, particularly companies in the new and rapidly evolving Internet market. To address these risks, the Company must, among other things, effectively develop new relationships and maintain existing relationships with customers, business and technology partners and other third parties; further develop and upgrade its technology; improve its technical support and service; respond to competitive developments; implement and improve operational, financial and managerial information systems; and attract, retain and motivate qualified personnel. There can be no assurance that the Company will succeed in addressing such risks and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

     Although the Company has experienced revenue growth in recent periods, such growth may not be sustained and is not necessarily indicative of future operating results. The Company incurred pro forma net losses of $16.9 million for the year ended December 31, 1997 and $4.6 million for the three months ended March 31, 1998. Each of the predecessors of the Company had net losses in each year since its inception. The Company anticipates that it will incur operating losses for the foreseeable future due to a high level of planned operating and capital expenditures. There can be no assurance that operating losses will not increase in the future or that the Company will ever achieve or sustain profitability. The Company's business, results of operations and financial condition may be materially and adversely affected if revenues do not grow at anticipated rates or if the Company is unable to adjust operating expenses to appropriate levels for revenue levels achieved.

     24/7 Media did not conduct any substantial operations until February 1998. In February 1998, the Company closed a transaction pursuant to which Petry and Advercomm were merged into the Company. In April 1998, the Company completed two transactions pursuant to which Interactive Imaginations was merged into the Company and Intelligent Interactions became a wholly-owned subsidiary of the Company. In June 1998, the Company acquired CliqNow! See "Prospectus Summary--Formation of the Company." In order to integrate effectively the previously independent operations, the Company must continue to integrate and improve its financial and management controls, ad serving technology, reporting systems and procedures, and expand, train and manage its work force. Completion of such integration may take a significant period of time and will require the dedication of management and other resources, which may distract management's attention from other operations of the Company. See "--Management of Growth; Risks Associated with Acquisitions; Risks of International Expansion."

Potential Fluctuations in Quarterly Operating Results; Seasonality

     The Company's results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. These factors include the addition of new or loss of current advertisers or Affiliated Websites, changes in fees paid by advertisers, changes in the level of user traffic and number of available impressions on the Websites in the Company's networks, changes in service fees payable by the Company to Web publishers, the introduction of new Internet advertising services by the Company or its competitors, variations in the levels of capital expenditures and other costs relating to the expansion of the Company's operations, and general economic conditions. Future revenues and results of operations of the Company may be difficult to forecast due to such factors.

     Management believes that its revenues are also subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. Additional seasonal patterns in Internet advertising spending may emerge as the industry matures. Expenditures by advertisers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. The Company's business could be materially adversely affected by a decline in the economic prospects of advertisers or the economy generally, which could alter current or prospective advertisers' spending priorities or budget cycles or extend the Company's sales cycle with respect to certain of its advertisers.

     The Company's current and future expense levels are based in large part on its investment plans and estimates of future revenues. In particular, the Company expects to increase significantly its operating expenses in order to expand its sales and marketing organization and to enhance its Adfinity[TM] technology. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition would be materially and adversely affected. The Company may be unable to, or may elect not to, adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Therefore, any significant shortfall in revenues in relation to the Company's expectations would have a material adverse effect on the Company's business, results of operations and financial condition.

     Due to the foregoing factors, 24/7 Media believes that period-to-period comparisons of its results of operations may not be meaningful and should not be relied upon as indicators of future performance. Furthermore it is possible that in some future periods the Company's results of operations may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Developing Market; Unproven Effectiveness of Web Advertising and Online Direct Marketing

     In the new and rapidly evolving Internet advertising market, demand and market acceptance for products and services are subject to high levels of uncertainty, and a significant number of entrants continually seek to penetrate the market. Since 24/7 Media expects to derive substantially all of its revenues in the foreseeable future from Internet advertising, the future success of the Company is highly dependent on the increased use of the Internet as an advertising medium.

     The Internet as an advertising medium has not been in existence for a sufficient period of time in order to demonstrate its effectiveness as compared with traditional advertising media. Most of the Company's current or potential advertising customers have limited or no experience using the Internet as an advertising medium, have not devoted a significant portion of their advertising expenditures to Internet advertising and may not find Internet advertising to be effective for promoting their products and services relative to advertising across traditional media. Companies adopting Internet advertising, particularly those that use traditional media for advertising, must accept new ways of conducting business and exchanging information. In addition, most Web publishers have limited or no experience in generating revenues from the sale of advertising space on their Websites. There can be no assurance that the market for Internet advertising will continue to emerge or be sustainable.

     Online advertising must demonstrate a level of effectiveness necessary to justify a reallocation of resources from traditional forms of advertising to this developing medium. There are currently no widely accepted standards to measure the effectiveness of Internet advertising and there can be no assurance that such standards will develop to support Internet advertising sufficiently as a significant advertising medium. Advertisers may not accept the Company's or third-party measurements of impressions on Websites utilizing the Company's services or that such measurements will not contain errors. In addition, the effectiveness of Internet advertising is dependent upon the accuracy of information contained in the databases used to target advertisements. There can be no assurance that the information in the Company's database will be accurate or that advertisers will be willing to have advertisements targeted by any database containing such potential inaccuracies. Actual or perceived ineffectiveness of online advertising generally, or accuracy of measurements or database information in particular, could limit the long-term growth of online advertising, which would have a material adverse effect on the Company's business, results of operations and financial condition.

     Banner advertising, from which the Company currently derives most of its revenues, may not be an effective advertising method in the future. There can be no assurance that any other forms of Internet advertising will be developed or accepted by the market and if so developed, that the Company would effectively transition to the marketing and sale of such other forms of online advertising. Moreover, "filter" software programs that limit advertising from being delivered to a Website are currently available. Failure to develop successfully alternative forms of online advertising or widespread adoption of filter software could have a material adverse effect upon the Internet advertising market and 24/7 Media's business, results of operations and financial condition.

     Adoption of online direct marketing, particularly by those entities that have historically relied upon traditional means of direct marketing (such as telemarketing and direct mail), requires the broad acceptance of a new and substantially different approach to direct marketing. As with online advertising and other new markets, intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of the Company's products and services in order to generate demand for the Company's services. Enterprises that have already invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new approach that may replace, limit, or compete with their existing systems. In addition, since online direct marketing is emerging as a new and distinct market apart from online advertising, potential adoptors of online direct marketing services will increasingly demand functionality tailored to their specific requirements.

Reliance on a Limited Number of Web Publishers; Dependence on the 24/7 Network

     The Company expects to generate most of its revenues for the foreseeable future from advertisements delivered to Websites of a limited number of Web publishers on the 24/7 Network. The 24/7 Network consists of a limited number of Affiliated Websites that have contracted for the Company's services under agreements cancellable upon a specified notice period. For the three months ended March 31, 1998 and for the year ended December 31, 1997, approximately 66% and 68%, respectively, of the 24/7 Network's pro forma advertising revenues were derived from advertisements on the top ten Affiliated Websites on the 24/7 Network. The top ten Websites for the year ended December 31, 1997 included AT&T WorldNet Service, Reuters, USA.NET, Columbia House, Comedy Central, Reuters-MoneyNet, Maps on Us, Universal Media, FlashNet Communications and FoxNews Internet. For the three months ended March 31, 1998, the top ten Websites included AT&T WorldNet Service, Netscape Communications, Reuters, Comedy Central, Maps on Us, Reuters-MoneyNet, Universal Media, Encompass, Inc., Columbia House and Fortune City Ltd. The Company from time to time experiences turnover in its Affiliated Websites, and there can be no assurance that the Websites named above remain or will remain associated with the Company.
 Affiliated Websites generally measure satisfaction by acceptable revenue levels, adequate "click-thru rates" (the number of times users click on an advertisement as a percentage of page views), high levels of customer service and timely and accurate reporting. There can be no assurance that the Affiliated Websites will maintain consistent or increasing levels of traffic over time, or that the Company would be able to replace any departed Affiliated Website with another Web publisher with comparable traffic patterns and user demographics. The loss or reduction in traffic of such Websites may cause advertisers or Web publishers to withdraw from the 24/7 Network, which, in turn, could materially adversely affect the Company's business, results of operations and financial condition. The failure of the Company to market its networks successfully or the failure of Affiliated Websites to maintain consistent or increasing levels of traffic would have a material adverse effect on the Company's business, results of operations and financial condition.

Reliance on a Limited Number of Advertisers and Ad Agencies

     The Company's revenues have been derived from a limited number of advertisers and ad agencies that purchase space on Affiliated Websites and the Company expects that a limited number of these entities may continue to account for a significant percentage of the Company's revenues for the foreseeable future. In particular, for the year ended December 31, 1997 and the three months ended March 31, 1998, the Company's top ten advertisers and ad agencies accounted for an aggregate of approximately 48% and 51%, respectively, of the 24/7 Network's pro forma advertising revenues, and for the five months ended May 31, 1998, CardSecure accounted for 12.9% of the Company's revenues. Recently, CardSecure has substantially reduced its advertising with the Company, and has accounted for less than 5% of the Company's revenues since June 30, 1998. The Company believes that such reduction will not have a material effect on the financial condition of the Company. See "Management's Discussion and Analysis--General." Advertisers and ad agencies typically purchase advertising pursuant to purchase order agreements that run for a limited time. There can be no assurance that current advertisers and ad agencies will continue to purchase advertising from the Company or that the Company will be able to attract additional advertisers and ad agencies successfully. The loss of one or more of the advertisers or ad agencies that represent a material portion of the revenues generated on the Company's networks could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the non-payment or late payment of amounts due to the Company from a significant advertiser or ad agency could have a material adverse effect on the Company's business, results of operations and financial condition.


Integration of Adfinity[TM] Technology; Dependence on Third Party Technology

     The Company has utilized the AdForce advertisement management service from IMGIS, Inc. to deliver its advertisements to the 24/7 Network. 24/7 Media is in the process of replacing the AdForce service with the Company's Adfinity[TM] system, which is expected to become the technology platform for all of the Company's networks. The Company anticipates that Adfinity[TM] will enable it to deliver targeted advertisements based on demographic profiles and consumer behavior. There can be no assurance that the information required to develop user profiles will be available and, if available, that the utilization of such information will not be cost prohibitive. The Company's ability to deliver increased value to advertisers and Web publishers in the future is therefore based, in large part, on the successful integration of Adfinity[TM] as the technology platform for the Company's networks. In order to complete the transition to Adfinity[TM], the Company must, among other things, ensure scalability of the Adfinity[TM] system, assimilate the Company's current sales and reporting functions into the Adfinity[TM] model and work with certain existing Affiliated Websites to re-tag such Websites. Although the Company expects that the transition to Adfinity[TM] will be completed in the third quarter of 1998, there can be no assurance that the Company will be able to complete the integration of Adfinity[TM] on a timely basis. The failure of the Company to effect a successful transition to Adfinity[TM] could result in a loss of Affiliated Websites, a disruption in the Company's ability to deliver advertisements effectively and a negative impact on its business in general until Adfinity[TM] or an alternative advertisement management technology is integrated. If the Company is unable to integrate the Adfinity[TM] technology successfully on a timely basis, or if the Adfinity[TM] technology does not enable the Company to target advertisements effectively based on demographic profiles and consumer behavior, or if the information to develop user profiles is not available, the Company's business, results of operations and financial condition would be materially adversely affected.

     Until the integration of Adfinity[TM] is completed, the Company may be dependent upon AdForce to deliver ads to the 24/7 Network. If the AdForce service becomes unavailable or if AdForce fails to serve the Company's advertisements effectively, the Company's business, results of operations and financial condition would be materially adversely affected. In addition to the delivery of advertisements, AdForce also produces frequent operational reports for use by the Company, advertisers and the Affiliated Websites. However, the AdForce system requires the Company to employ a significant amount of effort to prepare information for financial reporting. This causes difficulties in preparing financial statements and reporting information on a timely basis. The Company is in the process of upgrading its systems in order to integrate newly developed and/or purchased modules with its existing systems and with Adfinity[TM] in order to improve its accounting, control and reporting methods. The Company's inability to add additional software and hardware or to develop further and upgrade its existing technologies, systems or network infrastructure may cause unanticipated delays in delivering its customers' advertisements and providing timely reporting of accurate financial information.

Competition

     The markets for Internet advertising and related products and services are intensely competitive and such competition is expected to increase. The Company believes that its ability to compete depends upon many factors both within and beyond its control, including the timing and market acceptance of new products and enhancements of existing services developed by the Company and its competitors; changing demands regarding customer service and support; shifts in sales and marketing efforts by the Company and its competitors; and the ease of use, performance, price and reliability of the Company's services and products.


     The Company competes with large Web publishers and Web search engine companies, such as America Online, Excite, GeoCities, Infoseek, Lycos and Yahoo!, for Internet advertising revenues. Further, the Company's networks compete with a variety of Internet advertising networks, including DoubleClick and Link Exchange. In marketing the Company's networks and its Adfinity[TM] service to Web publishers, the Company also competes with providers of advertisement software and related services, including NetGravity and Accipiter, a division of CMG Information Services, Inc. In marketing dbCommerce[TM], the Company competes with a variety of entities, including BroadVision. The Company also encounters competition from a number of other sources, including content aggregators, companies engaged in advertising sales networks, advertising agencies and other entities that facilitate Internet advertising. Many of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Internet, in general, and the Company, specifically, also must compete for a share of advertisers' total budgets with traditional advertising media, such as television, radio, cable and print. To the extent that the Internet is perceived to be a limited or ineffective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budgets to Internet advertising, which could limit the growth of Internet advertising and would have a material adverse effect on the Company's business, results of operations and financial condition.

Technological Change

     The Internet market is characterized by rapidly changing technology, evolving industry standards, frequent new product announcements, introductions and enhancements, and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete and unmarketable or require unanticipated investments in research and development. These market characteristics are heightened by the emerging nature of the Internet industry. The Company's future success depends on its ability to adapt to rapidly changing technologies and to improve the performance, features and reliability of its services and products in response to changing customer and industry demands. The failure of the Company to successfully adapt to such technological change could adversely affect its business, results of operations and financial condition.

     Furthermore, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of services, or that any new services or enhancements to existing services will adequately meet the requirements of its current and prospective advertisers and Affiliated Websites and achieve any degree of significant market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new services or enhancements to existing services in a timely manner or in response to changing market conditions or customer requirements, or if its services or enhancements contain errors or do not achieve a significant degree of market acceptance, the Company's business, results of operations and financial condition would be materially and adversely affected.

Dependence on the Web Infrastructure

     24/7 Media's success depends upon, among other things, the continued expansion of, and reliance on, the Internet and the development and maintenance of a viable Web network infrastructure. The maintenance and improvement of this infrastructure will require timely development of products, such as high speed modems and communications equipment, in order to continue to provide reliable Web access and improved content. The current Web infrastructure may not be able to support an increased number of users or the increased bandwidth requirements of users and, as such, the performance or reliability of the Web may be adversely affected. Furthermore, the Web has experienced certain outages and delays as a result of damage to portions of its infrastructure. Such outages and delays, including those resulting from Year 2000 problems, could adversely affect Websites and the level of traffic on the Company's networks. The effectiveness of the Web may decline due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet protocol) designed to support increased levels of activity. There can be no assurance that the infrastructure or products or services necessary to maintain the Web will be developed, or that the Web will be a viable commercial medium for advertisers. If the necessary infrastructure, standards, protocols, products, services or facilities are not developed, or if the Web does not become a viable commercial medium, 24/7 Media's business, results of operations and financial condition could be materially and adversely affected. Even if such infrastructure, standards or protocols or complementary products, services or facilities are developed, there can be no assurance that the Company will not be required to incur substantial expenditures in order to adapt its services to changing or emerging technologies, which could have a material adverse effect on the Company's business, results of operations and financial condition. Moreover, critical issues concerning the commercial use and government regulation of the Internet (including security, cost, ease of use and access, intellectual property ownership and other legal liability issues) remain unresolved and could materially and adversely impact both the growth of the Internet and the Company's business, results of operations and financial condition.

Dependence on Third Party Systems; Risk of System Failure; Capacity Constraints

     A key to the Company's strategy is to generate a high volume of traffic for its products and services. In particular, the future success of the Company depends on the performance of Adfinity[TM] and third party service providers. Adfinity's computer hardware and software is housed at GlobalCenter, Inc. ("GlobalCenter"), a third party provider of Internet communication services. See "Business--Facilities and Systems." Any Adfinity[TM] or third party ad server system failure, including failures that delay the delivery of advertisements to Websites, could reduce customer satisfaction and result in a material adverse effect on the Company's business, results of operations and financial condition.

     In general, the Company's operations are dependent upon the proper operation of its own and third party computer systems. Any damage from fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected events could adversely affect 24/7 Media's business, results of operations and financial condition. In addition, failure of the Company's telecommunications providers to provide the data communications capacity in the time frame required by the Company for any reason could cause interruptions in the services provided by the Company. Despite precautions taken by the Company, unanticipated problems affecting the Company's computer and telecommunications systems in the future could cause interruptions in the delivery of the Company's services. Any damage or failure that interrupts or delays the Company's operations could have a material adverse effect on the Company's business, results of operations and financial condition.

     Furthermore, large increases in the volume of advertising delivered through the Company's ad servers could strain the capacity of the software or hardware deployed by the Company, which could lead to slower response time or system failures and could have a material adverse effect on the Company's business, results of operations and financial condition.

Unproven Business Model

     Since the markets for online advertising and direct marketing are in the early stages of development, there can be no assurance that the Company's model for pricing its products and services will remain an acceptable model. The Company's business model is to generate revenues primarily by providing Internet advertising services to advertisers and Web publishers. The profit potential of the Company's business model is unproven. To be successful, the Company must develop and market services that are broadly accepted by advertisers and Web publishers. There can be no assurance that Internet advertising, in general, or that the Company's services, in particular, will achieve broad market acceptance. The Company's ability to generate significant revenues from advertisers will depend, in part, on the continued development of a large base of Web publishers that utilize the Company's services and have Websites with adequate available ad space inventory, and whose Websites generate sufficient user traffic with demographic characteristics that are attractive to such advertisers. A variety of related pricing models have developed in the Company's marketplace, making it difficult to project future levels of advertising revenues and applicable gross margins that can be sustained by the Company. A key component of the Company's strategy is to enhance the value of the ad inventory on its networks by seeking to sell 100% of its inventory of available page views and by increasing the breadth and depth of its content channels. The Company has limited experience in implementing and following such a strategy and there can be no assurance that such strategy will succeed or that the Company will be able to maintain sufficient gross margins.

Management of Growth; Risks Associated with Acquisitions; Risks of International Expansion

     24/7 Media has experienced rapid growth and expansion in operations that have placed a significant strain on the Company's managerial, operational and financial resources. The Company has grown from approximately 60 employees on a pro forma basis as of September 30, 1997 to approximately 115 employees as of June 30, 1998 and expects the number of employees to increase in the future. In order to successfully compete in the evolving Internet industry, 24/7 Media must continue to improve its financial and management controls, enhance its reporting systems and procedures, and expand, train and manage its work force. There can be no assurance that the Company's systems, procedures or controls will be adequate to support 24/7 Media's expanding operations, or that management will be able to respond effectively to such growth. The Company's future results of operations also depend on the expansion of its sales, marketing and customer support organizations. 24/7 Media's business, results of operations and financial condition could be materially adversely affected if growth is not managed effectively.

     24/7 Media intends to pursue selective acquisitions of businesses, technologies and product lines as a key component of its growth strategy. 24/7 Media regularly seeks to identify and acquire or invest in companies or assets that will enhance 24/7 Media's revenue growth, operations and profitability. Any future acquisition or investment may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt and amortization expenses related to goodwill and other intangible assets, each of which could materially adversely affect the Company's business, results of operations or financial condition. In addition, acquisitions involve numerous risks, including the difficulties in the integration and assimilation of the operations, technologies, products and personnel of any acquired business; the diversion of management's attention from other business concerns; the availability of favorable acquisition financing for future acquisitions; and the potential loss of key employees of any acquired business. In the event that an acquisition does occur, there can be no assurance that 24/7 Media will be able to successfully integrate the acquired business, and the failure to do so could have a material adverse effect on the Company's results of operations and financial position. See "--Integration of Adfinity[TM] Technology; Dependence on Third Party Technology."

     The Company has entered into a number of international alliances. These alliances involve certain inherent risks, such as unexpected changes in regulatory requirements, potentially adverse tax consequences, general export restrictions and export controls relating to encryption technology, tariffs and other trade barriers, political instability and fluctuations in currency exchange rates, and seasonal reductions in business activity. Any of the above could have a material adverse effect on the success of the Company's future international initiatives.

Dependence on Key Personnel

     The Company's success depends upon its senior management and its key sales and technical personnel, particularly David J. Moore, Chief Executive Officer, Jacob I. Friesel, Executive Vice President, and Yale R. Brown, Executive Vice President. The loss of the services of one or more of these persons could materially adversely affect 24/7 Media's business, results of operations and financial condition. 24/7 Media's success also depends on its ability to attract and retain qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for such personnel in the Internet industry is intense, and there can be no assurance that the Company will be able to retain its key personnel or that it can attract, assimilate or retain other highly qualified personnel in the future. The Company has experienced in the past, and may continue to experience in the future, difficulty in hiring and retaining candidates with appropriate qualifications, especially in sales and marketing positions. Although the Company has not experienced any material impact from the difficulty in hiring and retaining qualified employees, there can be no assurance that the Company will not be materially impacted in the future from such hiring difficulties. The failure by the Company to successfully hire and retain candidates with appropriate qualifications could have a material adverse effect on the Company's business, results of operations and financial condition.

Trademarks, Patents and Proprietary Rights; Risk of Infringement

     24/7 Media relies upon patent, trademark, copyright and trade secret laws to protect its intellectual property. The Company has pursued the protection of its trademarks by applying to register them (including the trademarks of Adfinity[TM] and dbCommerce[TM] technologies) in the United States and internationally (based on anticipated use). The Company is the owner of a registration for the 24/7 Media trademark in the United States. There can be no assurance that all of the Company's trademark registrations or patent applications will be approved or granted or that they will not be successfully challenged by others or invalidated through administrative process of litigation. Further, if the Company's trademark registrations are not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, there can be no assurance that the Company would be able to enter into arrangements with such third parties on commercially reasonable terms to allow the Company to continue to use such trademarks. Such patent, trademark, copyright and trade secret protection may not be available in every country in which the Company's services are distributed or made available. In addition, 24/7 Media protects its proprietary rights through the use of confidentiality agreements with employees and affiliates. 24/7 Media also licenses certain proprietary rights to third parties. There can be no assurance that such agreements and licenses will provide adequate protection of 24/7 Media's proprietary rights; that the Company's employees and affiliates may not keep such information confidential; and such proprietary information may otherwise become known, or be independently developed by competitors.

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving, and no assurance can be given as to the future viability or value of any proprietary rights of the Company or other companies within the industry. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's proprietary rights. Any such infringement or misappropriation, should it occur, could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that the Company's business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against the Company. The Company anticipates that it may be subject to claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company and its business partners. Such claims and any resultant litigation, should it occur, could subject the Company to significant liability for damages and could result in invalidation of the Company's proprietary rights and, even if not meritorious, could be time-consuming and expensive to defend, and could result in the diversion of management time and attention, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

Privacy Concerns

     The Company's Adfinity[TM] technology collects and utilizes data derived from user activity on the Company's networks and the Websites of independent Web publishers using the Company's services. There can be no assurance that any trade secret, copyright or other protection will be available for such data or that others will not claim rights to such data. 24/7 Media must also keep certain information regarding Web publishers confidential pursuant to its contracts with Web publishers. Adfinity[TM] enables the use of "cookies," in addition to other mechanisms, to deliver targeted advertising, to help compile demographic information, and to limit the frequency with which an advertisement is shown to the user. Cookies are bits of information keyed to a specific server, file pathway or directory location that are stored on a user's hard drive and passed to a Website's server through the user's browser software. Cookies are placed on the user's hard drive without the user's knowledge or consent, but can be removed by the user at any time through the modification of the user's browser settings. Due to privacy concerns, some Internet commentators, advocates and governmental bodies have suggested that the use of cookies be limited or eliminated. In addition, certain currently available Internet browsers allow a user to delete cookies or prevent cookies from being stored on the user's hard drive.

Government Regulation

     Due to the increasing popularity and use of the Web, a number of laws and regulations may be adopted regarding user privacy, pricing, acceptable content, taxation and quality of products and services. Although there are currently few laws or regulations directly governing access to or commerce on the Internet, any new legislation could inhibit the growth in use of the Web and decrease the acceptance of the Web as a communications and commercial medium, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the growing use of the Web has burdened existing telecommunications infrastructure and has caused interruptions in telephone service. Certain telephone carriers have petitioned the government to regulate and impose fees on Internet service providers and online service providers in a manner similar to long distance telephone carriers. Any such regulations could affect the costs of communicating on the Web and adversely affect the growth in use of the Web, which could in turn decrease the demand for the Company's products or otherwise have a material adverse effect on the Company's business, results of operations and financial condition. Further, due to the global nature of the Web, governments of states or foreign countries may attempt to regulate Internet transmissions or levy sales or other taxes relating to the Company's activities. There can be no assurance that violations of local laws will not be alleged by applicable governments, 24/7 Media will not violate such laws or new laws will not be enacted in the future. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. Any of the foregoing developments could have a material adverse effect on the Company's business, results of operations and financial condition.

Year 2000 Compliance

     Beginning in the year 2000, the date fields coded in certain software products and computer systems will need to accept four digit entries in order to distinguish 21st century dates from 20th century dates. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance issues. The Company is working with its external suppliers and service providers to ensure that they and their systems will be able to support the Company's needs and, where necessary, interoperate with the Company's hardware and software infrastructure in preparation for the year 2000. Management does not anticipate that the Company will incur material expenses to make its computer software programs and operating systems Year 2000 compliant. However, there can be no assurance that unanticipated costs associated with any Year 2000 compliance will not exceed the Company's present expectations and have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company's ad servers and certain of its customers may also be impacted by Year 2000 complications. Any failure by the Company or its ad servers or its customers to make their products Year 2000 compliant could result in a decrease in sales of the Company's products, an increase in the allocation of resources to address Year 2000 problems of the Company's customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by the Company's customers due to such Year 2000 problems. The occurrence of any such event could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


Control by Principal Stockholders, Officers and Directors

     After the Offering, the directors and executive officers and their affiliates will beneficially own approximately 51.7% of the outstanding Common Stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Security Ownership of Certain Beneficial Owners and Management."

Broad Discretion in Use of Proceeds

     The net proceeds of the offering will be added to the Company's working capital and will be available for general corporate purposes, including capital expenditures and potential future acquisitions. As of the date of this Prospectus, the Company cannot specify with certainty the particular uses for the net proceeds to be received upon completion of the offering. Accordingly, the Company's management will have broad discretion in the application of the net proceeds. See "Use of Proceeds."

Shares Eligible for Future Sale; Registration Rights

     Sales of significant amounts of Common Stock in the public market after the offering, or the perception that such sales will occur, could materially affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. The Company will have 15,108,297 shares of Common Stock outstanding after the offering. The 3,250,000 shares offered hereby will be eligible for immediate sale in the public market without restriction, except shares purchased by "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. The remaining 11,858,297 shares of Common Stock held by existing stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. The Company's directors and officers and a majority of its stockholders have agreed that they will not sell, directly or indirectly, any Common Stock without the prior consent of the representatives of the Underwriters for a period of 180 days from the date of this Prospectus. See "Underwriting." As a result of contractual restrictions and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:
(i) 64,585 shares will be eligible for immediate sale on the date of this Prospectus, (ii) 11,655,790 shares will be eligible for sale upon the expiration of lock-up agreements 180 days after the date of this Prospectus and
(iii) 137,922 shares will be eligible for sale upon the later of 90 days after the date of this Prospectus or the expiration of their respective one-year holding periods. In addition, there are outstanding options to purchase 1,258,755 shares of Common Stock, 62,400 of which will, upon exercise, be eligible for sale in the public market between 90 days and 180 days after the date of this Prospectus and an additional 115,594 of which will be eligible for sale in the public market 180 days after the date of this Prospectus. There are also outstanding warrants to purchase 3,988,144 shares of Common Stock, none of which will, upon exercise, be eligible for sale in the public market until expiration of lock-up agreements 180 days after the date of this Prospectus. In addition, certain stockholders, representing approximately 9,413,381 shares of Common Stock, have the right, subject to certain conditions, to include their shares in future registration statements relating to the Company's securities and/or to cause the Company to register certain shares of Common Stock owned by them. See "Shares Eligible For Future Sale."

Lack of Public Market for Common Stock; Possible Volatility of Stock Price

     Prior to the Offering, there has been no public market for the Common Stock. Accordingly, there can be no assurance that an active trading market for the Common Stock will develop or be sustained after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters. See "Underwriting." The trading price of the Common Stock could be subject to wide fluctuations caused by, among other things, variations in quarterly results of operations, the gain or loss of significant advertisers or Affiliated Websites, changes in earning estimates of 24/7 Media by industry analysts, announcements of technological innovations or new services by 24/7 Media or its competitors, or general conditions in the economy in general or in Internet-related industries.

     In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies in industries similar or related to that of the Company and that have been unrelated to the operating performance of these companies. These market fluctuations may have a material adverse effect on the market price of the Company's Common Stock.

Anti-Takeover Effects of Certain Charter, Bylaws And Delaware Law Provisions; Possible Issuance of Preferred Stock

     After the Offering and upon receipt of the requisite stockholder approval, the Company's board of directors may issue up to 10,000,000 shares of preferred stock without any further vote or action by the stockholders, and determine the price, rights, preferences, privileges and restrictions, including voting rights of such shares. The preferred stock may be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock. The issuance of preferred stock could make it difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's certificate of incorporation, the Company's bylaws and Delaware law could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock--Delaware Anti-Takeover Law and Certain Charter Provisions."

Dilution

     Investors purchasing shares of Common Stock in the offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options or warrants to purchase Common Stock are exercised, there will be further dilution. See "Dilution."

Litigation

     24/7 Media has been subject to legal claims in the ordinary course of its business. Such claims have not had a material adverse effect on the Company's business, results of operations or financial condition. Nonetheless, these claims and future claims, if successful, could subject the Company to liability for damages, invalidate 24/7 Media's proprietary rights and/or divert management's time and attention, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

                                USE OF PROCEEDS

     The net proceeds to 24/7 Media from the sale of the 3,250,000 shares of Common Stock sold pursuant to the Offering are estimated to be approximately $38,092,500 ($43,986,375 if the Underwriter's over-allotment option is exercised in full), assuming an initial offering price of $13.00 per share and after deducting underwriting discounts and estimated Offering expenses payable by 24/7 Media. The primary purposes of the Offering are to create a public market for the Common Stock, to facilitate the Company's future access to the public equity markets and to obtain additional working capital.

     The Company intends to use the net proceeds of the Offering for general corporate purposes, including working capital, and for the expansion of its operations and sales and marketing capabilities. In addition, the Company may use a portion of the net proceeds of the Offering to acquire or invest in complementary businesses, technologies, services or products, although there are no current agreements with respect to any such acquisitions, investments or other transactions. As of the date of this Prospectus, the Company cannot specify with certainty the particular uses for the net proceeds to be received upon completion of the Offering. Accordingly, the Company's management will have broad discretion in the application of the net proceeds. Pending such uses, the net proceeds will be primarily invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

     24/7 Media has not declared or paid any dividends on its capital stock since inception and does not anticipate paying dividends in the foreseeable future. It is the present policy of the board of directors to retain earnings, if any, to finance the expansion of the Company's business. The future payment of dividends will depend on the results of operations, financial condition, capital expenditure plans and other factors deemed relevant by 24/7 Media and will be at the sole discretion of the board of directors of the Company.

                                CAPITALIZATION

     The following table sets forth the capitalization of 24/7 Media as of March 31, 1998 (i) on an actual basis, after giving effect to a 1 for 4 reverse stock split effected July 20, 1998 (ii) on a pro forma basis, giving effect to the Acquisitions, the Preferred Stock Conversion and the Senior Note Conversion and (iii) on a pro forma as adjusted basis to give effect to the sale by the Company of 3,250,000 shares of Common Stock, the net proceeds from which are estimated to be approximately $38,092,500, assuming an initial offering price of $13.00 per share and after deducting underwriting discounts and estimated Offering expenses payable by 24/7 Media. See "Use of Proceeds." The capitalization information set forth in the table below is qualified by and should be read in conjunction with the more detailed Consolidated Financial Statements and Pro Forma Consolidated Financial Information and Notes thereto included elsewhere in this Prospectus.

                                                                                        March 31, 1998
                                                                    ------------------------------------------------------
                                                                                              Pro             Pro Forma
                                                                         Actual              Forma           As Adjusted
                                                                    ----------------   ----------------   ----------------
Long-term debt (1) ..............................................    $     479,408      $          --      $          --
Mandatorily redeemable convertible preferred stock Series
 A and Series B; $.01 par value; 30,000,000 shares
 authorized; 10,060,002 shares outstanding actual(2)(3) .........       10,093,502                 --                 --

Stockholders' equity (1)(3)(4):
 Common stock, $.01 par value; 100,000,000 shares
   authorized; 6,926,550 shares issued and outstanding
   actual; 11,778,456 shares issued and outstanding on a
   pro forma basis and 15,028,456 shares issued and
   outstanding on a pro forma as adjusted basis .................           69,267            117,785            150,285
Additional paid-in-capital ......................................       19,919,169         41,659,576         79,687,076
Deferred stock compensation .....................................          (87,500)           (87,500)           (87,500)
Accumulated deficit .............................................      (15,636,756)       (21,114,056)       (21,114,056)
                                                                     -------------      -------------      -------------
  Total stockholders' equity ....................................        4,264,180         20,575,805         58,635,805
                                                                     -------------      -------------      -------------
   Total capitalization .........................................    $  14,837,090      $  20,575,805      $  58,635,805
                                                                     =============      =============      =============

----------------
(1) In June 1998, the Company issued a mandatory redemption notice with respect to the long-term debt in anticipation of the Offering. The holder of the long-term debt, with a stated value of $500,000 and accrued interest thereon, elected to convert such long-term debt into 77,450 shares of Common Stock due to the pending Offering.
(2) Upon consummation of the Offering, each share of the Company's Series A mandatorily redeemable convertible preferred stock is, by its terms, automatically convertible into 0.2626 shares of the Company's Common
    Stock, or 3,577,076 shares of Common Stock in the aggregate (includes 935,269 shares of Common Stock relating to Series A Preferred issued in connection with Intelligent Interactions acquisition), and each share of the Company's Series B mandatorily redeemable convertible preferred stock issued in connection with the April 1998 acquisition of CliqNow! is, by its terms, automatically convertible into 82.71 shares of the Company's Common Stock, or 248,139 shares of Common Stock in the aggregate. See
    Notes 5 and 11 to the Company's Consolidated Financial Statements.
(3) Simultaneously with the closing of the Offering, the Company intends to file an amendment to its Certificate of Incorporation which will reduce the number of authorized shares of common and preferred stock to 70,000,000 and 10,000,000, respectively. See "Description of Capital Stock."
(4) Excludes approximately 1,258,755 shares of Common Stock issuable upon exercise of stock options outstanding at August 5, 1998 granted under the Company's 1998 Stock Incentive Plan (of which 174,578 are vested and exercisable at August 5, 1998) and approximately 1,667,557 shares of Common Stock reserved for issuance pursuant to future grants under the 1998 Stock Incentive Plan. The outstanding stock options have a weighted average exercise price of $4.72 per share. Also excludes approximately 3,988,144 shares of Common Stock issuable upon exercise of outstanding warrants at August 5, 1998. Such warrants have a weighted average exercise price of $8.34 per share.

                                   DILUTION

     As of March 31, 1998, the pro forma net tangible book value of 24/7 Media was $5,567,751 in the aggregate, or $0.47 per share. Pro forma net tangible book value per share represents 24/7 Media's total tangible assets less total liabilities, divided by the number of outstanding shares of Common Stock giving effect to the Acquisitions, the Senior Note Conversion and the Preferred Stock Conversion. Dilution per share represents the difference between the amount per share paid by investors in this Offering of Common Stock and the net tangible book value per share after the Offering. After giving effect to the sale of shares of 3,250,000 Common Stock (at an assumed initial public offering price of $13.00 per share) and after application by the Company of the estimated net proceeds from the Offering, the Company's pro forma net tangible book value as of March 31, 1998 would have been $43,660,251 in the aggregate, or $2.91 per share. This represents an immediate increase in pro forma net tangible book value of $2.44 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $10.09 per share to new investors purchasing shares of Common Stock in the Offering. If the initial public offering price is higher or lower, the dilution to the new investors will increase or decrease accordingly. The following table illustrates this per share dilution:


   Assumed initial public offering price per share ..............................                $  13.00
    Pro forma net tangible book value per share before the Offering .............   0.47
    Pro forma increase in net tangible book value per share attributable
      to new investors ..........................................................   2.44
                                                                                    ----
   Pro forma net tangible book value per share after the Offering ...............                    2.91
                                                                                                 --------

   Pro forma dilution in net tangible book value per share to new investors .....                $  10.09
                                                                                                 --------

     The following table summarizes, on a pro forma basis as of March 31, 1998, after giving effect to the Acquisitions, the Preferred Stock Conversion and the Senior Note Conversion, the total number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing shareholders and by new investors:

                                       Shares Purchased       Total Consideration     Average
                                   ----------------------- ------------------------  price per
                                       Number     Percent      Amount      Percent     share
                                   ------------- --------- -------------- --------- ----------
   Existing shareholders .........  11,778,456      78.4%   $41,777,361      49.7%   $  3.55
   New investors .................   3,250,000      21.6     42,250,000      50.3      13.00
                                    ----------     -----    -----------     -----
   Total .........................  15,028,456     100.0%   $84,027,361     100.0%      5.59

     The calculations in the above tables assume no exercise of the Underwriters' over-allotment option or exercise of any outstanding stock options or warrants. If such outstanding options or warrants are exercised, there will be further dilution to new investors. See "Management--1998 Stock Incentive Plan."

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following pro forma consolidated statement of operations data reflect the Merger and the Acquisitions, as if each had occurred on January 1, 1997 (or inception, if later). The pro forma consolidated balance sheet data reflect the Acquisitions as if they occurred on March 31, 1998, the Preferred Stock Conversion, and the Senior Note Conversion, each of which has taken place or will take place prior to the closing of this Offering. The pro forma financial data is presented for informational purposes only and may not be indicative of the results of operations had the mergers and acquisitions occurred on March 31, 1998 for balance sheet purposes and on January 1, 1997 for Statement of Operations Data purposes, nor do they purport to indicate the future results of operations of the Company. The following pro forma financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and the Pro Forma Consolidated Financial Information and related Notes appearing elsewhere in this Prospectus. Management believes that all adjustments necessary to present fairly such pro forma financial data have been made.

                                                    Pro Forma
                                                      Year
                                                      Ended
                                                    Dec. 31,
                                                      1997
                                                ----------------
Consolidated Statement of Operations Data:
Revenues:
 Advertising ..................................  $   3,632,793
 Consulting and license fees ..................      1,746,896
                                                 -------------
  Total revenues ..............................      5,379,689
Cost of revenues ..............................      3,309,676
                                                 -------------
  Gross profit                                       2,070,013
Operating expenses:
 Sales and marketing ..........................      5,070,513
 General and administrative ...................      5,385,460
 Product development ..........................      1,745,745
 Other expenses (1) ...........................        989,099
 Amortization of goodwill (2) .................      5,670,689
                                                 -------------
  Total operating expenses ....................     18,861,506
 Operating loss ...............................    (16,791,493)
 Interest (expense) income:
   Interest income ............................         29,412
   Interest expense ...........................       (125,017)
                                                 -------------
 Total interest (expense) income ..............        (95,605)
                                                 -------------
 Net loss .....................................    (16,887,098)
 Cumulative dividends on mandatorily
  redeemable convertible preferred stock ......       (546,000)
 Net loss attributable to common
  stockholders ................................  $ (17,433,098)
                                                 =============
 Pro forma:
  Basic net loss
  per share (3) ...............................  $       (3.92)
  Shares outstanding (3) ......................      4,443,053



                                                                                    Pro Forma
                                                                               Three Months Ended
                                                --------------------------------------------------------------------------------
                                                   March 31,        June 30,       Sept. 30,        Dec. 31,       March 31,
                                                      1997            1997            1997            1997            1998
                                                --------------- --------------- --------------- --------------- ---------------
Consolidated Statement of Operations Data:
Revenues:
 Advertising ..................................  $    414,983    $    591,722    $    806,543    $  1,819,545    $  2,347,307
 Consulting and license fees ..................       805,245         639,588         244,890          57,173          88,362
                                                 ------------    ------------    ------------    ------------    ------------
  Total revenues ..............................     1,220,228       1,231,310       1,051,433       1,876,718       2,435,669
Cost of revenues ..............................       478,965         604,715         904,284       1,321,712       1,892,731
                                                 ------------    ------------    ------------    ------------    ------------
  Gross profit                                        741,263         626,595         147,149         555,006         542,938
Operating expenses:
 Sales and marketing ..........................       983,756       1,474,497       1,583,320       1,028,940       1,300,636
 General and administrative ...................     1,185,545       1,444,037       1,555,818       1,200,060       1,888,876
 Product development ..........................       469,309         542,683         521,708         212,045          66,738
 Other expenses (1) ...........................            --         123,843         865,256              --              --
 Amortization of goodwill (2) .................     1,250,690       1,473,333       1,473,333       1,473,333       1,698,757
                                                 ------------    ------------    ------------    ------------    ------------
  Total operating expenses ....................     3,889,300       5,058,393       5,999,435       3,914,378       4,955,007
 Operating loss ...............................    (3,148,037)     (4,431,798)     (5,852,286)     (3,359,372)     (4,412,069)
 Interest (expense) income:
   Interest income ............................        16,070           6,939           3,954           2,449          25,504
   Interest expense ...........................        (1,928)         (8,239)        (34,556)        (80,294)       (204,196)
                                                 ------------    ------------    ------------    ------------    ------------
 Total interest (expense) income ..............        14,142          (1,300)        (30,602)        (77,845)       (178,692)
                                                 ------------    ------------    ------------    ------------    ------------
 Net loss .....................................    (3,133,895)     (4,433,098)     (5,882,888)     (3,437,217)     (4,590,761)
 Cumulative dividends on mandatorily
  redeemable convertible preferred stock ......      (136,500)       (136,500)       (136,500)       (136,500)       (136,500)
 Net loss attributable to common
  stockholders ................................  $ (3,270,395)   $ (4,569,598)   $ (6,019,388)   $ (3,573,717)   $ (4,727,261)
                                                 ============    ============    ============    ============    ============
 Pro forma:
  Basic net loss
  per share (3) ...............................  $      (0.86)   $      (0.98)   $      (1.30)   $      (0.76)   $      (0.75)
  Shares outstanding (3) ......................     3,786,202       4,652,006       4,652,006       4,681,998       6,342,350

                                                          As of
                                                      March 31, 1998
                                                     ---------------
Consolidated Balance Sheet Data:
  Cash and cash equivalents .......................    $ 6,473,103
  Working capital .................................      4,767,597
  Goodwill, net ...................................     14,992,403
  Total assets ....................................     24,946,615
  Long-term debt ................................ ..             --
 Mandatorily redeemable convertible preferred stock             --
  Total stockholders' equity ......................     20,575,805

----------------
(1) Includes an aggregate of $232,304 in legal costs incurred in defending a class-action lawsuit filed by certain Affiliated Websites on the ContentZone, which defense resulted in grant of summary judgment in favor of the Company, and a net write-off of $756,795 of property and equipment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto.

(2) Includes acquisition related non-cash charges for amortization of goodwill. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Pro Forma Consolidated Financial
    Information and the related Notes thereto.

(3) See Note F to the Company's Pro Forma Consolidated Financial Information for the determination of shares used in computing pro forma basic net loss per share.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data as of and for each of the years in the three-year period ended December 31, 1997 have been derived from the audited consolidated financial statements of the Company, which are included elsewhere in this Prospectus. The selected financial data for the period from September 1994 through December 31, 1994 have been derived from financial statements of Interactive Imaginations not included herein and the Company's accounting records. The selected consolidated financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are derived from unaudited consolidated financial statements appearing herein. In the opinion of the Company, such unaudited data reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial data for such period. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of results that may be expected for the full year. The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

                                                                                     Year Ended December 31,
                                                                         -----------------------------------------------
                                                         September
                                                     1994 (inception)
                                                   through December 31,
                                                         1994 (1)              1995            1996            1997
                                                  ---------------------- --------------- --------------- ---------------
Consolidated Statement of Operations Data:
Revenues:
 Advertising ....................................       $      --         $    151,750    $  1,106,329    $  1,467,105
 Consulting and license fees ....................              --                   --         435,834       1,681,464
                                                        ---------         ------------    ------------    ------------
  Total revenues ................................              --              151,750       1,542,163       3,148,569
Cost of revenues ................................              --              198,291       1,592,771       1,655,340
                                                        ---------         ------------    ------------    ------------
 Gross profit (loss) ............................              --              (46,541)        (50,608)      1,493,229
Operating expenses:
 Sales and marketing ............................              --              114,348       2,240,399       1,672,999
 General and administrative .....................         (35,771)             581,068       3,010,009       2,622,743
 Product development ............................              --              426,187       1,460,928       1,417,750
 Other expenses (2) .............................              --                   --              --         989,099
 Amortization of goodwill (3) ...................              --                   --              --              --
                                                        ---------         ------------    ------------    ------------
  Total operating expenses ......................         (35,771)           1,121,603       6,711,336       6,702,591
Operating loss ..................................         (35,771)          (1,168,144)     (6,761,944)     (5,209,362)
Interest (expense) income, net ..................              --                   --         (33,731)        (96,466)
                                                        ---------         ------------    ------------    ------------
Net loss ........................................         (35,771)          (1,168,144)     (6,795,675)     (5,305,828)
Cumulative dividends on mandatorily
 convertible preferred stock ....................              --                   --              --              --
Net loss attributable to common stockholders ....       $ (35,771)        $ (1,168,144)   $ (6,795,675)   $ (5,305,828)
                                                        =========         ============    ============    ============
Basic net loss per share (4) ....................       $    (.14)        $      (2.78)   $      (6.48)   $      (4.88)
Shares outstanding (4) ..........................         250,000              420,908       1,049,432       1,086,614

                                                       Three Months Ended
                                                  -----------------------------
                                                    March 31,      March 31,
                                                       1997           1998
                                                  ------------- ---------------
Consolidated Statement of Operations Data:
Revenues:
 Advertising ....................................  $  388,892    $  1,076,250
 Consulting and license fees ....................     805,245              --
                                                   ----------    ------------
  Total revenues ................................   1,194,137       1,076,250
Cost of revenues ................................     459,587         930,003
                                                   ----------    ------------
 Gross profit (loss) ............................     734,550         146,247
Operating expenses:
 Sales and marketing ............................     450,505         653,460
 General and administrative .....................     682,581       1,288,012
 Product development ............................     399,523              --
 Other expenses (2) .............................          --              --
 Amortization of goodwill (3) ...................          --         335,355
                                                   ----------    ------------
  Total operating expenses ......................   1,532,609       2,276,827
Operating loss ..................................    (798,059)     (2,130,580)
Interest (expense) income, net ..................      13,682        (167,258)
                                                   ----------    ------------
Net loss ........................................    (784,377)     (2,297,838)
Cumulative dividends on mandatorily
 convertible preferred stock ....................          --         (33,500)
Net loss attributable to common stockholders ....  $ (784,377)   $ (2,331,338)
                                                   ==========    ============
Basic net loss per share (4) ....................  $     (.73)   $       (.76)
Shares outstanding (4) ..........................   1,079,116       3,055,432

                                                                     As of December 31,
                                                   ------------------------------------------------------
                                                      1994         1995          1996           1997
                                                   ---------- ------------- ------------- ---------------
Consolidated Balance Sheet Data:
Cash and cash equivalents ........................  $ 10,722   $        --   $1,689,395    $      93,945
Working capital (deficit) ........................    (9,278)     (235,342)      (6,493)      (1,165,482)
Goodwill, net ....................................        --            --           --               --
Total assets .....................................    29,229       497,165    3,950,790        1,038,941
Long-term debt ...................................        --            --           --        2,316,511
Mandatorily redeemable convertible preferred stock        --            --           --               --
Total stockholders' equity (deficit) .............     9,229       202,573    1,750,202       (2,727,967)

                                                                As of March 31, 1998
                                                   ----------------------------------------------
                                                                                     Pro Forma
                                                       Actual     Pro Forma (5)   As Adjusted (6)
                                                   ------------- --------------- ----------------
Consolidated Balance Sheet Data:
Cash and cash equivalents ........................  $ 7,764,695    $ 6,473,103      $44,565,603
Working capital (deficit) ........................    6,317,136      4,767,597       42,860,097
Goodwill, net ....................................    7,870,174     14,992,403       14,992,403
Total assets .....................................   18,201,993     24,946,615       63,039,115
Long-term debt ...................................      479,408             --               --
Mandatorily redeemable convertible preferred stock   10,093,502             --               --
Total stockholders' equity (deficit) .............    4,264,180     20,575,805       58,668,305

----------------
(1) The Company was incorporated in September 1994 and had insignificant activities from inception through December 31, 1994.

(2) Includes an aggregate of $232,304 in legal costs incurred in defending a class-action lawsuit filed by certain Affiliated Websites on the ContentZone, which defense resulted in grant of summary judgment in favor of the Company and a net write-off of approximately $756,795 of property and equipment that was deemed to have no future economic benefit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto.

(3) Includes acquisition related non-cash charges for amortization of goodwill in connection with the Petry and Advercomm acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto.

(4) See Note 1 to the Company's Consolidated Financial Statements for the determination of shares used in computing basic net loss per share.

(5) Pro forma consolidated balance sheet data give effect to (i) the Acquisitions of Intelligent Interactions and CliqNow!, each of which occurred after March 31, 1998, as if such Acquisitions occurred on March 31, 1998, (ii) an increase in accumulated deficit in connection with Intelligent Interactions' write-off of acquired in-process technology of $5,477,300, (iii) the conversion of all outstanding shares of mandatorily redeemable convertible preferred stock into 3,825,215 shares of Common Stock and (iv) the conversion of senior convertible notes payable into 77,450 shares of Common Stock prior to the closing of this Offering.

(6) Adjusted to reflect the sale of 3,250,000 shares of Common Stock, the net proceeds from which are estimated to be approximately $38,092,500, assuming an initial offering price of $13.00 per share and after deducting underwriting discounts and estimated Offering expenses payable by 24/7 Media. The Company intends to use the net proceeds of the Offering for general corporate purposes, including working capital, and for the expansion of its operations and sales and marketing capabilities. See "Use of Proceeds."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto and the Pro Forma Consolidated Financial Information and related Notes thereto included elsewhere in this Prospectus. The following discussion contains forward-looking statements within the meaning of federal securities law. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. Although management believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, certain factors such as rapid changes in the markets in which the Company competes or general economic conditions might cause a difference between actual results and such forward-looking statements. When considering such forward-looking statements, prospective investors should consider the "Risk Factors" and other cautionary statements in this Prospectus.

General

     The Company enables both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and electronic commerce. In particular, 24/7 Media: (i) operates the 24/7 Network, a network of over 85 high profile Affiliated Websites to which the Company delivered an aggregate of over 335 million advertisements in May 1998; (ii) operates the CliqNow! network, a network of over 75 medium to large-sized Affiliated Websites to which an aggregate of over 45 million advertisements were delivered in May 1998; (iii) operates the ContentZone, a network of over 2,000 small to medium-sized Affiliated Websites to which the Company delivered an aggregate of over 40 million advertisements in May 1998; (iv) licenses its Adfinity[TM] advertising management system to independent Websites to manage and serve high-volume advertising and direct marketing campaigns; and (v) markets its dbCommerce[TM] software to e-commerce merchants to enable the delivery of targeted promotions.

     The Company is the result of several recent mergers and acquisitions and the combination of these predecessor entities has resulted in an integrated Internet advertising company with both media sales and technology expertise. See "Prospectus Summary--Formation of the Company." Petry established the network business model and contributed its network of Websites which became the foundation for the 24/7 Network. Advercomm folded several high profile Websites into the 24/7 Network, which increased the breadth of content available on the 24/7 Network and accelerated the Company's ability to organize its Affiliated Websites into channels. Interactive Imaginations' ContentZone provided the Company with the ability to offer advertising solutions for small to medium-sized Websites. The acquisition of CliqNow! added a network of over 75 medium to large-sized Websites to the Company's diverse portfolio of Affiliated Websites. Intelligent Interactions provided the Company with ad serving and targeting technology, which is expected to become the technology platform for the Company's networks. Management believes that the combination of these predecessor entities has enabled the Company to offer advertisers and Web publishers comprehensive advertising solutions and to pursue its objective of becoming the leading Internet advertising and direct marketing firm.


     The Company's products and services include (i) its comprehensive advertising solutions for Internet advertisers, direct marketers and Affiliated Websites and (ii) the licensing of its Adfinity[TM] ad serving technology and dbCommerce[TM] software, which are marketed to third parties. For the three months ended March 31, 1998, pro forma advertising revenue and pro forma consulting and license fees accounted for 96.4% and 3.6% of total pro forma revenues, respectively. The Company sells its products and services through its sales and marketing staff located in New York, Chicago, Dallas, Los Angeles, San Francisco, Seattle and the Washington, D.C. area. The Company generates substantially all of its revenues by delivering advertisements and promotions to Affiliated Websites on its networks. Advertisements delivered by the Company are typically sold pursuant to purchase order agreements with advertisers which are short-term in nature or subject to cancellation.


     The pricing of ads is based on a variety of factors, including the gross dollar amount spent on the advertising campaign and whether the campaign is delivered on a specific Website basis, a channel basis or a run of network basis. The Company strives to sell 100% of its inventory through the combination of advertisements sold on a "CPM" basis (the cost to the advertiser to run 1,000 ads) and a "cost-per-action" basis (whereby revenues are generated if the user responds to the ad with an action, such as an inquiry or a purchase of the product advertised). The Company has recently started to sell sponsorship advertising, which involves a greater degree of coordination among the Company, the advertiser and Affiliated Websites. These sponsorships are generally priced based on the length of time that the sponsorship runs, rather than on a CPM basis.

     Advertising revenues are recognized in the period that the advertisement is delivered, provided that no significant obligations remain. In nearly all cases, the Company recognizes revenues generated from advertising sales, net of any commissions paid to advertising agencies on behalf of their clients. The Company pays its Affiliated Websites a service fee calculated as a percentage of revenues generated by advertisements run on the Website, which amount is included in cost of revenues. In addition, the Company is generally responsible for billing and collecting for advertisements delivered to its networks. Revenues relating to sponsorship advertising are recognized ratably over the sponsorship period. In addition, the Company generates revenue from licensing its Adfinity[TM] technology to third party Web publishers. To date, revenue from licensing Adfinity[TM] to third parties has not comprised a significant percentage of the Company's total revenues.

     The Company expects to generate most of its revenues for the foreseeable future from advertisements delivered to Affiliated Websites on the 24/7 Network. The Company's strategy is to aggressively recruit Websites of all sizes for its networks in order to extend the Company's reach and to provide advertisers with a broad base of page views and online content. For the three months ended March 31, 1998 and for the year ended December 31, 1997, no Affiliated Website accounted for over 10% of the Company's total advertising revenue. For the three months ended March 31, 1998 and for the year ended December 31, 1997, the top ten Websites on the 24/7 Network accounted for approximately 66% and 68%, respectively, of the 24/7 Network's pro forma advertising revenue. The top ten Websites for the year ended December 31, 1997 included AT&T WorldNet Service, Reuters, USA.NET, Columbia House, Comedy Central, Reuters-Moneynet, Maps on Us, Universal Media, FlashNet Communications and FoxNews Internet. For the three months ended March 31, 1998, the top ten Websites included AT&T WorldNet Service, Netscape Communications, Reuters, Comedy Central, Maps on Us, Reuters-Moneynet, Universal Media, Encompass, Inc., Columbia House and Fortune City Ltd. The Company has lost, and may from time to time lose, one or more significant Affiliated Websites. If such Websites experienced a significant reduction in traffic, the Company's results of operations and financial condition could be materially and adversely affected. See "Risk Factors--Reliance on a Limited Number of Web Publishers; Dependence on the 24/7 Network."


     In addition, for the year ended December 31, 1997 and the three months ended March 31, 1998, the Company's top ten advertisers and ad agencies accounted for an aggregate of approximately 48% and 51%, respectively, of the 24/7 Network's pro forma advertising revenues, and for the five months ended May 31, 1998, CardSecure accounted for 12.9% of the Company's revenues. Recently, CardSecure has substantially reduced its advertising with the Company, and has accounted for less than 5% of the Company's revenues since June 30, 1998. The Company believes that such reduction will not have a material effect on the financial condition of the Company. See "Risk Factors--Reliance on a Limited Number of Advertisers and Ad Agencies."


     The Company believes that, due to the Merger and the Acquisitions, the period-to-period comparisons of its historical operating results are not meaningful and should not be relied upon as indicative of future performance. The Company's prospects should be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of development, particularly companies in the rapidly evolving Internet market. Although the Company has experienced revenue growth in recent periods, it anticipates that it will incur operating losses for the foreseeable future due to a high level of planned operating and capital expenditures. In particular, the Company expects to increase its operating expenses in order to expand its sales and marketing organization and to enhance its Adfinity[TM] technology. See "Risk Factors--Extremely Limited Operating History; History of Losses; Integration of Acquired Entities" and "--Potential Fluctuations in Quarterly Operating Results; Seasonality."

Pro Forma Results of Operations

     The following tables present the Company's unaudited results of operations on a pro forma basis, both in dollar amounts and expressed as a percentage of the Company's total revenues for the periods indicated, as if the Merger and Acquisitions had been consummated as of January 1, 1997 (or inception, if later). As a result, amortization of goodwill has been recognized beginning in the first quarter of pro forma 1997. For reporting purposes (i) amortization of goodwill will be recognized over a two year period from the respective dates of the Merger and the Acquisitions, and (ii) a write-off of approximately $5.5 million related to the Intelligent Interactions acquisition will be recognized in the second quarter of 1998, the date of acquisition. The Company believes that all necessary adjustments, consisting of normal recurring adjustments, have been included in the amounts stated below. The operating results for any period are not necessarily indicative of results for any subsequent period. Because the Company has a limited operating history, the Company has included its results of operations on a pro forma basis in order to better understand the Company's business as a result of the combination of the businesses of Petry, Advercomm, Interactive Imaginations, Intelligent Interactions and CliqNow!. See Pro Forma Consolidated Financial Information and the related Notes thereto and "Risk Factors--Potential Fluctuations in Quarterly Operating Results; Seasonality."

                                      Pro Forma
                                        Year
                                        Ended
                                      Dec. 31,
                                        1997
                                  ----------------
Consolidated Statement
of Operations Data:
Revenues:
 Advertising ....................   $  3,632,793
 Consulting and license fees           1,746,896
                                    ------------
  Total revenues ................      5,379,689

Cost of revenues ................      3,309,676
                                    ------------
  Gross profit                         2,070,013
Operating expenses:
 Sales and marketing ............      5,070,513
 General and administrative .....      5,385,460
 Product development ............      1,745,745
 Other expenses .................        989,099
 Amortization of goodwill .......      5,670,689
                                    ------------
  Total operating
    expenses ....................     18,861,506
Operating loss ..................    (16,791,493)
Interest (expense) income .......        (95,605)
                                    ------------
Net loss ........................  ($ 16,887,098)
                                    ============

                                                                      Pro Forma
                                                                 Three Months Ended
                                  --------------------------------------------------------------------------------
                                     March 31,        June 30,       Sept. 30,        Dec. 31,       March 31,
                                        1997            1997            1997            1997            1998
                                  --------------- --------------- --------------- --------------- ---------------
Consolidated Statement
of Operations Data:
Revenues:
 Advertising ....................   $   414,983     $   591,722     $   806,543     $ 1,819,545     $ 2,347,307
 Consulting and license fees            805,245         639,588         244,890          57,173          88,362
                                    -----------     -----------     -----------     -----------     -----------
  Total revenues ................     1,220,228       1,231,310       1,051,433       1,876,718       2,435,669

Cost of revenues ................       478,965         604,715         904,284       1,321,712       1,892,731
                                    -----------     -----------     -----------     -----------     -----------
  Gross profit                          741,263         626,595         147,149         555,006         542,938
Operating expenses:
 Sales and marketing ............       983,756       1,474,497       1,583,320       1,028,940       1,300,636
 General and administrative .....     1,185,545       1,444,037       1,555,818       1,200,060       1,888,876
 Product development ............       469,309         542,683         521,708         212,045          66,738
 Other expenses .................            --         123,843         865,256              --              --
 Amortization of goodwill .......     1,250,690       1,473,333       1,473,333       1,473,333       1,698,757
                                    -----------     -----------     -----------     -----------     -----------
  Total operating
    expenses ....................     3,889,300       5,058,393       5,999,435       3,914,378       4,955,007
Operating loss ..................    (3,148,037)     (4,431,798)     (5,852,286)     (3,359,372)     (4,412,069)
Interest (expense) income .......        14,142          (1,300)        (30,602)        (77,845)       (178,692)
                                    -----------     -----------     -----------     -----------     -----------
Net loss ........................  ($ 3,133,895)   ($ 4,433,098)   ($ 5,882,888)   ($ 3,437,217)   ($ 4,590,761)
                                    ===========     ===========     ===========     ===========     ===========


                                                                                Pro Forma
                                    Pro Forma                              Three Months Ended
                                       Year       ---------------------------------------------------------------------
                                      Ended
                                     Dec. 31,       March 31,      June 30,     Sept. 30,      Dec. 31,     March 31,
                                       1997            1997          1997          1997          1997          1998
                                  -------------   ------------- ------------- ------------- ------------- -------------
Consolidated Statement
of Operations Data:
Revenues:
 Advertising ....................    67.5%           34.0%         48.1%         76.7%         97.0%         96.4%
 Consulting and license fees         32.5            66.0          51.9          23.3           3.0           3.6
                                   ------          ------        ------        ------        ------        ------
  Total revenues ................   100.0           100.0         100.0         100.0         100.0         100.0
Cost of revenues ................    61.5            39.3          49.1          86.0          70.4          77.7
                                   ------          ------        ------        ------        ------        ------
  Gross profit ..................    38.5            60.7          50.9          14.0          29.6          22.3
Operating expenses:
 Sales and marketing ............    94.3            80.6         119.8         150.6          54.8          53.4
 General and administrative......   100.1            97.2         117.3         148.0          63.9          77.6
 Product development ............    32.5            38.5          44.1          49.6          11.3           2.7
 Other expenses .................    18.4              --          10.1          82.3            --            --
 Amortization of goodwill .......   105.4           102.5         119.7         140.1          78.5          69.7
                                   ------          ------        ------        ------        ------        ------
  Total operating expenses          350.6           318.7         410.8         570.6         208.6         203.4
Operating loss ..................  (312.1)         (258.0)       (359.9)       (556.6)       (179.0)       (181.1)
Interest (expense) income .......  (  1.8)            1.2        (  0.1)       (  2.9)       (  4.1)       (  7.3)
                                   ------          ------        ------        ------        ------        ------
Net loss ........................  (313.9)%        (256.8)%      (360.0)%      (559.5)%      (183.2)%      (188.5)%
                                   ======          ======        ======        ======        ======        ======

 Revenues

     Advertising Revenue. Advertising revenue primarily consists of cash advertising revenue and also includes barter and prize revenue. The Company's pro forma cash advertising revenue increased each quarter primarily due to an increase in the number of Websites on the 24/7 Network and the CliqNow! network, the number of advertisers utilizing the Company's advertising solutions and the number of advertisements delivered to the 24/7 Network and the CliqNow! network. Such increase was partially offset by a decline in pro forma cash advertising revenue generated by the ContentZone through the first three quarters of 1997. The Company expects the 24/7 Network and the CliqNow! network to continue to account for a significant portion of the Company's total advertising revenue. Historically, the Company utilized barter transactions and prizes to drive traffic to its Affiliated Websites on the ContentZone and Riddler.com. Pro forma barter and prize revenue decreased sequentially from approximately 15.4% of total pro forma advertising revenue for the first quarter of 1997 to 0.0% in the first quarter of 1998. The Company believes that barter and prize revenue will continue to comprise an insignificant portion of the Company's total revenues in the future.

     Consulting and License Fees. Through the first three quarters of 1997, the Company derived pro forma consulting and license fees primarily from an agreement with SegaSoft, whereby SegaSoft licensed certain software from Interactive Imaginations. The Company does not expect to realize meaningful revenues from the SegaSoft license agreement in the future. Pro forma consulting and license fees in the fourth quarter of 1997 and the first quarter of 1998 consisted primarily of fees generated from licensing the Adfinity[TM] system to third parties. The Company expects to derive consulting and licensing fees in the future from the licensing of Adfinity[TM] and dbCommerce[TM] to third parties, but does not expect such revenues to comprise a significant portion of the Company's total revenues.

     Cost of Revenues and Gross Profit (Loss). Cost of revenues consists primarily of fees paid to Affiliated Websites, which are calculated as a percentage of revenues resulting from ads delivered on the Company's networks. Cost of revenues also includes third party ad serving costs, depreciation of the Company's ad serving system and Internet access costs. The general decline in pro forma gross profit over the five quarter period was caused by (i) the significant quarter-to-quarter decline in high margin consulting and license fees generated by the SegaSoft agreement; (ii) the significant growth in advertising revenue generated by the 24/7 Network and the CliqNow! network, which typically pay higher fees to Affiliated Websites, at the same time that advertising revenue generated by the ContentZone declined; (iii) an increase in third party ad serving costs related to the growth of the 24/7 Network and the CliqNow! network, as well as increased costs relating to ad serving capacity for the ContentZone for the first three quarters of 1997; and (iv) the temporary increase, which began late in the first quarter of 1998, in third party ad serving costs incurred by the Company in connection with the transition to Adfinity[TM]. Until the Company completes the transition to Adfinity[TM], it expects to incur ad serving costs that are significantly higher than historical levels. Thereafter, the Company expects gross margins to increase because third party ad serving fees will no longer be paid.

   Operating Expenses

     Each of pro forma sales and marketing expenses, general and administrative expenses and product development expenses increased over the first three quarters of 1997 as Petry, CliqNow! and Interactive Imaginations incurred expenses in connection with the growth of their respective businesses. All of such expense categories decreased in the fourth quarter of 1997 because (i) Petry's pro forma fourth quarter results no longer included expenses of its then-parent and (ii) Interactive Imaginations reduced its expense levels as it consolidated its operations in the third quarter of 1997. Beginning in the first quarter of 1998, all of such expense categories increased in anticipation of the Merger and the Acquisitions and expected future growth.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of sales force salaries and commissions, advertising expenditures and costs of trade shows, conventions and marketing materials. The Company expects sales and marketing expenses to increase as it continues to invest in sales and marketing personnel, expand into new markets and broaden the visibility of the Company.

     General and Administrative Expenses. General and administrative expenses consist primarily of compensation, facilities expenses and other overhead expenses incurred to support the growth of the business. Beginning in the second quarter of 1998, the Company expects general and administrative expenses to increase due to the additional ad serving personnel required to support Adfinity[TM]. In addition, the Company expects general and administrative expenses to increase as it incurs increased levels of expenses to support future growth.

     Product Development Expenses. Product development expenses consist primarily of compensation and related costs incurred to further develop the Company's ad serving capabilities. Product development expenses declined in the fourth quarter of 1997 due to the consolidation of the operations of Interactive Imaginations, and such expenses were suspended in the first quarter of 1998 as the Company sought a more dynamic ad serving platform. The Company believes that continued investment in product development, particularly for its Adfinity[TM] system, is critical to its strategy of providing excellent service, and it expects to increase the future amounts spent on product development.


     Other Expenses. Pro forma other expenses in 1997 included an aggregate of $232,304 in legal costs incurred during the second and third quarters in defending a class-action lawsuit filed by certain Affiliated Websites on the ContentZone. The Company's defense of such lawsuit resulted in a grant of summary judgment in favor of the Company, but such lawsuit resulted in a diversion of management resources during such periods. During September 1997, as part of the Company's consolidation and downsizing, it conducted a book-to-physical inventory of its property and equipment primarily with the intent to identify any property or equipment that no longer existed as a result of the Company's rapid expansion of its operations and employee headcount in 1996 and the first half of 1997 combined with the significant downsizing in the Company's headcount in the third quarter of 1997. As a result of this book-to-physical observation, the Company identified and wrote-off $756,795 of equipment purchases, net of accumulated depreciation, that could no longer be located. As a result, management has instituted specific internal controls over its current fixed assets in order to properly inventory and safeguard the Company's assets into the future. The Company recorded pro forma goodwill amortization expense beginning in the first quarter of 1997, which represents the excess purchase price over the fair value of net liabilities of the acquired businesses of Petry, Advercomm, CliqNow! and Intelligent Interactions.



Historical Results of Operations

     Years Ended December 31, 1997, 1996 and 1995

     Interactive Imaginations (24/7 Media's then parent) was merged with and into the Company on April 9, 1998 in a manner similar to a pooling-of-interests. See "Prospectus Summary--Formation of the Company." As a result, 24/7 Media's historical results of operations for the fiscal years ended December 31, 1997, 1996 and 1995 represent the results of Interactive Imaginations and do not reflect any of the operating results of Petry, Advercomm, CliqNow! or Intelligent Interactions, or the pro forma adjusting entries resulting from the merger of these entities with and into the Company in 1998.

     During 1997, the historical results of operations of Interactive Imaginations, the stability and morale of its workforce and overall value of the common stock of Interactive Imaginations were negatively impacted by certain significant factors. Such events included a class action lawsuit in the second and third quarters of 1997, which resulted in extraordinary expenses of $232,304 in legal costs, unfavorable publicity to Interactive Imaginations, a significant diversion of management resources, and difficulty in obtaining financing to continue its operations.

     The Company does not believe that the historical revenues or expenses as presented below are reliable or accurate indicators of the future performance of the combined Company. See "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and related Notes thereto.


     Revenues. Total revenues were $3,148,569, $1,542,163 and $151,750 for the years ended December 31, 1997, 1996 and 1995, respectively. Year-to-year growth resulted from increases in (i) advertising revenue generated by the ContentZone and Riddler.com and (ii) consulting and license fees derived from the SegaSoft agreement, under which SegaSoft licensed certain software from Interactive Imaginations. The Company does not expect to realize meaningful revenues from the SegaSoft agreement in the future. Two customers (SegaSoft and Microsoft Corporation) accounted for $326,707 and $157,019 of Interactive Imaginations' total cash advertising revenues (excluding barter), respectively, during 1997, two customers (SegaSoft and Microsoft Corporation) accounted for $211,936 and $178,191 of total cash advertising revenues (excluding barter), respectively, during 1996, and four customers (Marion Foundation, AT&T, Coors and 20th Century) accounted for $50,000, $32,000, $30,000 and $20,000 of total cash advertising revenues (excluding barter), respectively, during 1995.

     Cost of Revenues and Gross Profit (Loss). Cost of revenues was $1,655,340, $1,592,771 and $198,291 for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in cost of revenues in all years was due to the related growth in advertising revenue, and the smaller percentage increase from 1996 to 1997 was due to a significant increase in the percentage of total advertising revenue generated by Riddler.com, which does not entail payment of fees to Affiliated Websites. Gross profit increased from 1996 to 1997 primarily due to a significant increase in high margin revenues generated by the SegaSoft agreement.

     Operating Expenses. Total operating expenses were $6,702,591, $6,711,336 and $1,121,603 for the years ended December 31, 1997, 1996 and 1995, respectively. The increase from 1995 to 1996 was caused by increased expenditures incurred in anticipation of continued growth of the Company. The decrease from 1996 to 1997 was primarily due to the consolidation of the Interactive Imaginations business, offset by $989,099 in other expenses recorded in 1997. Other expenses included $232,304 of legal costs associated with the successful defense of a class-action lawsuit filed by certain Affiliated Websites on the ContentZone, as well as a net write-off of $756,795 of property and equipment that was deemed to have no future economic value.

Three Months Ended March 31, 1998 and 1997

     For the three months ended March 31, 1998, 24/7 Media's historical results of operations reflect the Merger as of February 25, 1998. For the three months ended March 31, 1997, 24/7 Media's historical results of operations only include the results of Interactive Imaginations. The Company does not believe that the historical revenues or expenses as presented below are reliable or accurate indicators of the future performance of the combined Company. See the Company's Consolidated Financial Statements and related Notes thereto.

     Revenues. Total revenues were $1,076,250 for the three months ended March 31, 1998, as compared to $1,194,137 for the three months ended March 31, 1997. Such decrease was caused primarily by a decline in revenues generated by the SegaSoft agreement, offset by a significant increase in advertising revenue.

     Cost of Revenues. Cost of revenues was $930,003 for the three months ended March 31, 1998 as compared to $459,587 for the three months ended March 31, 1997. Such increase primarily related to increases in third party ad serving costs which were caused by growth in advertising revenue and the temporary increase in costs in connection with the transition to Adfinity[TM]. Such increase was offset by reduced ContentZone ad serving costs.

     Operating Expenses. Total operating expenses were $2,276,827 for the three months ended March 31, 1998 as compared to $1,532,609 for the three months ended March 31, 1997. This increase was caused by higher sales and marketing and general and administrative expenses in anticipation of the Merger and future growth, as well as amortization of goodwill resulting from the acquisition of Petry and Advercomm. Such increase was offset by the significant reduction of product development expense prior to the acquisition of Intelligent Interactions.

Liquidity and Capital Resources

     Historically, the Company has financed its operations primarily from private placements of equity and convertible debt securities. Concurrently with the merger of Petry and Advercomm with and into 24/7 Media, the Company completed a private placement of preferred stock and warrants which resulted in net proceeds of $9,830,897. As of March 31, 1998, the Company had cash and cash equivalents of $7,764,695.

     In addition to funding on-going operations, the Company's principal commitments consist of various obligations under operating and capital leases. On June 1, 1996, the Company entered into an operating lease for the use of computer equipment with a fair market value of approximately $852,000. The operating lease, as amended, requires quarterly payments of $46,000 and expires on November 30, 1998. Rent expense relating to this operating lease was $42,641, $162,862, $611,637 and $381,313 for the three months ended March 31,
1998 and 1997 and the years ended 1997 and 1996, respectively. On May 14, 1998 and July 7, 1998, the Company entered into two operating leases for computer equipment and software related to its Adfinity[TM] system, with a combined fair market value of $849,488. The operating lease, as amended, requires monthly payments and expires in November, 2000. Total rent expense for currently outstanding leases is expected to be approximately $90,500 per quarter. Furthermore, the Company expects to incur approximately $1 million in leasehold improvements prior to moving into the additional leased office space at the Company's headquarters in New York City, and in the aggregate, the Company's annual lease expense for this office space will be approximately $1.2 million through 2003. The Company believes that the expenses associated with such additional office space will not have a material effect on the Company's financial position. See "Business--Facilities and Systems."

     Net cash used in operating activities was $2,309,598, $1,384,894, $4,465,640, $4,933,106 and $995,194 for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995, respectively. Net cash used in operating activities resulted from the Company's net operating losses, adjusted for certain non-cash items, including: (i) a significant advance by SegaSoft in late 1996 for revenues that were primarily recognized during 1997; (ii) the write-off of property and equipment in 1997; and (iii) the amortization of goodwill in the first quarter of 1998 related to the Merger. Net cash used in operating activities also resulted from a high level of accounts receivables and related accrued liabilities due to the time lag between revenue recognition and receipt of payments from advertisers. Historically, the Company relied on a third-party ad serving company to provide reports to the Company in order for the Company to provide accurate and timely invoices to its clients. During the first quarter of 1998, the delivery of the reports from such ad serving company was significantly delayed and, as a result, the Company's unbilled receivables increased as of March 31, 1998. The Company has recently taken steps to improve the timeliness of its billing procedures such as working with the ad serving company to ensure the timely receipt of reports and improving the Company's internal billing and collection procedures and systems. The Company anticipates that it will be able to further improve the timeliness of its billing and collections processes as it completes the transition to Adfinity[TM], which will enable the Company to produce required reports internally, thereby enhancing net working capital as a percentage of total revenues.


     Net cash provided by (used in) investing activities was $71,175, $0, ($19,219), ($1,578,276) and ($464,016) for the three months ended March 31,
1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, respectively. Net cash used in investing activities resulted primarily from capital expenditures relating to computer equipment. To the extent that the Company acquires significant ad serving hardware in the future, net cash used in investing activities will increase.

     Net cash provided by financing activities was $9,909,173, $500,011, $2,889,409, $8,200,777 and $1,448,488 for the three months ended March 31, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, respectively. Net cash provided by financing activities for the three years ended December 31, 1997 included issuances of convertible notes, convertible preferred stock, common stock and warrants. Prior to March 31, 1998, all of the previously issued convertible notes, convertible preferred stock and warrants were converted or exercised into common stock, except for approximately $500,000 principal amount of convertible debt and warrants to purchase approximately 36,000 shares of Common Stock with an average exercise price of $2.81 per share. On February 25, 1998, the Company issued Series A Preferred Stock with detachable warrants at an average exercise price of $9.52.


     No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented. At December 31, 1997, the Company had approximately $13,394,000 of federal net operating loss carryforwards available to offset future taxable income; such carryforwards expire in various years through 2012. As a result of various equity transactions during 1996, 1997 and 1998, management believes the Company has undergone an "ownership change" as defined by section 382 of the Internal Revenue Code. See Note 3 to the Company's Consolidated Financial Statements. Accordingly, the utilization of a portion of the net operating loss carryforward may be limited. Due to this limitation, and the uncertainty regarding the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been recorded by the Company and a valuation allowance has been recorded for the entire amount of the net deferred tax asset. In addition, certain events, including any sales by the Company of shares of its stock, including sales pursuant to this Offering, and/or transfers of a substantial number of shares of Common Stock by the current stockholders, may partially restrict the ability of the Company to utilize its net operating loss carryforwards.


     The Company believes that the net proceeds from this Offering, combined with current cash and cash equivalent balances, will be sufficient to fund its requirements for working capital and capital expenditures for at least the next 12 months. To the extent that the Company encounters unanticipated opportunities, the Company may need to raise additional funds sooner, in which case the Company may sell additional equity or debt securities or borrow funds from banks. Sales of additional equity or convertible debt securities would result in additional dilution of the Company's stockholders.


     Beginning in the year 2000, the date fields coded in certain software products and computer systems will need to accept four digit entries in order to distinguish 21st century dates from 20th century dates. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance issues. The Company is working with its external suppliers and service providers to ensure that they and their systems will be able to support the Company's needs and, where necessary, interoperate with the Company's hardware and software infrastructure in preparation for the year 2000. Management does not anticipate that the Company will incur material expenses to make its computer software programs and operating systems Year 2000 compliant. However, there can be no assurance that unanticipated costs associated with any Year 2000 compliance will not exceed the Company's present expectations and have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the

Company's ad servers and certain of its customers may also be impacted by Year 2000 complications. Any failure by the Company or its ad servers or its customers to make their products Year 2000 compliant could result in a decrease in sales of the Company's products, an increase in the allocation of resources to address Year 2000 problems of the Company's customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by the Company's customers due to such Year 2000 problems. The occurrence of any such event could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Year 2000 Compliance."


Recently Issued Accounting Principles

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" in the quarter ended March 31, 1998. SFAS No. 130 requires the Company to report in its financial statements, in addition to its net income (loss), comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There were no differences between the Company's comprehensive loss and its net loss as reported.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact, if any, of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

     In June 1997, the FASB issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company has determined that it does not have any separately reportable business segments.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement is not expected to affect the Company as the Company currently does not have any derivative instruments or hedging activities.

                                   BUSINESS

Overview

     24/7 Media, an Internet advertising and direct marketing firm, enables both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and electronic commerce. The Company generates revenue by selling advertisements and promotions for its Affiliated Websites. In particular, 24/7 Media: (i) operates the 24/7 Network, a network of over 85 high profile Affiliated Websites to which the Company delivered an aggregate of over 335 million advertisements in May 1998; (ii) operates the CliqNow! network of over 75 medium to large-sized Affiliated Websites to which an aggregate of over 45 million advertisements were delivered in May 1998; (iii) operates the ContentZone, a network of over 2,000 small to medium-sized Affiliated Websites to which the Company delivered an aggregate of over 40 million advertisements in May 1998; (iv) licenses its Adfinity[TM] advertising management system to independent Websites to manage and serve high-volume Internet advertising and direct marketing campaigns; and (v) markets its dbCommerce[TM] software to e-commerce merchants to enable the delivery of targeted promotions.

     The Company operates in the rapidly growing Internet advertising industry. IDC estimates that at the end of 1997 there were over 38 million Web users in the United States and over 68 million Web users worldwide and that by the end of 2002 the number of Web users will increase to over 135 million in the United States and to over 319 million worldwide. There can be no assurance that such rapid industry growth rates will be achieved or that the Company will experience similar rates of growth. Jupiter Communications projects that the dollar value of Internet advertising in the United States will increase from $940 million in 1997 to $7.7 billion in 2002.

     The Company believes that advertisers seek to place Internet ads in ways to maximize unduplicated reach. The Company delivered an aggregate of 420 million impressions in May 1998 and, according to a study prepared for the Company by Media Metrix, the Company's networks reached 35.7%, or more than one third, of all Internet users. The Company believes that this reach figure is among the highest in the Internet advertising industry. The Company plans to aggressively recruit Websites for its networks in order to (i) further extend the Company's reach, (ii) provide advertisers with a broad and diverse base of online content and page views and (iii) improve the Company's brand awareness and visibility with media buyers.

     In addition, as online advertisers and direct marketers increase their use of the Internet, they seek solutions and technologies that allow them to deliver highly targeted messages efficiently. 24/7 Media's customized solutions allow advertisers and direct marketers to tailor their ad campaigns to reach desired audiences, while reducing costs, easing time pressures and alleviating the need to purchase a series of ad campaigns from numerous Web publishers. Advertisers and direct marketers can achieve their objectives by buying ad space on a specific Website, within a particular content channel or across an entire network.

     As Internet traffic grows, Web publishers increasingly seek to maximize the value of their online inventory. The Company's extensive sales and marketing experience provides Web publishers access to media buyers at large ad agencies and enables them to sell advertisement space without incurring the costs and challenges associated with building and maintaining an ad sales force. Additionally, the ad serving and targeting capabilities of Adfinity[TM] effectively deliver advertisements to the Company's Affiliated Websites.

     The addition of the Adfinity[TM] and dbCommerce[TM] technologies in connection with the acquisition of Intelligent Interactions in April 1998 allows 24/7 Media to provide comprehensive advertising solutions for advertisers, direct marketers and Web publishers. Adfinity is designed to target, deliver, and track advertisements and direct marketing messages across the Company's networks. Adfinity can create a profile of an individual Internet user by integrating such user's online behavior with third party demographic and lifestyle data. These profiles can allow Adfinity to deliver targeted advertisements to "the right person at the right time." dbCommerce[TM] software is designed to enable e-commerce merchants to deliver promotions and messages to targeted customer audiences by integrating database marketing techniques with customer transaction information and third party databases.

     The Company's senior management team includes several individuals with over fifteen years of experience in advertising sales in the television and proprietary online network industries. Other members of senior management contribute extensive knowledge of ad serving technology and database targeting. The Company leverages its media sales and technology expertise to seek to maximize the value of ad campaigns for both advertisers and Affiliated Websites.

Formation of the Company

     The Company is the result of several recent mergers and acquisitions, and the combination of these predecessor entities has resulted in an integrated Internet advertising company with both media sales and technology expertise. The Company was incorporated in Delaware on January 23, 1998 to consolidate three Internet advertising companies: (i) Petry, a Delaware corporation that sold advertising for Websites organized in a network, (ii) Advercomm, a newly-formed Delaware corporation that brought a number of high profile Websites to the 24/7 Network, and (iii) Interactive Imaginations, a New York corporation that operated the ContentZone and Riddler.com. Subsequently, the Company acquired both Intelligent Interactions, a Delaware corporation that develops and licenses ad serving technology and e-commerce software, and CliqNow!, a network of over 75 medium to large-sized Websites.

     The Company was formed as a wholly owned subsidiary of Interactive Imaginations. On February 25, 1998, the Company simultaneously consummated the merger of each of Petry and Advercomm with and into the Company (together with the concurrent investment of approximately $10 million by certain third party investors including an existing investor of Interactive Imaginations, the "Initial Merger"). On April 9, 1998, Interactive Imaginations (24/7 Media's then parent) was merged with and into the Company in a manner similar to a pooling-of-interests (together with the Initial Merger, the "Merger"). As a result, 24/7 Media's historical results of operations for all periods prior to the Initial Merger represent those of Interactive Imaginations. On April 13, 1998, the Company acquired Intelligent Interactions as a wholly-owned subsidiary of the Company, and as of June 1, 1998, the Company acquired CliqNow! (collectively, the "Acquisitions"). See "Prospectus Summary--Formation of the Company."

Industry Background

Growth of the Internet and the Web

     The Internet and the Web are experiencing dramatic growth in terms of both the number of Web users and the number of Websites. IDC estimates that at the end of 1997 there were over 38 million Web users in the United States and over 68 million Web users worldwide, and that by the end of 2002 the number of Web users will increase to over 135 million in the United States and to over 319 million worldwide. In addition, Web users are spending an increasing amount of time on the Web; a 1997 U.S. Department of Commerce study estimated that overall traffic on the Internet is doubling every 100 days. According to Network Solutions, the number of paid active Internet domains (.com, .net and
 .org) had grown to over 2 million in May 1998. The growth in the number of Web users, the amount of time users spend on the Web and the number of Websites is being driven by the increasing importance of the Internet as a sales and distribution channel, a communications medium and an information resource.

Growth of Online Commerce

     The Internet is dramatically affecting the methods by which consumers and businesses are buying and selling goods and services. The Web provides online merchants with the ability to reach a global audience and to operate with minimal infrastructure, reduced overhead and greater economies of scale, while providing consumers with a broad selection, increased pricing power and unparalleled convenience. As a result, a growing number of consumers are transacting business on the Web, including trading securities, buying consumer goods, paying bills and purchasing airline tickets. Jupiter Communications estimates that over 25% of adult Web users purchased goods or services over the Web in 1997 and that 50% of adult Web users will make online purchases in 2000. Jupiter Communications also estimates that retail consumer purchases of goods and services over the Internet will increase from $2.6 billion in 1997 to $37.5 billion in 2002. The Company believes that as electronic commerce expands, advertisers and direct marketers will increasingly use the Web to advertise products, drive traffic to their Websites, attract customers and facilitate transactions.

Growth of Internet Advertising

     The Web is evolving into an important medium for advertisers due to its interactive nature, global reach, rapidly growing audience and the expected increase in online commerce. Unlike more traditional advertising methods, the Web gives advertisers the potential to target advertisements to broad audiences or to selected groups of users with specific interests and characteristics. The Web also allows advertisers and direct marketers to measure the effectiveness and response rates of advertisements and to track the demographic characteristics of Web users. The interactive nature of Web advertising enables advertisers to better understand potential customers, and to change messages rapidly and cost effectively in response to customer behavior and product availability. Additionally, the Web allows advertisers and direct marketers to reach users with attractive demographic profiles. A 1997 U.S. Department of Commerce study estimated that 48% of Web users have a college degree, 34% have a household income greater than $60,000, and their average age is approximately 35 years.

     The unique capabilities of online advertising, the growth in traffic on the Web and the favorable characteristics of Web users have led to a significant increase in online advertising. According to Jupiter Communications, the dollar value of online advertising in the United States is expected to increase from $940 million in 1997 to $7.7 billion in 2002, representing a 52% compounded annual growth rate. By comparison, in 1997 IDC estimated that $173 billion was spent on traditional media advertising (television, radio, cable and print) in the United States. Until recently, the leading Internet advertisers have been technology companies, search engines and Web publishers. However, many of the largest advertisers utilizing traditional media, including consumer products companies and automobile manufacturers, are expanding their use of online advertising. The Company believes that online advertising will continue to capture an increasing share of available advertising dollars and that this trend will drive demand for online ad inventory and for sophisticated Internet advertising solutions.

Opportunities for Direct Marketing

     The Web also represents an attractive medium for direct marketing, which has traditionally been conducted through direct mail, telemarketing and televison infomercials. The interactive nature of the Web enables direct marketers to deliver targeted promotions to consumers at the point-of-sale. The success of a direct marketing campaign is measured by the response rate of consumers (e.g., number of leads, number of sales or transactions as a percentage of promotions viewed). The Internet has the potential to enable direct marketers to increase consumer response rates and decrease costs-per-transaction by targeting and delivering direct marketing campaigns to particular consumers based on their demographic profile, self-selected interests and online behavioral characteristics. By providing a more cost-effective method to reach target customers, online advertising is expected to improve the direct marketer's return on investment. The Direct Marketing Association estimates that $153 billion was spent in 1997 on all forms of direct marketing in the United States, and Jupiter Communications estimates that expenditures on direct marketing over the Internet will exceed $1.3 billion in 2002.

Challenges Facing Advertisers, Direct Marketers and Web Publishers

     While the Web offers numerous opportunities, most online advertisers, direct marketers and Web publishers face a number of significant challenges to realizing the potential of Internet advertising. As online advertisers, direct marketers and Web publishers increase their use of the Internet, they seek solutions and technologies which will allow them to deliver highly targeted messages, receive real-time feedback, benefit from business efficiencies and capitalize on other potential advantages of online advertising and direct marketing.

     Advertisers and Direct Marketers. For advertisers and direct marketers, large advertising campaigns can be time-consuming, expensive and difficult to manage and can require the use of media purchasers at advertising agencies to place advertisements. Given the breadth of content available on the Web, it is difficult for advertisers and direct marketers to justify the costs of transacting individually with a number of smaller, but desirable, sites in order to reach a large online audience. In addition, many advertisers and direct marketers lack the analytical tools to evaluate and optimize the effectiveness of advertising campaigns, target appropriate users, efficiently place advertisements and deliver content. Advertisers and direct marketers also find that individual Websites typically lack the technology to serve a variety of advertisements to a broad reach of Internet users.

     Web Publishers. Web publishers who seek to sell ad space on their Websites face an array of challenges. Most Web publishers have difficulty attracting and maintaining experienced personnel to sell ad space on their Websites and justifying the costs of establishing such a sales force. In addition, most Web publishers cannot afford, or lack the ability, to operate and maintain sophisticated ad servers and databases to provide effective ad serving, targeting and reporting to advertisers. Furthermore, for sales personnel at all but the largest Websites, it can be difficult to gain access to media buyers at large advertising agencies. As a result, online advertising spending is highly concentrated on large Websites. Industry sources estimate that, during August 1997, the top nine portals (which represented 15% of total page views) accounted for 59% of all dollars spent on Internet advertising. The Company believes all but the largest Websites will continue to face challenges in capturing a share of the total advertising dollars spent on the Internet.

The 24/7 Media Solution

     The Company operates the 24/7 Network, the CliqNow! network and the ContentZone, which are networks of Websites that enable both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and electronic commerce. The 24/7 Network is comprised of over 85 high profile Websites; the CliqNow! network is comprised of over 75 medium to large-sized Websites; and the ContentZone is comprised of over 2,000 small to medium-sized Websites. The Company offers comprehensive advertising sales solutions for both emerging and mature Web publishers and provides advertisers and direct marketers with targeted ad delivery across the Company's networks. The Company delivered an aggregate of 420 million impressions during May 1998 and, according to a study prepared for the Company by Media Metrix, the Company's networks reached 35.7%, or more than one third, of all Internet users. The Company believes that this reach figure is among the highest in the Internet advertising industry. The Company's ability to deliver targeted advertisements has recently been enhanced by the addition of the Adfinity[TM] ad serving technology.

Benefits to Advertisers and Direct Marketers

     24/7 Media reduces costs and eases time pressures for advertisers and direct marketers by alleviating the need to purchase a series of ad campaigns from numerous Web publishers. The Company's networks provide advertisers and direct marketers with access to a wide variety of online content and a broad reach of Internet users. Advertisers and direct marketers can enhance the effectiveness of advertising and direct marketing campaigns by customizing their ad delivery on the Company's networks and buying ad space either on selected Affiliated Websites, within a particular content channel or across an entire network. The Company believes that its Adfinity[TM] technology will enable advertisers to optimize ad performance by reaching highly targeted audiences based on demographic profiles and user behavior. In addition, the Company provides advertisers and direct marketers with comprehensive reporting services in order to monitor the effectiveness of ad delivery.

Benefits to Web Publishers

     Membership on the Company's networks enables Web publishers to immediately generate advertising revenues by gaining access to advertisers and direct marketers without the costs and challenges associated with building and maintaining their own ad sales force and ad serving technology. Websites included on the Company's networks benefit from 24/7 Media's experienced management team, its extensive sales and marketing organization and its direct access to advertisers and agencies. The organization of the Company's networks into channels of Web publishers' content enhances the value of inventory on small to medium-sized Websites and enables such Websites to generate revenues by selling ad space within a channel that is attractive to advertisers. Furthermore, the Company believes that the targeting capabilities of the Company's Adfinity[TM] ad management system will increase the value of Web publishers' inventory. The Company also provides sophisticated tracking and reporting functions for its Affiliated Websites. For Web publishers with their own in-house ad sales forces, the Company licenses its Adfinity[TM] ad management system to serve advertisements and provide enhanced targeting and reporting capabilities.

Strategy

     24/7 Media's objective is to provide superior turnkey advertising solutions for Web publishers and maximize the effectiveness of advertisers' Internet advertising campaigns. The Company intends to reach its objective by implementing the following interconnected strategies:

     Expand the Company's Networks of Websites. The Company plans to recruit Websites aggressively for its networks in order to extend the Company's reach and to provide a broad base of page views and online content to advertisers. The Company believes that its approach to expansion is unique in that it recruits Websites of all sizes, including high-profile or larger to medium-sized Websites on the 24/7 Network and the CliqNow! network, as well as medium to smaller-sized Websites on the ContentZone. Such a collection of Websites of diverse sizes and content allows advertisers to target Internet users by interest and enhances the value of each Affiliated Website's inventory. An increased number of Affiliated Websites and an expanded breadth of available content will further enable advertisers to consolidate their ad purchases and will improve the Company's brand awareness and visibility with media buyers.

     Maximize Sales and Marketing Effectiveness. The Company believes that its sales and marketing organization is among the largest in the Internet advertising industry, providing the Company with a competitive advantage. The Company intends to leverage the substantial media sales experience of its management team in order to maximize the value of ad campaigns to benefit both advertisers and its Affiliated Websites. 24/7 Media believes that advertiser awareness of the Company is critical to its success. Accordingly, the Company continually expands its services for advertisers and advertising agencies in order to establish and expand the recognition of its corporate identity. The Company also promotes its service offerings through its Website, trade publication advertisements, direct mail and promotional activities, trade shows and other media events.

     Enhance Capabilities of Ad Targeting Technology. The Company believes that its Adfinity[TM] ad management technology creates significant value for advertisers, direct marketers and its Affiliated Websites. Adfinity[TM] can create a profile of an individual Internet user by integrating such user's online behavior with third party demographic and lifestyle data. These profiles can enable Adfinity[TM] to deliver targeted advertisements to the right person at the right time. The Company intends to continue to enhance its targeting capabilities and technology through investment in research and development activities.

     Increase Value of Ad Inventory. The Company seeks to increase click-thru rates as its Adfinity[TM] technology delivers advertisements to a more highly targeted audience, resulting in more effective advertising campaigns and enabling the Company to charge higher CPM rates. Furthermore, the Company believes that as it increases the breadth and depth of its content channels, the sale of ads targeted to specific channels will increase, displacing lower CPM run of network campaigns, in which ads are delivered across the Websites in a network, and cost-per-action campaigns that generate revenues only if the user responds to the ad with an action, such as an inquiry or a purchase of the product advertised. The Company intends to further increase the value of its Affiliated Websites' ad inventory by seeking to sell 100% of inventory through the sale of a combination of advertisements sold on a CPM basis and a cost-per-action basis, by selling sponsorships on Affiliated Websites and by refining its management of ad space inventory.

     Provide Highest Level of Customer Service. The Company emphasizes high quality service for its Affiliated Websites and advertisers. For example, the Company employs techniques of benchmarking, statistical analysis and continuous process improvement to provide its Affiliated Websites and advertisers with "best of class" service. The Company continually surveys its Affiliated Websites and advertisers to monitor service levels and identify and resolve problems. In addition, the Company expects that Adfinity[TM] will offer enhanced reporting capabilities that allow Web publishers and advertisers to better assess the efficiency and performance of ad campaigns.


24/7 Media Products and Services
     The Company's products and services include (i) its comprehensive Internet advertising solutions for Internet advertisers, direct marketers and Affiliated Websites and (ii) the licensing of its Adfinity[TM] ad serving technology and its dbCommerce[TM] software. For the three months ended March 31, 1998, pro forma advertising revenue and pro forma consulting and license fees accounted for 96.4% and 3.6% of total pro forma revenues, respectively.

Internet Advertising Networks

     The Company operates the 24/7 Network, the CliqNow! network and the ContentZone, each of which is a collection of Websites with diverse online content organized into topical channels.

     The 24/7 Network. Through the 24/7 Network, the Company provides advertisement sales and delivery services and related functions to over 85 Affiliated Websites. The 24/7 Network aggregates large and medium-sized Websites that are attractive to advertisers, generate a high number of ad impressions and contribute a variety of online content to the network. The ten largest sites in the 24/7 Network produced approximately 68% and 66% of the 24/7 Network's pro forma advertising revenue in such periods, respectively. During the month of May 1998, the Company delivered over 335 million advertisements to the 24/7 Network. The Websites on the 24/7 Network include, among others, the following Websites:

                                             [bullet] FreeEdgar
         [bullet] AT&T Worldnet
         [bullet] Accuweather                [bullet] Ladies' Home Journal
         [bullet] All Apartments             [bullet] MapQuest
         [bullet] Better Homes & Gardens     [bullet] Match.com
         [bullet] Blizzard                   [bullet] New York Magazine
         [bullet] Channel One                [bullet] Readers' Digest
         [bullet] Comedy Central             [bullet] Reuters' MoneyNet
         [bullet] Currency Site              [bullet] Reuters' Newswire
         [bullet] Delphi                     [bullet] Soap Opera Digest
         [bullet] Doonesbury                 [bullet] Spinner.com
         [bullet] Earthlink                  [bullet] Talk City
         [bullet] Encompass                  [bullet] Yacht World

     CliqNow! Network. The recent acquisition of CliqNow! furnished the Company with a network of over 75 medium to large-sized Websites. Through the CliqNow! network, the Company provides advertisement sales and delivery services and related functions to the Affiliated Websites on the CliqNow! network. Over 45 million ad impressions were delivered to Affiliated Websites on the CliqNow! network in May 1998. The Websites on the CliqNow! network include, among others, the following Websites:

         [bullet] The Associated Press--The Wire     [bullet] Wall Street Sports
         [bullet] fastWeb                            [bullet] Web Site Garage
         [bullet] Horticulture Magazine              [bullet] The Womens' Forum
         [bullet] Thomson Financial Services

     ContentZone. The ContentZone is a network of over 2,000 small to medium-sized Websites to which the Company provides advertisement sales and delivery services and related functions. Such Websites encompass a broad and diverse range of content that reflects the eclectic, grass-roots nature of the Web. The ContentZone provides one of the few advertising revenue opportunities for such small and emerging Websites. During the month of May 1998, the Company delivered over 40 million advertisements to the Affiliated Websites on the ContentZone. The Company created and operates the ContentZone Website (www.contentzone.com) to promote and generate traffic on its Affiliated Websites on the ContentZone.

Channels on the Networks.

     The 24/7 Network's and the ContentZone's Affiliated Websites are currently organized into the following topical channels:

  [bullet] Automotive                     [bullet] Music
  [bullet] Business/Financial             [bullet] News/Information
  [bullet] Community/Directory            [bullet] Real Estate
  [bullet] Entertainment                  [bullet] Sports
  [bullet] Games                          [bullet] Technology
  [bullet] Health                         [bullet] Teen/College
  [bullet] International                  [bullet] Travel/Dining
  [bullet] ISP/Portal                     [bullet] Women/Family

The CliqNow! network is organized into the following topical channels:

  [bullet] College              [bullet] Kids
  [bullet] Financial            [bullet] Sports
  [bullet] Golf                 [bullet] Tech
  [bullet] Home                 [bullet] Travel

The Company is presently developing several new channels for its networks prompted by user and advertiser interests. The Company expects to expand into additional channels to respond to advertisers' needs. For example, the Company is working with RealNetworks to create a channel of Websites from its portfolio that will accept rich media advertising (audio-enhanced banners and streaming audio-visual ads) in areas where online content utilizes rich media technology. 24/7 Media intends to promote rich media ad placement utilizing RealNetworks streaming technology on 24/7 Media's networks of Websites, and RealNetworks intends to promote 24/7 Media's rich media channel to its customers and advertising agency affiliates.

The Games channel of the 24/7 Network includes the Company's Riddler.com Website (www.riddler.com), a Website that offers a diverse number of single-player and multi-player games to over 700,000 registered subscribers, as well as to a number of unregistered users. Riddler.com offers free games and prizes as an incentive to consumers to supply the Riddler.com database with personal demographic and psychographic data. The Company delivers advertisements and sponsorship messages on Riddler.com that do not interrupt the game being played, but require the user to scroll through the advertisement in order to begin playing the game.

Service Levels on the Networks.

     The Company offers different levels of service to the Affiliated Websites on its networks.

     The Company offers full service to certain Affiliated Websites on the 24/7 Network and the CliqNow! network. For such Websites, the Company appoints an account manager to oversee the relationship with the Website, sells the Website ad inventory directly to advertisers, solicits sponsorships specifically for such Website and integrates sales efforts with the Website. The Company recognizes revenues generated from advertising sales net of any ad agency commissions.

     For all other Websites on the 24/7 Network and the CliqNow! network, the Company bundles advertisements as part of a channel or run of network package, pursuant to which the advertisement is delivered across Websites in one of the channels listed above or across the entire network. For example, an advertiser who buys an advertisement on the Automotive channel on the 24/7 Network is guaranteed that such advertisement will run only on the Websites on the 24/7 Network's Automotive channel. The Company typically receives a minimum available inventory on such Websites, receives commissions only on the advertisements the Company sells and believes that it is generally the only third party that sells ads on such Websites.

     All Websites on the ContentZone receive service similar to the channel or run of network service on the 24/7 Network except that advertisement delivery is highly automated and ads are delivered across Websites included in specific channels on the ContentZone or across the entire ContentZone.

Advertisers on the Networks.

     The Company maintains relationships with, and focuses its sales and marketing efforts on, the leading Internet and traditional advertisers and advertising agencies, many of which have utilized the Company's solutions. Advertisers and advertising agencies employ the Company in various ways. Advertisers and ad agencies typically purchase advertising pursuant to written purchase order agreements that run for a limited time. Based on its breadth of online content and its extensive reach, the Company has the ability to package personalized advertising solutions for advertisers and ad agencies. The Company's sales force works closely with advertisers to enhance the effectiveness of advertising campaigns by customizing ad delivery either on a specific Website, within a particular content channel, or across an entire network. Set forth below is a representative list of advertising agencies and advertisers that have delivered advertisements on the Company's networks during the five months ended May 31, 1998:

                             Advertising Agencies

  [bullet] Agency.com                         [bullet] i-traffic
  [bullet] Anderson & Lembke                  [bullet] J. Walter Thompson
  [bullet] BBDO Interactive                   [bullet] Kirshenbaum Bond & Partners
  [bullet] Black Dog Design                   [bullet] Left Field
  [bullet] Catalina Marketing                 [bullet] McCann-Erikson
  [bullet] CKS/Sitespecific                   [bullet] Media.com
  [bullet] Dahlin Smith White                 [bullet] Mercury 7
  [bullet] DMB&B                              [bullet] Modem Media
  [bullet] Eagle River Interactive            [bullet] Ogilvy & Mather
  [bullet] Freeman                            [bullet] Planet U
  [bullet] Giant Step                         [bullet] Rives Carlberg
  [bullet] Grey Interactive                   [bullet] Thunderhouse
  [bullet] Hal Riney                          [bullet] US Interactive
  [bullet] iballs                             [bullet] Wolverine
  [bullet] ifrontier                          [bullet] Y&R Wunderman

                                                        Advertisers
  [bullet] Amazon.com                         [bullet] Internet Shopping Network
  [bullet] American Express                   [bullet] Mastercard
  [bullet] AT&T                               [bullet] Metromail
  [bullet] Bell Atlantic                      [bullet] Microsoft
  [bullet] Cardsecure                         [bullet] The Mining Company
  [bullet] CDNow                              [bullet] News Corp.
  [bullet] Cendant                            [bullet] N2K
  [bullet] Charles Schwab                     [bullet] Pointcast
  [bullet] Citibank                           [bullet] Procter & Gamble
  [bullet] Columbia House                     [bullet] Sony
  [bullet] Compaq                             [bullet] Sandals Resorts
  [bullet] Disney                             [bullet] Sprint
  [bullet] eBay                               [bullet] Standard & Poor's
  [bullet] Encyclopedia Britannica            [bullet] Think New Ideas
  [bullet] Ford                               [bullet] Tower Records
  [bullet] General Motors                     [bullet] US Web
  [bullet] Hewlett Packard                    [bullet] US West
  [bullet] IBM                                [bullet] Visa
  [bullet] Intel                              [bullet] Web Genesis



     Certain of the above advertising agencies and advertisers represented less than one percent of 24/7 Media's total revenues in the five months ended May 1998. CardSecure represented 12.9% of the total revenues for such period. CardSecure has recently substantially reduced its advertising with the Company, and has accounted for less than 5% of the Company's revenues since June 30, 1998. The Company believes that such reduction will not have a material effect on the financial condition of the Company. See "Risk Factors--Reliance on a Limited Number of Advertisers and Ad Agencies."


     Admission to the Networks. Web publishers seeking to join the 24/7 Network or the CliqNow! network must meet specified standards, such as quality content and brand name recognition, specified levels of existing and projected page views, attractive user demographics, and sponsorship opportunities. Any Web publisher possessing non-objectionable content on its Website can qualify for admission to the ContentZone, and the Company expects to "graduate" ContentZone members to the 24/7 Network or the CliqNow! network if they generate a sufficient number of ad impressions per month and satisfy the requisite standards.

Adfinity[TM] Ad Serving Technology

     Adfinity[TM] ad serving technology is designed to allow Websites to target, deliver, and track a high volume of advertisements to Internet viewers without causing a slow down in the performance of the Website or a delay in ad delivery. 24/7 Media acquired Adfinity[TM] as part of its acquisition of Intelligent Interactions in April 1998, and is currently integrating the Adfinity[TM] ad serving technology into the Company's networks. The Company expects Adfinity[TM] to serve as the Company's technology platform, delivering all of the advertisements to its networks. In addition, the Company currently licenses Adfinity[TM] to eight Websites, including The Motley Fool, MecklerMedia and RealNetworks.

     Adfinity[TM]'s targeting engine is designed to enable advertisers and direct marketers to target advertisements and Internet content to individuals or audience segments using flexible, advertiser-defined demographic profiles. Advertisers can control the advertisement delivered, the user targeted, and the frequency of ad delivery. Adfinity[TM] integrates information, such as a user's online response rate to advertisements, name, address, age, or e-mail address, with third-party databases to generate a comprehensive demographic profile of the Internet user. Using such user profile, the Company can serve advertisements and promotions specifically targeted to such user. Adfinity[TM] also utilizes database overlays from marketing firms or other third parties in order to create a comprehensive direct marketing model for the Company.

     Through Adfinity[TM], the Company provides Internet advertisers, direct marketers and Web publishers with comprehensive timely reports regarding the demographics of users receiving and responding to advertisements. If a selected audience does not respond well to an advertising message, then Adfinity[TM] allows Internet advertisers, direct marketers and Web publishers to promptly change advertising messages or images, refine the targeted demographics and rebroadcast messages.

dbCommerce[TM] Software

     24/7 Media acquired dbCommerce[TM] software in connection with the acquisition of Intelligent Interactions in April 1998. dbCommerce[TM] software is designed to enable e-commerce merchants to deliver targeted promotions and messages to distinct customer segments or specific customers by integrating database marketing techniques with customer transaction information and third party databases. dbCommerce[TM] is designed to track the effectiveness of promotional efforts by source code, page view, products shown and Internet response rates and to provide reports of this information to e-commerce merchants to improve the targeting of future promotions and messages.

     The Company's Intelligent Interactions subsidiary recently entered into an agreement pursuant to which IBM bundles the dbCommerce[TM] software with IBM's I-commerce server for database and Web marketing purposes. Furthermore, Intelligent Interactions and Open Market Inc. recently entered into an agreement to jointly market ad targeting services and products that result from the imntegration of the dbCommerce[TM] software with Open Market's Transact commerce server, LiveCommerce's industrial cataloging software and SecureLink's development environment. To date, the Company has not realized any revenues from its dbCommerce[TM] software.

Privacy Protection

     In utilizing its targeting technology and software, the Company adheres to the principles of the Direct Marketing Association regarding privacy concerns. To address privacy concerns, users are permitted, at their request, to "opt-out" of demographic profile targeting. When a subscriber objects to profile targeting, Adfinity[TM] and dbCommerce[TM] automatically deliver ads based only on site-defined page, location, or context. Although Adfinity enables the use of "cookies" in addition to other mechanisms to deliver targeted advertising, the Company generally does not, and will not in the future, depend on the use of "cookies", which are bits of information keyed to a specific server, file or directory location that are stored on a user's hard drive and passed to a Website's server through the user's browser software. The use of cookies on the Web has met with some resistance by Internet users. Ad serving systems can manage targeted advertising and control the frequency of ads delivered to users without using cookies through the use of a user login at each session, or with the user's permission, such systems can use a cookie to identify the user for future visits. See "Risk Factors--Privacy Concerns."

Sales and Marketing

     The Company believes it maintains one of the largest Internet advertising sales organizations. The Company sells its services in the United States through a sales and marketing organization which included 44 salespeople as of June 30, 1998. These employees are located at the Company's headquarters in New York, and in the Company's offices in Chicago, Dallas, Los Angeles, San Francisco, Seattle and the Washington, D.C. area.

     Advertisers typically purchase advertising pursuant to written purchase order agreements that run for a limited time. The Company believes that the terms of its purchase order agreements, which provide for indemnification of the Company by the advertiser for breach of representations and warranties included therein and limit the right of the advertiser to cancel or modify a campaign once commenced, are consistent with industry practice. In addition to purchase order sales, the Company has recently started to sell sponsorship advertising whereby an advertiser enters into a long-term agreement with a single Website, typically with some exclusivity and renewal privileges and restrictions on the advertisers' ability to cancel the agreement. Such sponsorship advertising involves a greater degree of integration among the Company, the advertiser and the Affiliated Websites.

     The Company believes that it has a competitive advantage due to the geographic breadth of its sales force and its ability to continually improve its sales and marketing capabilities. The Company continuously leverages the substantial media experience of its management team to maximize the value of ad campaigns for both advertisers and Affiliated Websites. The Company also employs a Website relationship department that surveys Affiliated Websites and monitors qualitative indicators of service levels in order to continuously improve its customer service.

     24/7 Media believes that advertiser awareness of the Company and its services is critical to its success. As a result, the Company seeks to continually communicate with its advertisers and advertising agencies through its Website, trade publication advertisements, public relations, direct mail, ongoing customer communications programs, promotional activities, trade shows and online advertisements over the Company's networks and on third party Websites.

International

     The Company's international strategy consists of entering into strategic alliances with foreign Internet advertising networks. The Company has an agreement with ClickThrough Interactive ("ClickThrough") whereby ClickThrough has the exclusive third party right to sell page views on the 24/7 Network when such pages are accessed by Canadian Internet users, and the Company has the exclusive third party right to sell page views on the ClickThrough network when accessed by U.S. Internet users. The Company is not obligated to sell such pages to ClickThrough below a certain CPM floor. The Company has entered into a similar agreement with China Internet Company, which operates the China.com Website and is developing an Asian Internet advertising network. The Company is currently negotiating additional alliances in Europe. The Company does not expect to realize materially significant revenues from these alliances for at least the next 6 months.

Intellectual Property

     The Company regards its intellectual property as critical to its success, and relies upon patent, trademark, copyright and trade secret laws in the United States and other jurisdictions to protect its proprietary rights and intellectual property. Although the Company does not currently have any patents, it has filed applications with the United States Patent and Trademark Office to protect certain aspects of its Adfinity[TM] and dbCommerce[TM] technologies. The Company has pursued the protection of its trademarks by applying to register its trademarks, including the trademarks of Adfinity and dbCommerce, in the United States and (based upon anticipated use) internationally, and is the owner of a registration for the 24/7 Media trademark in the United States. There can be no assurance that all of the Company's trademark registrations or patent applications will be approved or granted and, if they are granted, that they will not be successfully challenged by others or invalidated through administrative process or litigation. Further, if the Company's trademark registrations are not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, there can be no assurance that the Company would be able to enter into arrangements with such third parties on commercially reasonable terms to allow the Company to continue to use such trademarks. Patent, trademark, copyright and trade secret protection may not be available in every country in which the Company's services are distributed or made available. In addition, the Company protects its proprietary rights through the use of confidentiality agreements with employees, consultants and affiliates. The Company also licenses certain proprietary rights to third parties. There can be no assurance that such agreements and licenses will provide adequate protection for the Company's proprietary rights in the event of any unauthorized use or disclosure, that employees of the Company, consultants or affiliates will maintain the confidentiality of such proprietary information, or that such proprietary information will not otherwise become known, or be independently developed, by competitors.

     The Company's Adfinity[TM] technology collects and utilizes data derived from user activity on the Company's networks and of the Websites of Web publishers using the Company's services. This data is used for advertisement targeting and for predicting advertisement performance. Although the Company believes that it has the right to use such data, there can be no assurance that any trade secret, copyright or other protection will be available for such information or that others will not claim rights to such information. Further, pursuant to its contracts with Web publishers using the Company's services, the Company is obligated to keep certain information regarding the Web publisher confidential.

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and currently evolving. The future viability or value of any proprietary rights of 24/7 Media is unknown. Steps taken by 24/7 Media to protect its proprietary rights may not be adequate and third parties may infringe or misappropriate the Company's proprietary rights. Any such infringement or misappropriation, should it occur, could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that the Company's business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against the Company.

Competition

     The markets for Internet advertising and related products and services are intensely competitive and such competition is expected to continue to increase. The Company believes that its ability to compete depends upon many factors within and beyond its control, including the timing and market acceptance of new services and enhancements to existing services developed by the Company and its competitors, customer service and support, sales and marketing efforts, and the ease of use, performance, price and reliability of the Company's products and services. The Company believes it has a competitive advantage due to the geographic breadth of its sales force and its ability to continually improve its sales and marketing capabilities.


     The Company competes for Internet advertising revenues with large Web publishers and Web search engine companies, such as America Online, Excite, GeoCities, Infoseek, Lycos and Yahoo!. Further, the Company's networks of Websites compete with a variety of Internet advertising networks, including DoubleClick and Link Exchange. In marketing the Company's networks and its Adfinity[TM] system to Web publishers, the Company also competes with providers of advertisement servers and related services, including NetGravity and Accipiter, a division of CMG Information Services, Inc. In marketing dbCommerce[TM], the Company competes with BroadVision. The Company also encounters competition from a number of other sources, including content aggregators, companies engaged in advertising sales networks, advertising agencies, and other entities which facilitate Internet advertising. Many of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. See "Risk Factors--Competition."


Employees

     As of June 30, 1998, the Company employed 117 persons, including 76 in sales, marketing and customer support, 22 in product development, and 19 in accounting, human resources and administration. The Company is not subject to any collective bargaining agreements and believes that it enjoys a good relationship with its employees.

Facilities and Systems

     The Company's principal executive offices are located at 1250 Broadway, New York, New York and consist of approximately 13,000 square feet under a lease that expires in 2003; the Company has exercised an option to lease an additional 26,000 square feet on two adjacent floors.

     The lease with respect to the Company's headquarters runs through 2003 and provides for total annual rent of approximately $1,200,000 (subject to increase annually to reflect increases in operating expenses), and covers approximately 39,000 square feet on three floors. The Company also temporarily leases office space at 30 Broad Street, New York, New York from K2 Design, Inc. for certain employees associated with the CliqNow! network.

     In addition, the Company leases office space for its sales, marketing and product development staff in Chicago, Dallas, Los Angeles, San Francisco and the Washington, D.C. area. The Company believes that its existing facilities, including the additional space in the executive offices, will be sufficient for its purposes for the next 12 months.

     The Company's Adfinity[TM] ad serving software and hardware are housed at GlobalCenter in Herndon, Virginia. GlobalCenter provides the Company with a secure area to store and operate its computer systems, capacity for communications links and Internet connectivity systems, and contractual protection against service interruptions. The Master Services Agreement with GlobalCenter, Inc. provides for Internet connectivity services, the lease of certain hardware, the licensing of certain software, and the lease of secure space to store and operate such equipment. Services and equipment are delivered by GlobalCenter pursuant to Service Orders submitted from time to time by the Company. Service orders currently in place, which expire in May 1999, require monthly payments of $27,000. GlobalCenter may not increase prices or terminate services during the pendency of any service order. The Master Services Agreement includes a "99% Uptime Guarantee" with respect to the services provided. Downtime results in certain returns of payment and gives rise to a right of termination by the Company. In the future, the Company may opt to utilize other GlobalCenter locations in New York and California.

Legal Proceedings

     The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

Executive Officers and Directors

     The following table sets forth certain information concerning the executive officers and directors of the Company:

Name                          Age     Position and Offices
---------------------------   -----   ------------------------------------------------------
David J. Moore                 46     President and Chief Executive Officer and a Director
R. Theodore Ammon              48     Chairman of the Board
Yale R. Brown                  43     Executive Vice President--Technology and Operations
                                      and a Director
Jacob I. Friesel               48     Executive Vice President--Sales and Marketing and a
                                      Director
C. Andrew Johns                38     Executive Vice President, Treasurer & Chief Financial
                                      Officer
John F. Barry III              46     Director
Michael P. Paolucci            27     Director
Jack L. Rivkin                 57     Director
Arnie Semsky                   52     Director
Charles W. Stryker, Ph.D.      51     Director

     David J. Moore has been President and Chief Executive Officer and a Director of the Company since February 1998. Mr. Moore was Chief Executive Officer of Petry Interactive from December 1995 to February 1998. From 1993 to 1994, Mr. Moore was President of Geomedica, an online service for physicians, which he sold to Reuters. From 1982 to 1992, Mr. Moore was a Group Vice President at Hearst/ABC-Viacom Entertainment Services, where he participated in the launch of Cable Health Network, Lifetime Television, Lifetime Medical Television, a service targeted to physicians, and HealthLink Television, a physician waiting room television service. From 1979 to 1982, Mr. Moore had a television advertising sales position with Turner Broadcasting. Mr. Moore received a B.A. degree in Communications from Northern Illinois University.

     R. Theodore Ammon, Chairman of the Board of the Company, has been Chairman of the Board of Big Flower Holdings, Inc. and its predecessor company, Big Flower Press Holdings, Inc. since 1993. From 1990 to 1992, Mr. Ammon was a General Partner of Kohlberg Kravis Roberts & Co., a New York and San Francisco-based investment firm, and an executive of such firm prior to 1990. Mr. Ammon also serves on the board of directors of each of Host Marriott Corporation, Culligan Water Technologies, Inc. and Samsonite Corporation. Mr. Ammon received a B.A. degree in Economics from Bucknell University.

     Yale R. Brown has been Executive Vice President--Technology and Operations and a Director since April 1998. Mr. Brown was Chief Executive Officer of Intelligent Interactions Corporation since February 1995. Mr. Brown held various positions with Oracle Corporation from 1990 through 1995, including Vice President of Emerging Technologies, Vice President of the Advanced Technologies Group of Oracle Consulting, and Vice President of Strategic Consulting Services for Oracle Complex Systems Corporation, Oracle's systems integration subsidiary. Mr. Brown was the Director of the Information Resources Management Practice of Coopers & Lybrand from 1987 to 1990. From 1981 to 1987, Mr. Brown was a consultant with Booz, Allen & Hamilton Inc. From 1978 to 1980, Mr. Brown was a Federal Reserve Examiner for the Board of Governors of the Federal Reserve System. Mr. Brown received a M.B.A. degree in Applied Economics and a B.A. degree in Political Science from The George Washington University.

     Jacob I. Friesel has been Executive Vice President--Sales and Marketing and a Director of the Company since February 1998. From 1997 to 1998, Mr. Friesel was President of Katz Millennium Marketing, the Internet media sales division of Katz Media Group, Inc. He was Vice President, Strategic Planning for the Katz Television Group from 1994 to 1997. From 1993 to 1994, he was a Vice President and General Sales Manager of Katz American Television, a leading advertising representative of major market television stations. He was Vice President, General Sales Manager of Katz Continental Television from 1991 through 1993, and was employed in various media advertising sales and management positions with the Katz Agency from 1976 to 1991. Mr. Friesel received a B.A. degree in Mass Communications from the City University of New York.

     C. Andrew Johns has been Executive Vice President, Treasurer and Chief Financial Officer since April 1998. From 1996 to 1998, he was co-founder and Managing Director of Manufacturers Renaissance Network, Inc., which provides strategic consulting and investment banking services to small and medium-sized businesses. From 1990 to 1996, Mr. Johns was President and owner of Strathmore Hill Associates, Inc., an investment banking and strategic consulting firm. Mr. Johns received a M.B.A. degree from Stanford University Graduate School of Business and a B.S. degree in Commerce from The University of Virginia. Mr. Johns is a Chartered Financial Analyst.

     John F. Barry III, Director of the Company, is presently the Managing General Partner of Prospect Street Ventures, a private equity and venture capital firm, which he joined in 1990. From 1988 to 1989, he was the head of investment banking at L.F. Rothschild & Co. From 1983 to 1988, he was a corporate finance specialist at Merrill Lynch and from 1979 to 1983, he was a securities attorney with Davis Polk & Wardwell. Mr. Barry serves on the boards of directors of nine information technology companies, including Skyline Multimedia, Inc. Mr. Barry is also the chairman of Bondnet Trading Systems, Inc. Mr. Barry received a J.D. degree from Harvard Law School and a B.A. degree in History from Princeton University.

     Michael P. Paolucci, Director of the Company, has been a consultant to the Company in connection with mergers, acquisitions and other strategic initiatives since February 1998. Mr. Paolucci is a co-founder of Interactive Imaginations and was Chief Executive Officer of Interactive Imaginations from its incorporation in 1994 to February 1998. From 1992 to 1994, Mr. Paolucci was involved in communications, marketing and public relations for various small companies. Mr. Paolucci received a B.A. degree in Economics from Cornell University.

     Jack L. Rivkin, Director of the Company, has been a Senior Vice President of Travelers Investment Group Inc. since January 1997, where he is responsible for the management of venture capital and private equity partnerships for various Travelers insurance companies. He is also a director and member of the investment committee of Greenwich Street Capital Partners, L.P., a $460 million merchant banking fund affiliated with Travelers, and an adjunct professor at Columbia University Business School. From October 1995 to December 1996, he was a Senior Vice President of the Investment Group of Travelers Group Inc. From March 1993 to October 1995, Mr. Rivkin was vice chairman and director of Global Research at Smith Barney. From 1987 to 1992, Mr. Rivkin was director of the Equities Division and Director of Research of Lehman Brothers. From 1984 to 1987, Mr. Rivkin was President of PaineWebber Capital, Inc., the merchant banking arm of PaineWebber Group, and Chairman of Mitchell Hutchins Asset Management. Mr. Rivkin is also a director of HumaScan Inc., a medical device company, and PRT Group, Inc., an information technology company. Mr. Rivkin received a M.B.A. degree from Harvard Business School and a B.A. degree in Metallurgical Engineering from the Colorado School of Mines.

     Arnie Semsky, Director of the Company, has been the Executive Vice President, Worldwide Media Director of the BBDO Worldwide unit of Omnicom Group. Mr. Semsky joined BBDO Worldwide in 1979 as Vice President and Associate Director of Network Programming and he has served as a member of the board of directors of BBDO Worldwide since 1991.

     Charles W. Stryker, Ph.D., Director of the Company, has been President of IntelliQuest Marketing Information Solutions, Inc. and President of Zona/Research since 1998. Dr. Stryker served as a Director of IntelliQuest Information Group Inc. from October 1997 to March 1998. From 1991 to 1997, he was President of each of MkIS User Forum and Information Technology Forum, companies providing marketing information, consulting and service products to executives and technology companies. Dr. Stryker received a B.S. degree and a M.S. degree in Electrical Engineering and a Ph.D. in Computer Science from New York University.

Key Employees

     Joseph T. Apprendi has been Senior Vice President--Sponsorships and Promotions of the Company since June 1998. From March 1998 to June 1998, Mr. Apprendi was Executive Vice President of the CliqNow! Sales Group of K2 Design, Inc. From February 1996 to March 1998, Mr. Apprendi was Senior Vice President of Media and Promotion for K2 Design, Inc., from September 1995 to February 1996, Mr. Apprendi was an Account Executive with Harrington, Righter, and Parson, Inc. and from June 1992 to September 1995, Mr. Apprendi was an Account Executive with MMT Sales, Inc., a national broadcast advertising sales rep firm. Mr. Apprendi received a B.A. degree in Economics from Oberlin College.

     Mark A. Burchill has been Senior Vice President of Business Development and Marketing since February 1998 and was Senior Vice President and co-founder of Petry Interactive, Inc. from December 1995 to February 1998. In 1994, Mr. Burchill was Director of International Sales & Development for Petry Media Corp, a television rep firm. From 1992 to 1994, Mr. Burchill was a market consultant for the Los Angeles Rams and MTV Networks while also pursuing a graduate degree. From 1989 to 1992, Mr. Burchill was a Senior Media Planner in the media department of Young & Rubicam Advertising. Mr. Burchill received a M.B.A. degree from Anderson School of Management at the University of California at Los Angeles and a B.A. degree from Hobart College.

     Garrett P. Cecchini has been Senior Vice President of National Sales since February 1998. From February 1997 to February 1998, he was Vice President, General Manager of Katz Millennium Marketing. From December 1994 to February 1997, Mr. Cecchini was co-founder of Goodman Cecchini Media Design, a Website development concern, and US Cybersites, a commercial bandwidth reseller. From 1992 to 1994, Mr. Cecchini was Vice President, Director of Sales for Sony Pictures Entertainment's Columbia TriStar Television Division, a syndicator of television programming. From January 1991 to December 1992, Mr. Cecchini was Senior Vice President, Director of Sales for Telemundo Group, Inc., a Spanish language television network. From 1989 to 1991, Mr. Cecchini was Vice President of Sales for WHDH-TV, then a CBS Network affiliate in the Boston television market. From 1982 to 1989, Mr. Cecchini was Vice President and General Sales Manager for TeleRep Inc., a division of Cox Communications. Prior to 1982, Mr. Cecchini was a Senior Account Executive with Petry Television Inc., a TV advertisement company. Mr. Cecchini received a B.S. degree in Accounting and Marketing from Manhattan College.

     Scott E. Cohen has been Senior Vice President--Direct Marketing, and General Manager of the ContentZone and Riddler.com since February 1998. Mr. Cohen was Senior Vice President of Sales for Petry Interactive from August 1997 to February 1998, and Vice President of Business Development at Petry Interactive from November 1996 to August 1997. From 1994 to 1996, Mr. Cohen was Manager, Business Development and Account Executive, Syndicated Television Sales for New World Communications and from 1992 to 1994, Mr. Cohen was Director of Real Estate at Revlon. From 1983 to 1992, Mr. Cohen was Chief Executive Officer and owner of SEC Enterprises, Inc., a real estate brokerage and investment company. From 1989 to 1990, Mr. Cohen was Manager of the Real Estate Consulting Services Group at Coopers & Lybrand. Mr. Cohen received a M.B.A. degree from the William E. Simon School of Business Administration at the University of Rochester.

     Geoff Judge has been Senior Vice President of Affiliate Relations since February 1998. Mr. Judge was President of Interactive Imaginations from September 1997 to February 1998 and was Executive Vice President, Marketing and Sales from May 1997 to September 1997. From 1995 to 1997, Mr. Judge was Vice President, Marketing for iMarket Inc., a software company. From 1994 to 1995, Mr. Judge was Vice President--Marketing at Doubleday Direct, where he managed the membership base of the company's nine book clubs. From 1985 to 1994, Mr. Judge was at American Express in numerous roles including Vice President and General Manager, Travel & Corporate Insurance Group, where he managed an operating group of over 70 people, and a $90 million portfolio of products that were direct marketed to cardmembers. Mr. Judge received a M.B.A. degree from the Columbia University Graduate School of Business and a B.A. degree in Economics from Northwestern University.

     Mark E. Moran has been Senior Vice President and General Counsel since April 1998. From June 1993 to April 1998, Mr. Moran was an associate attorney at Proskauer Rose LLP. From April 1986 to May 1993, Mr. Moran was a financial analyst in the Securities Processing Division of The Bank of New York. Mr. Moran received a J.D. degree from Fordham Law School, a M.B.A. degree in Finance from Fordham Graduate School of Business, and a B.A. degree in Economics from The University of Virginia.

     Scott Paternoster has been Senior Vice President and President of the CliqNow! division of the Company since June 1998. From February 1996 to June 1998, Mr. Paternoster was Founder and President of the CliqNow! Sales Group of K2 Design, Inc. and from 1989 to February 1996, Mr. Paternoster was the New York Sales Manager and an Account Executive at MMT Sales, Inc., a national broadcast advertising sales rep firm. Mr. Paternoster received a B.S. degree in Economics and Management from Ithaca College.

     Stuart D. Shaw has been Senior Vice President of Finance & Administration since February 1998. He was Vice President and Chief Financial Officer of Petry Interactive, Inc. from October 1997 to February 1998. From 1991 to 1997, Mr. Shaw was Director of Financial Reporting, then Vice President of Customer Resources for Penguin Books, a trade publisher. From 1989 to 1991, Mr. Shaw was Controller for Warren, Gorham & Lamont, a publisher of professional resource literature. From 1983 to 1989, Mr. Shaw was an auditor with Arthur Andersen. Mr Shaw received a B.B.A. degree in Public Accounting from Pace University. Mr. Shaw is a Certified Public Accountant.

     Matthew B. Walker has been Senior Vice President and Chief Technology Officer since April 1998. Mr. Walker was co-founder and Senior Vice President of Intelligent Interactions Corporation from February 1995 to April 1998.

From August 1990 to February 1995, Mr. Walker worked in a series of positions at Oracle Corporation including director of the Emerging Technologies Group, Manager of Design and Development of the interactive television trial system for Bell Atlantic Video Services, Inc., and director of Advanced Technologies. Mr. Walker received a M.B.A. degree from George Mason University and a B.S. degree in Systems Engineering and Economics from The University of Virginia.

Committees of the Board of Directors

     Audit Committee. The Audit Committee, composed of Messrs. Ammon, Rivkin and Barry, who are not employees of the Company ("Independent Directors"), makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

     Compensation Committee. The Compensation Committee, composed of Messrs. Moore, Rivkin and Stryker, approves the salaries and other benefits of the executive officers of the Company and administers any non-stock based bonus or incentive compensation plans of the Company (excluding any cash awards intended to qualify for the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")). In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans, and compensation policies and practices of the Company.

     Stock Option Committee. The Stock Option Committee, composed of Messrs. Ammon, Rivkin and Barry, directors who qualify as outside directors under
Section 162(m) of the Code and as non-employee directors under Rule 16b-3(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), administers any stock-based incentive plans of the Company, including the 1998 Stock Incentive Plan. In addition, the Stock Option Committee is responsible for granting any cash awards intended to qualify for the exception for performance-based compensation under Section 162(m) of the Code.

Election of Directors

     Prior to the first annual meeting of the stockholders of the Company, the Company's Board of Directors will be divided into three classes. Directors of each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years. No determination has been made as to which directors will be members of each class. See "Description of Capital Stock--Delaware Anti-Takeover Law and Certain Charter Provisions."

Compensation of Directors

     Directors do not receive salaries or cash fees for serving as directors nor do they receive any cash compensation for serving on committees; however, all members of the Board of Directors who are not employees of or consultants to the Company ("Non-Employee Directors") are reimbursed for their expenses for each meeting attended and are eligible to receive stock options pursuant to the Incentive Plan. Under the Incentive Plan, each existing Non-Employee Director has been granted a non-qualified option to purchase 18,750 shares of Common Stock at the fair market value on the date of grant, and each new Non-Employee Director upon the date of his or her election or appointment will be granted a non-qualified option to purchase 18,750 shares of Common Stock at the fair market value on the date of grant. Upon the date of each Annual Meeting of Stockholders, each existing Non-Employee Director shall be granted a non-qualified option to purchase 4,688 shares of Common Stock (or a pro rata portion thereof if the director did not serve the entire year since the date of the last annual meeting). All options granted to Non-Employee Directors will vest at the rate of 25% on each of the first four anniversaries of the date of grant, assuming the Non-Employee Director is a director on those dates, and all such options generally will be exercisable for a period of ten years from the date of grant. Upon a Change of Control (as defined in the Incentive Plan), all unvested options (which have not yet expired) will automatically become 100% vested. Directors who are employees of or consultants to the Company will not be compensated for services as a director. See "Management--1998 Stock Incentive Plan."

Executive Compensation and Employment Agreements

     The Company has entered into employment agreements with its executive officers and each of its key employees named herein providing for annual compensation in excess of $100,000. The material terms of such employment agreements generally are as follows: (i) the employment term runs through December 31, 1998 or

December 31, 1999 (except as set forth below) and is automatically renewable for successive one-year terms unless either party gives written notice to the other at least six months prior to the expiration of the then employment term;
(ii) during the employment term and thereafter, the Company will indemnify the executive to the fullest extent permitted by law, in connection with any claim against such executive as a result of such executive serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise; (iii) any dispute or controversy arising under or in connection with the employment agreement (other than injunctive relief) shall be settled exclusively by arbitration; (iv) the agreement may be terminated at any time by the Company with or without cause (as defined in the agreement) and, if an executive is terminated without cause (including the Company giving notice of non-renewal), he will receive severance pay in an amount generally equal to six months' base salary and bonus, plus continued medical benefits for a period equal to the severance period; and (v) if termination is the result of the executive's death or disability, the Company will pay to the executive or his estate an amount equal to six months' base salary at his then current rate of pay (reduced in the case of disability by his long-term disability policy payments).

     The agreement of David J. Moore extends through January 1, 2001. Mr. Moore's agreement provides for an annual base salary of $225,000 and a target bonus of $275,000, $300,000 and $325,000 for 1998, 1999, and 2000,
respectively. Mr. Moore was also awarded 56,250 shares of restricted stock that vest over three years. In connection with this issuance, the Company is recognizing compensation expense of $90,000 ratably over the three-year vesting period. Upon termination by the Company without cause, Mr. Moore is entitled to receive severance pay in an amount equal to two times base salary, plus the maximum bonus for which he is eligible during the fiscal year of termination.

     The agreements of the other executive officers and named key employees of the Company provide for base salaries between $100,000 and $180,000 and incentives, based on attainment of corporate goals, between $35,000 and $180,000. The agreement of Yale R. Brown permits the executive to terminate the agreement and receive six months' salary and bonus if the executive is asked to increase his one way commute more than 25 miles.

1998 Stock Incentive Plan

     Background; Purpose; Eligibility. On February 13, 1998, the Board of Directors and the stockholders of the Company approved the 1998 Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan was subsequently amended and restated, effective as of July 20, 1998, to reflect certain changes. The following description of the Incentive Plan is intended only as a summary and is qualified in its entirety by reference to the Incentive Plan. The purpose of the Incentive Plan is to enhance the profitability and value of the Company and its affiliates for the benefit of their stockholders by enabling the Company
(i) to offer employees of and consultants to the Company stock-based incentives and other equity interests in the Company, thereby creating a means to raise the level of stock ownership by employees in order to attract, retain and reward such employees and strengthen the mutuality of interests between employees and the Company's stockholders, and (ii) to make stock-based awards to non-employee directors thereby attracting, retaining and rewarding such non-employee directors and strengthening the mutuality of interests between non-employee directors and the stockholders. All employees of and consultants to the Company and its subsidiaries that satisfy certain requirements are eligible to be granted awards under the Incentive Plan. In addition, non-employee directors of the Company will receive awards of non-qualified stock options under the Incentive Plan, but are not eligible for other awards thereunder.

     As of August 5, 1998, the Company has issued and outstanding pursuant to the Plan stock options to purchase a total of 1,258,755 shares of common stock at a weighted average price of $4.72. The number of options issued includes certain options assumed from the 1995 stock option plan of Interactive Imaginations, Inc., as well as 212,804 options assumed in connection with the acquisition of Intelligent Interactions. David J. Moore, Chief Executive Officer, has been granted 56,250 restricted shares under the Plan. C. Andrew Johns, Chief Financial Officer, has been granted options to purchase 62,500 shares at $4.00 per share under the Plan. Michael A. Paolucci, director, has been granted options to purchase 13,000 shares at $1.72 per share under the Plan. Each of R. Theodore Ammon, John F. Barry III, Jack L. Rivkin and Arnie Semsky has been granted options to purchase 18,750 shares at $6.00 per share under the Plan and Charles W. Stryker has been granted options to purchase 18,750 shares at $4.00 per share under the Plan.

     Administration. The Incentive Plan will be administered by the Stock Option Committee of the Board of Directors of the Company which, to the extent legally required, will be comprised solely of two or more directors qualifying as outside directors under Section 162(m) of the Code and satisfying any requirements of Rule 16b-3 of the Exchange Act. The Stock Option Committee will have full authority and discretion, subject to the terms of the Incentive Plan, to determine those individuals eligible to receive awards and the amount and type of awards. Terms and conditions of awards will be set forth in written grant agreements, the terms of which will be consistent with the terms of the Incentive Plan. Awards under the Incentive Plan may not be made on or after the tenth anniversary of the date of its adoption, but awards granted prior to such date may extend beyond that date. All options granted under the Plan expire no more than ten years from the date of grant.

     Available Shares and Other Units. A maximum of 3,000,000 shares of Common Stock may be issued or used for reference purposes pursuant to the Incentive Plan. The maximum number of shares of Common Stock subject to each issue of stock options or stock appreciation rights that may be granted to any individual under the Incentive Plan is 187,500 for each fiscal year of the Company during the term of the Incentive Plan. If a stock appreciation right is granted in tandem with a stock option, it shall apply against the individual limits for both stock options and stock appreciation rights, but only once against the maximum number of shares available under the Incentive Plan.

     In general, upon the cancellation or expiration of an award, the unissued shares of Common Stock subject to such awards will again be available for awards under the Incentive Plan, but will still count against the individual specified limits.

     The Stock Option Committee may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under the Incentive Plan to reflect any change in the Company's capital stock, split-up, stock dividend, special distribution to stockholders, combination or reclassification with respect to any outstanding series or class of stock or consolidation, merger or sale of all or substantially all of the assets of the Company.

     Amendments. The Incentive Plan provides that it may be amended by the Board of Directors, except that no such amendment, without stockholder approval (to the extent such approval is required by Rule 16b-3 of the Exchange Act, the exception for performance-based compensation under Section 162(m) of the Code or, to the extent applicable to incentive stock options, under Section 422 of the Code), may increase the aggregate number of shares of Common Stock reserved for awards or the maximum individual limits for any fiscal year, change the classification of employees and non-employee directors eligible to receive awards, decrease the minimum option price of any option, extend the maximum option period under the Incentive Plan, change any rights with respect to non-employee directors or make any other change that requires stockholder approval under, to the extent applicable, Rule 16b-3 of the Exchange Act, the exception for performance-based compensation under Section 162(m) of the Code or, to the extent applicable to incentive stock options, Section 422 of the Code. The Incentive Plan may not be amended without the approval of the stockholders of the Company in accordance with the applicable laws or other requirements to (i) increase the aggregate number of shares of Common Stock that may be issued under the Incentive Plan, (ii) decrease the minimum option price of any option, or (iii) make any other amendment that would require stockholder approval under the rules of any exchange or system on which the Company's securities are listed or traded at the request of the Company.

     Types of Awards. The Incentive Plan provides for the grant of any or all of the following types of awards to eligible employees: (i) stock options, including incentive stock options and non-qualified stock options; (ii) stock appreciation rights, in tandem with stock options or freestanding; and (iii) restricted stock. In addition, the Incentive Plan provides for non-discretionary award of stock options to non-employee directors of the Company. Each of these types of awards is discussed in more detail below. Awards may be granted singly, in combination, or in tandem, as determined by the Stock Option Committee.

     Stock Options. Under the Incentive Plan, the Stock Option Committee may grant awards in the form of options to purchase shares of Common Stock. Options may be in the form of incentive stock options or non-qualified stock options. The Stock Option Committee will, with regard to each stock option, determine the number of shares subject to the option, the term of the option (which shall not exceed ten years, provided, however, that the term of an incentive stock option granted to a ten percent stockholder of the Company shall not exceed five years), the exercise price per share of stock subject to the option, the vesting schedule (if any), and the other material terms of the option. No option may have an exercise price less than the fair market value of the Common Stock at the time of grant (or, in the case of an incentive stock option granted to a ten percent stockholder of the Company,

110% of fair market value), except that, in the case of certain modifications of the stock options that are deemed to be new issuances under the Code, the exercise price may continue to be the original exercise price.

     The option price upon exercise may, to the extent determined by the Stock Option Committee at or after the time of grant, be paid by a participant in cash, in shares of Common Stock owned by the participant (free and clear of any liens and encumbrances), in shares of restricted stock valued at fair market value on the payment date as determined by the Stock Option Committee (without regard to any forfeiture restrictions applicable to restricted stock), by a reduction in the number of shares of Common Stock issuable upon exercise of the option or by such other method as is approved by the Stock Option Committee. If an option is exercised by delivery of shares of restricted stock, the shares of Common Stock acquired pursuant to the exercise of the option will generally be subject to the same restrictions as were applicable to such restricted stock. All options may be made exercisable in installments, and the exercisability of options may be accelerated by the Stock Option Committee. The Stock Option Committee may at any time offer to buy an option previously granted on such terms and conditions as the Stock Option Committee shall establish. The Stock Option Committee may in its discretion reprice options or substitute options with lower exercise prices in exchange for outstanding options that are not incentive stock options, provided that the exercise price of substitute options or repriced options shall not be less than the fair market value at the time of such repricing or substitution. Options may also, at the discretion of the Stock Option Committee, provide for "reloads," whereby a new option is granted for the same number of shares as the number of shares of Common Stock or restricted stock used by the participant to pay the option price upon exercise.


     Restricted Stock. The Incentive Plan authorizes the Stock Option Committee to award shares of restricted stock. Upon the award of restricted stock, the recipient has all rights of a stockholder with respect to the shares, unless so specified by the Stock Option Committee at the time of grant, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient's restricted stock award agreement. Unless otherwise determined by the Committee at grant, payment of dividends, if any, shall be deferred until the date that the relevant share of restricted stock vests.

     Recipients of restricted stock are required to enter into a restricted stock award agreement with the Company which states the restrictions to which the shares are subject and the date or dates or criteria on which such restrictions will lapse. Within the limits of the Incentive Plan, the Stock Option Committee may provide for the lapse of such restrictions in installments in whole or in part or may accelerate or waive such restrictions at any time.

     Stock Appreciation Rights ("SARs"). The Incentive Plan authorizes the Stock Option Committee to grant SARs either with a stock option ("Tandem SARs") or independent of a stock option ("Non-Tandem SARs"). A SAR is a right to receive a payment either in cash or Common Stock as the Stock Option Committee may determine, equal in value to the excess of the fair market value of a share of Common Stock on the date of exercise over the reference price per share of Common Stock established in connection with the grant of the SAR. The reference price per share covered by an SAR will be the per share exercise price of the related option in the case of a Tandem SAR and will be not less than the per share fair market value of the Common Stock on the date of grant (or any other date chosen by the Stock Option Committee) in the case of a Non-Tandem SAR subject to the same exception that applies to stock options.

     A Tandem SAR may be granted at the time of the grant of the related stock option or, if the related stock option is a non-qualified stock option, at any time thereafter during the term of the stock option. A Tandem SAR generally may be exercised only at the times and to the extent the related stock option is exercisable. A Tandem SAR is exercised by surrendering the same portion of the related option. A Tandem SAR expires upon the termination of the related stock option.

     A Non-Tandem SAR will be exerciseable as provided by the Stock Option Committee and will have such other terms and conditions as the Stock Option Committee may determine. A Non-Tandem SAR may have a term no longer than ten years from its date of grant. A Non-Tandem SAR is subject to acceleration of vesting or immediate termination upon termination of employment in certain circumstances.

     The Stock Option Committee is also authorized to grant "limited SARs," either as Tandem SARs or Non-Tandem SARs. Limited SARs would become exercisable only upon the occurrence of a Change in Control (as defined in the Incentive
Plan) or such other event as the Stock Option Committee may designate at the time of grant or thereafter.

     Change of Control. In the event of a merger of the Company, the sale of substantially all of its assets or securities representing 40% or more of the total combined voting power of the Company's then outstanding securities or upon certain changes in membership of the Board of Directors during any two-year period, then (i) each option and related SARs will be fully vested and immediately exerciseable, or each option may be repurchased by the Company for an amount of cash equal to the excess of the Change of Control Price (as defined in the Incentive Plan) over the exercise price, and (ii) the restrictions on shares of restricted stock shall lapse as if the applicable restriction period had ended.

Awards to Non-employee Directors

     The Incentive Plan provides for an initial nondiscretionary award of 18,750 options to purchase Common Stock to each non-employee director and subsequent nondiscretionary awards of 4,688 options to purchase Common Stock on the date of each Annual Meeting of Stockholders. See "Management--Compensation of Directors."

                             CERTAIN TRANSACTIONS

   Formation of the Company

     The Company was incorporated in Delaware on January 23, 1998. The Company was formed as a wholly owned subsidiary of Interactive Imaginations. On February 25, 1998, the Company simultaneously consummated the merger of each of Petry and Advercomm with and into the Company (together with the concurrent investment of approximately $10 million by certain third party investors including an existing investor of Interactive Imaginations, the "Initial Merger"). On April 9, 1998, Interactive Imaginations (24/7 Media's then parent) was merged with and into the Company in a manner similar to a pooling-of-interests (together with the Initial Merger, the "Merger"). As a result, 24/7 Media's historical results of operations for all periods prior to the Initial Merger represent those of Interactive Imaginations. On April 13, 1998, the Company acquired Intelligent Interactions as a wholly-owned subsidiary of the Company, and as of June 1, 1998, the Company acquired CliqNow! (collectively, the "Acquisitions"). See "Prospectus Summary--Formation of the Company."

     For clarity of presentation, share numbers and per share prices for the transactions described below reflect the Preferred Stock Conversion to be effected at the closing of the Offering and have been adjusted to give effect to the Stock Split effected on July 20, 1998. In addition, the Company intends to file a restated certificate of incorporation immediately prior to the consummation of the Offering to decrease the number of authorized shares of common stock and preferred stock.

     Each of the transactions set forth below was effected on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

   Investments by the The Travelers Insurance Company prior to the Merger

     In November 1996, the Company entered into a Securities Purchase Agreement with certain investors, including The Travelers Insurance Company, for the sale and issuance of convertible preferred shares with an initial conversion price of $11.48, subject to anti-dilution adjustment. Travelers' investment was approximately $1,000,000 and was converted into 119,613 shares of Common Stock in the Merger. In addition, in 1997 and January 1998, the Company issued to The Travelers Insurance Company senior convertible notes in an aggregate principal amount of $1,400,000 with initial conversion prices ranging from $1.60 per share to $11.48 per share and also issued warrants in connection therewith. In connection with the Merger, these securities were converted into approximately 642,401 shares of Common Stock. Jack L. Rivkin, a director of the Company, is the Senior Vice President of the Investment Group of Travelers Group Inc.

    Merger of Petry, Advercomm and Interactive Imaginations into the Company

     Pursuant to an Agreement and Plan of Merger, dated February 2, 1998, among Interactive Imaginations, 24/7 Acquisitions Corp. (a wholly-owned subsidiary of Interactive Imaginations), Petry and Advercomm, each of Petry and Advercomm were merged with and into 24/7 Acquisition Corp., and 24/7 Acquisition Corp. changed its name to 24/7 Media, Inc. Upon consummation of the Initial Merger, each share of common stock of Petry was converted into 20,988.74 shares of Common Stock of the Company, and each share of common stock of Advercomm was converted into 262.36 shares of Common Stock of the Company.

     In connection with the Initial Merger, Interactive Imaginations entered into a Securities Purchase Agreement, dated February 25, 1998, with certain investors (including David J. Moore, the President and Chief Executive Officer of the Company) (the "Securities Purchase Agreement"), for the sale and issuance of preferred shares and warrants in a private placement for total proceeds of $10,060,002. For each $10,000 invested, the investors received 10,000 shares of Series A Preferred Stock, which is automatically convertible into common stock at a conversion price of $3.81 upon consummation of the Offering, and approximately 1,313 Class A Warrants, exercisable into Common Stock at an exercise price of $7.62 per share, and approximately 1,313 Class B Warrants, exercisable into Common Stock at an exercise price of $11.42 per share. The Securities Purchase Agreement also contained other standard terms and conditions, including covenants, representations and warranties, and mutual indemnification. Also in connection with the Initial Merger, Interactive Imaginations entered into a Shareholders' Agreement, dated February 25, 1998, among The Travelers Insurance Company (an existing investor in Interactive Imaginations), Prospect Street NYC Discovery Fund, L.P., Big Flower Digital Services, Inc. and certain individual investors (the "Shareholders' Agreement"), which included standard terms and conditions and provided these shareholders with a right to elect three members of the board of directors of the Company and a right of first refusal with respect to transfers of Company securities. The Shareholders' Agreement will be terminated in its entirety upon the consummation of this Offering. In connection with the Initial Merger, certain shareholders of the Company were granted registration rights with respect to their shares of Common Stock. See "Description of Capital Stock--Registration Rights."

     Petry Interactive entered into an oral consulting agreement with Manufacturers Renaissance Network, Inc. ("MRN"), a corporation of which C. Andrew Johns, the Executive Vice President, Treasurer and Chief Financial Officer of the Company, was an officer and a 50% stockholder, pursuant to which MRN was paid $75,000 and Class C Warrants to purchase 18,750 shares of Common Stock at an exercise price of $3.81 per share for consulting services rendered in connection with the Merger. The Company recorded $13,500 of acquisition costs in connection with these warrants. 24/7 Media also paid MRN a consulting fee of approximately $33,000 for services rendered in connection with the acquisition of Intelligent Interactions.

     On February 24, 1998, Interactive Imaginations and Michael P. Paolucci, a director of the Company, entered into a Confidential Separation Agreement and General Release ("Separation Agreement") pursuant to which Mr. Paolucci's employment as an executive, but not as a director, of Interactive Imaginations was terminated as of February 24, 1998. The terms of the Separation Agreement generally provide that each of Mr. Paolucci and Interactive Imaginations agreed to release and discharge the other party (and its successors and assigns) from all causes of action, claims, judgments, obligations, damages or liabilities. Interactive Imaginations agreed to issue to Mr. Paolucci Class C Warrants to purchase up to 625,000 shares of Common Stock at an exercise price of $3.81 per share. In addition, Interactive Imaginations agreed to extend the term from January 31, 2000 to January 31, 2005 in respect of a fully vested option held by Mr. Paolucci to purchase 13,000 shares of Interactive Imaginations common stock at $1.72 per share. Accordingly, the Company recorded compensation expense of $450,000 during the three month period ended March 31, 1998 in connection with this transaction.

     Interactive Imaginations also entered into a Consulting Agreement, dated as of January 1, 1998 with Neterprises, Inc. ("Consulting Agreement"), pursuant to which Mr. Paolucci, President and sole stockholder of Neterprises, Inc., agreed to provide management and consulting services to Interactive Imaginations for a term of up to one year in connection with the identification and evaluation of potential strategic relationships and potential acquisition targets. In return for such services, Mr. Paolucci received a lump sum payment of $180,000 and currently receives a monthly fee of $12,500.

   Intelligent Interactions Acquisition

     Pursuant to an Agreement and Plan of Merger, dated as of April 9, 1998, among 24/7 Media, Inc., Interactions Acquisition Corp. and Intelligent Interactions Corporation, Interactions Acquisition Corp., a wholly-owned subsidiary of the Company, was merged with and into Intelligent Interactions. Shareholders of Intelligent Interactions, including Yale R. Brown, Executive Vice President-Technology and Operations of the Company, and Trinity Ventures, received shares of capital stock of the Company. In connection with the acquisition of Intelligent Interactions, certain shareholders (i) entered into an amended and restated version of the Shareholders' Agreement and (ii) were granted registration rights with respect to their shares of Common Stock. See "Description of Capital Stock--Registration Rights."

     During 1995 and 1996, Intelligent Interactions borrowed $56,000 and $55,000, respectively, from Yale R. Brown, who was the founder and principal stockholder of Intelligent Interactions. All amounts outstanding at September 6, 1996 under these notes, plus accrued interest on those amounts, were converted into one instrument in the amount of $113,856. During 1997, the full outstanding balance was paid on this obligation.

   Future Transactions

     The Board of Directors of the Company has adopted a policy that future transactions between the Company and its officers, directors, principal stockholders and their affiliates will be subject to approval of a majority of the Independent Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

   Other

     For information regarding the grant of stock options to executive officers and directors, see "Management--
Awards to Non-employee Directors," "--Executive Compensation and Employment Agreements," "--1998 Stock Incentive Plan" and "Security Ownership of Certain Beneficial Owners and Management."

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership of the Common Stock as of August 5, 1998, by: (i) each person who the Company knows to own beneficially more than 5% of the Common Stock; (ii) each of 24/7 Media's directors and executive officers; and (iii) 24/7 Media's current directors and executive officers as a group.


                                     Ownership Prior to        Ownership After       Ownership After Offering
                                        Offering (1)             Offering (2)      and Over-Allotment Option (3)
                                 --------------------------   -----------------   ------------------------------
                                    Number
       Beneficial Owner           of Shares     Percentage        Percentage                Percentage
------------------------------   -----------   ------------   -----------------   ------------------------------
David J. Moore (4) (5)              995,743         8.4%              6.6%                      6.4%
R. Theodore Ammon (6)             1,750,703        13.8              11.0                      10.6
Yale R. Brown (4) (7)               856,759         7.1               5.6                       5.4
Jacob I. Friesel (4) (8)            787,078         6.6               5.2                       5.0
C. Andrew Johns (4) (9)               9,375           *                 *                         *
Garrett P. Cecchini (4) (10)        787,078         6.6               5.2                       5.0
Scott E. Cohen (4) (11)             629,662         5.3               4.2                       4.0
John F. Barry III (12)            1,750,703        13.8              11.0                      10.6
Michael P. Paolucci (13)            886,111         7.1               5.6                       5.5
Jack L. Rivkin (14)               2,576,540        20.2              16.1                      15.6
Arnie Semsky (15)                        --          --                --                        --
Charles W. Stryker (16)                  --          --                --                        --
Trinity Ventures (17)               720,590         6.0               4.7                       4.6
All directors and
 executive officers as
 a group (10 persons)             9,613,012        62.7%             51.7%                     50.4%


----------------
* Represents less than 1% of the outstanding Common Stock.

 (1) Applicable percentage ownership is based on 11,858,297 shares of Common Stock outstanding as of August 5, 1998 (giving effect to full conversion of the Series A Preferred Stock and Series B Preferred Stock). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Common Stock subject to options or warrants that are presently exercisable within 60 days of August 5, 1998 and beneficially owned by the person holding such options and warrants are treated as outstanding for the purpose of computing the percentage ownership for such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Assumes that the Underwriters' over-allotment option to purchase up to 487,500 shares is not exercised.

 (3) Assumes that the Underwriters' over-allotment option to purchase 487,500 shares is exercised in full.

 (4) The address of Messrs. Moore, Brown, Friesel, Johns, Cecchini and Cohen is c/o 24/7 Media, Inc., 1250 Broadway, New York, New York 10001.

 (5) Includes 56,250 unvested shares of Common Stock issued pursuant to the Stock Incentive Plan and subject to forfeiture pursuant thereto. Includes 259,000 shares held by a family trust and certain other trusts held for the benefit of family members, beneficial ownership of which is disclaimed by Mr. Moore. Mr. Moore's wife is the trustee of each such trust.

 (6) Represents 875,351 shares, Class A warrants to purchase 437,676 shares and Class B warrants to purchase 437,676 shares held by Big Flower Digital Services, Inc., an indirect subsidiary of Big Flower Holdings, Inc. Mr. Ammon is the Chairman of the Board of Directors of the Company and of Big Flower Holdings, Inc. Mr. Ammon does not own any shares of Common Stock of the Company in his individual capacity and expressly disclaims beneficial ownership of the shares held by Big Flower Digital Services, Inc. The address of each of these entities is c/o Big Flower Holdings, Inc., 3 East 54th Street, New York, New York 10022.

 (7) Represents 636,611 shares, Class A warrants to purchase 87,534 shares, Class B warrants to purchase 87,534 shares and Class C warrants to purchase 45,080 shares.

 (8) Includes 262,360 shares held by a family trust, beneficial ownership of which is disclaimed by Mr. Friesel.

 (9) Represents Class C warrants to purchase 9,375 shares.

(10) Includes 175,000 shares held by a family trust, beneficial ownership of which is disclaimed by Mr. Cecchini.

(11) Includes 156,250 shares held by a family trust, 25,000 shares held by a wholly owned corporation and 100,000 shares held by Mr. Cohen's wife, beneficial ownership of such shares is disclaimed by Mr. Cohen.
(12) Represents 656,513 shares, Class A warrants to purchase 328,257 shares and Class B warrants to purchase 328,257 shares held by Prospect Street NYC Discovery Fund, L.P. and 218,838 shares, Class A warrants to purchase 109,419 shares and Class B warrants to purchase 109,419 shares held by Prospect Street NYC Co-Investment Fund, L.P. Mr. Barry is a director of the Company and is the Managing General Partner of Prospect Street NYC Discovery Fund, L.P. Mr. Barry does not own any shares of Common Stock of the Company in his individual capacity and expressly disclaims beneficial ownership of the shares held by Prospect Street NYC Discovery Fund, L.P. and Prospect Street NYC Co-Investment Fund, L.P. The address of each of these entities is c/o Prospect Street NYC Discovery Fund, L.P., 250 Park Avenue, 17th floor, New York, New York 10177.
(13) Represents 248,111 shares, Class C warrants to purchase 625,000 shares and stock options to acquire 13,000 shares. Includes 7,000 shares and Class C warrants to purchase 125,000 shares held by a family trust, beneficial ownership of which is disclaimed by Mr. Paolucci. Mr. Paolucci is a director of the Company and his address is c/o 24/7 Media, Inc., 1250 Broadway, New York, New York 10001.
(14) Represents 1,666,829 shares, Class A warrants to purchase 437,676 shares and Class B warrants to purchase 437,676 shares held by The Travelers Insurance Company, and 34,359 shares held by The Travelers Indemnity Company. Mr. Rivkin is a director of the Company and is Senior Vice President of Travelers Investment Group Inc., an affiliate of The
     Travelers Insurance Company and The Travelers Indemnity Company. Mr.
     Rivkin does not own any shares of Common Stock of the Company in his individual capacity and expressly disclaims beneficial ownership of the shares held by The Travelers Insurance Company and The Travelers Indemnity Company. The address of each of these entities is c/o Travelers Group
     Inc., 388 Greenwich Street, 36th floor, New York, New York 10013. None of Travelers Group Inc., The Travelers Insurance Company, The Travelers Indemnity Company or their respective affiliates has assumed or has any responsibility for the management, business or operations of the Company, or for the statements contained in this Prospectus or the registration statement of which this Prospectus forms a part, other than the limited information regarding securities ownership contained in this table.
(15) The address of Mr. Semsky is c/o BBDO Worldwide, 1285 Avenue of the Americas, New York, New York 10019.
(16) The address of Mr. Stryker is c/o Intelliquest Information Systems, Inc., 380 Interstate North Parkway, Suite 310, Atlanta, Georgia 30339.
(17) Represents 505,872 shares, Class A warrants to purchase 69,557 shares, Class B warrants to purchase 69,557 shares and Class C warrants to purchase 35,822 shares held by Trinity Ventures V, L.P., and 29,559 shares, Class A warrants to purchase 4,064 shares, Class B warrants to purchase 4,064 shares and Class C warrants to purchase 2,093 shares held by Trinity V Side-by-Side Fund, L.P. Trinity Ventures, L.P. is the general partner of each of these funds. The address of these entities is c/o Trinity Ventures, 3000 Sand Hill Road, Building 1, Suite 240, Menlo Park, California 94025.

                         DESCRIPTION OF CAPITAL STOCK

     The following description of 24/7 Media's capital stock is not complete and should be read in conjunction with (i) applicable provisions of Delaware law and (ii) the provisions of the Company's certificate of incorporation and by-laws, copies of which have been filed as exhibits to the registration statement of which this Prospectus is a part.

     The Company intends to file an amended and restated certificate of incorporation ("Certificate of Incorporation") simultaneously with the consummation of the Offering. Prior to such filing, the authorized capital stock of 24/7 Media consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 30,000,000 shares of Preferred Stock, par value $.01 per share, which may be issued in one or more classes and series, and following such filing, the authorized capital stock will consist of 70,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, which may be issued in one or more classes and series. Upon consummation of this offering, there will be 15,108,297 shares of Common Stock and no shares of Preferred Stock issued and outstanding. The following description of the Company's capital stock is based upon the amended and restated Certificate of Incorporation.

Common Stock

     Each holder of Common Stock is entitled to one vote per share of record on all matters to be voted upon by the stockholders. Holders do not have cumulative voting rights. Stockholders casting a plurality of the votes of stockholders entitled to vote in an election of directors may elect all of the directors. Subject to the preferential rights of any Preferred Stock that may at the time be outstanding, each share of Common Stock will have an equal and ratable right to receive dividends when, if, and as declared from time to time by the board of directors. 24/7 Media may be subject to certain future agreements which restrict the payment of dividends. 24/7 Media does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

     If 24/7 Media is liquidated, dissolved or subject to winding up, then holders of Common Stock are entitled to an equal share of all assets remaining after payments to creditors and after satisfaction of any liquidation preference of shares of Preferred Stock that may at the time be outstanding. Holders of Common Stock have no preemptive, subscription, conversion or redemption rights and are not subject to further calls or assessments by 24/7 Media. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The shares of Common Stock offered by 24/7 Media in this offering will also be, when issued and paid for, validly issued, fully paid and nonassessable.

Preferred Stock

     The Company's Certificate of Incorporation authorizes the board of directors, without any vote or action by the stockholders (subject to applicable law, regulations and stock exchange rules) to issue up to 10,000,000 shares of Preferred Stock in one or more classes and series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and number of shares constituting any series. Although it presently has no intention to do so, the board of directors could issue Preferred Stock with voting and conversion rights that could adversely affect the voting powers of the holders of the Common Stock and the market price of the Common Stock. The issuance of Preferred Stock may also have the effect of delaying, deferring or preventing a change in control of 24/7 Media without further action by the stockholders. Such issuance may also discourage bids for the Common Stock at a premium over the market price.

Registration Rights

     Pursuant to the terms of the registration rights agreement, dated as of April 9, 1998, among the Company and the investors named therein, after the closing of the Offering, the beneficial holders of 7,550,428 shares of Common Stock will be entitled to certain registration rights with respect to the registration of such shares under the Securities Act. In addition, pursuant to certain stock purchase agreements, certain former shareholders of Interactive Imaginations holding approximately 1,862,953 shares of Common Stock have registration rights with respect to the registration of such shares under the Securities Act. Pursuant to such registration rights agreements, the holders of such shares are entitled to demand that the Company register their shares under the Securities Act, subject to certain limitations. Subject to limited exceptions, the Company is not required to effect more than two such registrations for such investors except that The Travelers Insurance Company may demand three such registrations pursuant to such demand registration rights. In addition, the holders of such shares of Common Stock will be entitled to certain "piggyback" registration rights with respect to the registration of such shares of Common Stock under the Securities Act. In the event that the Company proposes to register any shares of Common Stock under the Securities Act, either for its account or for the account of other security holders, the holders of shares having piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares therein, subject to certain limitations. Further, at any time after the Company becomes eligible to file a registration statement on Form S-3, such holders may require the Company to file registration statements under the Securities Act on Form S-3 with respect to their shares of Common Stock. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of Common Stock held by security holders with registration rights to be included in such registration. The Company is generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the shares of Common Stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration. See "Risk Factors--Sales Eligible for Future Sale; Registration Rights."

Delaware Anti-Takeover Law and Certain Charter Provisions

     24/7 Media is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. Section 203 applies unless: (i) prior to the date such stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (the number of shares outstanding excludes those shares owned (A) by persons who are both directors and officers, and (B) by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or after such date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders (not by written consent) by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Section 203 defines a business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) certain transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of any loans, advances, guarantees, pledges or other financial benefits provided through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     Certain provisions of the Company's Certificate of Incorporation and Delaware law may delay, defer or prevent a change in control of the Company and may adversely affect the voting and other rights of holders of Common Stock. In particular, the ability of the board of directors to issue Preferred Stock without stockholder approval may delay, defer or prevent a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock. In addition, the Company's Certificate of Incorporation provides for a classified board of directors and the inability of stockholders to vote cumulatively for directors.

Limitation on Directors' Liability and Indemnification Matters

     The Company's Certificate of Incorporation provides that, except to the extent prohibited by Delaware law, the Company's directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under Delaware law, the directors have a fiduciary duty to the Company which is not eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to the Company, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors or officers of the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company has obtained liability insurance for its senior officers and directors and has entered into indemnity agreements to indemnify its executive officers and directors in addition to the indemnification provided for in the Company's Certificate of Incorporation and bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees and associated legal expenses), judgments and fines and amounts paid in settlement, actually and reasonably incurred by any such person in any action, suit or proceeding arising out of such person's services as a director or executive officer on behalf of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

Certain Effects of Authorized but Unissued Stock

     Upon consummation of this Offering, there will be 47,905,836 shares of Common Stock (not including shares reserved for issuance upon the exercise of outstanding warrants or reserved under the Incentive Plan) and 10,000,000 shares of Preferred Stock available for issuance without stockholder approval, except as may be required by the Company's Certificate of Incorporation, by applicable law or regulatory agencies or by the rules of the Nasdaq National Market or any stock exchange on which the Common Stock may then be listed. The Company does not currently have plans to issue additional shares of capital stock. See "Shares Eligible for Future Sale; Registration Rights."

Stock Transfer Agent and Registrar

     The Stock Transfer Agent and Registrar for the Common Stock is The Bank of New York, located at 101 Barclay Street, 11E, New York, New York and its telephone number at such location is (800) 524-4458.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this Offering, there has been no market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this Offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights."

     Upon completion of this Offering, the Company will have outstanding an aggregate of 15,108,297 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. Of these shares, the 3,250,000 shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (the "Affiliates"). The remaining 11,858,297 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Holders of 11,655,790 shares of Common Stock, including all of the Company's directors and officers, have agreed that they will not sell, directly or indirectly, any Common Stock without the prior consent of the representatives of the Underwriters for a period of 180 days from the date of this Prospectus. As a result of these contractual restrictions and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows: (i) 64,585 shares will be eligible for immediate sale on the date of this Prospectus, (ii) 11,655,790 shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus and (iii) 137,922 shares will be eligible for sale upon the later of 90 days after the date of this Prospectus or the expiration of their respective one-year holding periods. In addition, there are outstanding options to purchase 1,258,755 shares of Common Stock, 62,400 of which will, upon exercise, be eligible for sale in the public market between 90 days and 180 days after the date of this Prospectus and an additional 115,594 of which will, upon exercise, be eligible for sale in the public market 180 days after the date of this Prospectus. There are also outstanding warrants to purchase 3,988,144 shares of Common Stock, none of which will, upon exercise, be eligible for sale in the public market until expiration of lock-up agreements 180 days after the date of this Prospectus.

     Upon completion of this Offering, certain holders of shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 151,062 shares immediately after this Offering); or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is deemed not to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the Restricted Shares for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, such "144(k) shares" may be sold immediately upon the completion of this Offering. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchased shares from the Company in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this Offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

     The Company intends to file a registration statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the Company's 1998 Stock Incentive Plan. Such registration statement is expected to be filed and become effective as soon as practicable after the effective date of this Offering. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described herein.

                                 UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), J.P. Morgan Securities Inc. and Allen & Company Incorporated are acting as representatives (the "Representatives") of each of the underwriters named below (the "Underwriters"). Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement") among the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters, and each of the Underwriters, severally and not jointly, has agreed to purchase from the Company the number of shares of Common Stock set forth opposite its name below.

                                            Number
Underwriter                                of Shares
----------------------------------------- ----------
   Merrill Lynch, Pierce, Fenner & Smith
  Incorporated ..........................
   J.P. Morgan Securities Inc. ..........
   Allen & Company Incorporated .........

  Total .................................
                                          ==========

     In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to the Purchase Agreement if any shares of Common Stock are purchased. Under certain circumstances, under the terms of the Purchase Agreement, the commitments of the non-defaulting Underwriters may be increased or the Purchase Agreement may be terminated.

     The Representatives have advised the Company that they propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain
dealers at such price less a concession not in excess of $     per share of
Common Stock. The Underwriters may allow, and such dealers may reallow, a
discount not in excess of $   per share of Common Stock on sales to certain
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted to the Underwriters an option exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of an additional 487,500 shares of Common Stock at the initial public offering price set forth on the cover of this Prospectus, less the underwriting discount. The Underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial amount reflected in the foregoing table.


     At the request of the Company, the Underwriters have reserved approximately 325,000 shares of Common Stock for sale at the initial public offering price to the Company's employees, directors and other persons with relationships with the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.


     The Company has agreed, for a period of 180 days after the date of this Prospectus, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or other agreement or any other agreement that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters; provided that the Company may at any time and from time to time (a) grant options to purchase shares of Common Stock under the Company's 1998 Stock Incentive Plan and (b) issue shares of Common Stock upon the exercise of outstanding warrants. See "Shares Eligible for Future Sale."

     Prior to this Offering, there has been no market for the Common Stock of the Company. The initial public offering price was determined through negotiations among the Company and the Representatives. Among the factors considered by the Company and the Representatives in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, are the trading multiples of publicly traded companies that the Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, the percentage interest of the Company being sold as compared to the valuation for the entire Company and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

     The Company has been approved for a listing of the Common Stock on the Nasdaq National Market under the symbol "TFSM."

     The Underwriters have advised the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

     The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission (the "Commission") may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, it may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby is being passed upon by Proskauer Rose LLP, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The financial statements of 24/7 Media, Inc. as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 and the financial statements of Interactive Holdings, LLC as of December 31, 1997 and for the period from February 1, 1997 (inception) to September 28, 1997 (Predecessor) and the period from September 29, 1997 to December 31, 1997 (Successor), have been included in this Prospectus and elsewhere in the Registration Statement in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

     The financial statements of (i) Intelligent Interactions Corporation as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 and the period from inception (February 28, 1995) to December 31, 1995 and (ii) CliqNow!, a division of K2 Design, Inc., as of December 31, 1997 and for the fiscal year ended December 31, 1997 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving their reports.

                             AVAILABLE INFORMATION

     The Company has filed a registration statement on Form S-1 ("Registration Statement") relating to the Common Stock offered hereby with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). This Prospectus is part of the Registration Statement and does not contain all of the information in the Registration Statement and its exhibits and schedules. For further information about the Company and the Common Stock, a copy of the Registration Statement and its exhibits and schedules may be inspected without charge and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also access registration statements filed through EDGAR at the Commission's Website at http://www.sec.gov. The Company has been approved for a listing of the Common Stock on the Nasdaq National Market.

     After this Offering, the Company will have to file reports, proxy statements and other information with the Commission via EDGAR as required by the Exchange Act. The Company will furnish common stockholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial statements. The Company will also furnish other reports as it determines or are required by law. Copies of such material may be inspected and copied at the Commission's offices and viewed electronically at the Commission's Website.

                               ----------------

     24/7 Media, Intelligent Interactions, ContentZone, Riddler.com, CliqNow!, Adfinity and dbCommerce are trademarks of the Company or its subsidiary, Intelligent Interactions Corporation. This Prospectus contains other product names, tradenames and trademarks of the Company and of other entities, all of which are the property of their respective owners.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)


                          INDEX TO FINANCIAL STATEMENTS


                                                                                   Page
                                                                                   ----
24/7 MEDIA, INC. (Successor Company to Interactive Imaginations, Inc.)
Independent Auditors' Report ...................................................   F-2
Consolidated Balance Sheet .....................................................   F-3
Consolidated Statements of Operations ..........................................   F-4
Consolidated Statements of Stockholders' Equity (Deficit) ......................   F-5
Consolidated Statements of Cash Flows ..........................................   F-6
Notes to Financial Statements ..................................................   F-7
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Overview .......................................................................   F-28
Pro Forma Consolidated Statements of Operations ................................   F-30
Pro Forma Consolidated Balance Sheet ...........................................   F-32
Notes to Pro Forma Consolidated Financial Information ..........................   F-33
INTERACTIVE HOLDINGS, LLC (Successor to Petry Interactive, Inc.)
Independent Auditors' Report ...................................................   F-35
Balance Sheet ..................................................................   F-36
Statements of Operations .......................................................   F-37
Statements of Cash Flows .......................................................   F-38
Notes to Financial Statements ..................................................   F-39
INTELLIGENT INTERACTIONS CORPORATION
Report of Independent Public Accountants .......................................   F-43
Balance Sheets .................................................................   F-44
Statements of Operations .......................................................   F-45
Statements of Stockholders' Equity .............................................   F-46
Statements of Cash Flows .......................................................   F-47
Notes to Financial Statements ..................................................   F-48
CLIQNOW!
Report of Independent Public Accountants .......................................   F-55
Balance Sheet ..................................................................   F-56
Statement of Operations and Changes in Parent Company's Investment and Advances    F-57
Statement of Cash Flows ........................................................   F-58
Notes to Financial Statements ..................................................   F-59

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
24/7 Media, Inc.

     We have audited the accompanying balance sheets of 24/7 Media, Inc. (successor company to Interactive Imaginations, Inc.) as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 24/7 Media, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                                          KPMG PEAT MARWICK LLP



New York, New York
June 2, 1998, except for note 13,
which is as of July 20, 1998

                                24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)


                          CONSOLIDATED BALANCE SHEETS


                                                                                    December 31,
                                                                         ----------------------------------       March 31,
                                                                               1996              1997               1998
                                                                         ---------------   ----------------   ----------------
                                                                                                                 (unaudited)
                                 ASSETS
Current assets:
   Cash and cash equivalents .........................................    $  1,689,395      $      93,945      $   7,764,695
   Accounts receivable, net of allowance for doubtful
    accounts of $66,000, $63,723 and $269,968,
    respectively .....................................................         267,173            176,034          1,818,899
   Prepaid expenses and other current assets .........................         237,527             14,936             52,296
                                                                          ------------      -------------      -------------
       Total current assets ..........................................       2,194,095            284,915          9,635,890
                                                                          ------------      -------------      -------------
Property and equipment, net ..........................................       1,677,936            591,337            630,652
Goodwill, net ........................................................              --                 --          7,870,174
Deferred offering costs ..............................................              --            110,602             13,148
Intangible assets, net ...............................................          17,287              2,711              2,503
Deposits .............................................................          61,472             49,376             49,626
                                                                          ------------      -------------      -------------
       Total assets ..................................................    $  3,950,790      $   1,038,941      $  18,201,993
                                                                          ============      =============      =============
                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable ..................................................         136,523            882,696            813,518
   Accrued liabilities ...............................................         514,355            471,205          2,180,969
   Loans payable--related party ......................................              --                 --            283,267
   Deferred revenue ..................................................       1,549,710             96,496             41,000
                                                                          ------------      -------------      -------------
       Total current liabilities .....................................       2,200,588          1,450,397          3,318,754
                                                                          ------------      -------------      -------------
Senior convertible notes payable--related parties, net of debt
 discount of $158,348 and $20,592, respectively.......................              --          2,316,511            479,408
Other liabilities ....................................................              --                 --             46,149
Mandatorily redeemable convertible preferred stock,
 10,060,002 shares authorized; 10,060,002 shares issued and
 outstanding entitled to a liquidation preference of $1 per share plus unpaid dividends of 4% per annum ($10,093,502 in the aggregate at
 March 31, 1998) .....................................................              --                 --         10,093,502
Stockholders' equity (deficit):
   Convertible preferred stock, $.01 par value; 500,000 shares authorized; 140,722, 158,144 and no shares issued and
    outstanding, respectively; with aggregate liquidation
    preference of $4,038,722 and $4,538,733 at December 31,
    1996 and 1997, respectively ......................................           1,407              1,581                 --
   Common stock, $.01 par value; 100,000,000 shares
    authorized; 1,079,116, 1,148,762 and 6,926,550 shares
    issued and outstanding, respectively .............................          10,791             11,488             69,267
   Additional paid-in capital ........................................       9,737,594         10,564,382         19,919,169
   Deferred stock compensation .......................................              --                 --            (87,500)
   Accumulated deficit ...............................................      (7,999,590)       (13,305,418)       (15,636,756)
                                                                          ------------      -------------      -------------
       Total stockholders' equity (deficit) ..........................       1,750,202         (2,727,967)         4,264,180
                                                                          ------------      -------------      -------------
Commitments and contingencies

       Total liabilities and stockholders' equity
        (deficit) ....................................................    $  3,950,790          1,038,941         18,201,993
                                                                          ============      =============      =============

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)


                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                                        Three months
                                                                                                            ended
                                                           Years ended December 31,                       March 31,
                                                ----------------------------------------------- -----------------------------
                                                      1995            1996            1997           1997           1998
                                                --------------- --------------- --------------- ------------- ---------------
Revenues:                                                                                                (unaudited)
Advertising ...................................  $    151,750    $  1,106,329    $  1,467,105    $  388,892    $  1,076,250
Consulting and license fees ...................            --         435,834       1,681,464       805,245              --
                                                 ------------    ------------    ------------   -----------    ------------
    Total revenues ............................       151,750       1,542,163       3,148,569     1,194,137       1,076,250
Cost of revenues ..............................       198,291       1,592,771       1,655,340       459,587         930,003
                                                 ------------    ------------    ------------   -----------    ------------
    Gross profit (loss) .......................       (46,541)        (50,608)      1,493,229       734,550         146,247
                                                 ------------    ------------    ------------   -----------    ------------
Operating expenses:
   Sales and marketing ........................       114,348       2,240,399       1,672,999       450,505         653,460
   General and administrative .................       581,068       3,010,009       2,622,743       682,581       1,288,012
   Product development ........................       426,187       1,460,928       1,417,750       399,523              --
   Write-off of property and equipment ........            --              --         756,795            --              --
   Legal costs in connection with claim .......            --              --         232,304            --              --
   Amortization of goodwill ...................            --              --              --            --         335,355
                                                 ------------    ------------    ------------   -----------    ------------
       Total operating expenses ...............     1,121,603       6,711,336       6,702,591     1,532,609       2,276,827
                                                 ------------    ------------    ------------   -----------    ------------
       Loss from operations ...................    (1,168,144)     (6,761,944)     (5,209,362)     (798,059)     (2,130,580)
Interest income ...............................            --          11,704          17,597        13,682          25,504
Interest expense, including amortization of
 debt discount of $17,900, $42,652 and
 $149,903 in 1996, 1997 and 1998,
 respectively .................................            --         (45,435)       (114,063)           --        (192,762)
                                                 ------------    ------------    ------------   -----------    ------------
       Net loss ...............................    (1,168,144)     (6,795,675)     (5,305,828)     (784,377)     (2,297,838)
Cumulative dividends on mandatorily
 convertible preferred stock ..................            --              --              --            --         (33,500)
                                                 ------------    ------------    ------------   -----------    ------------
Net loss attributable to common
 stockholders .................................  $ (1,168,144)   $ (6,795,675)   $ (5,305,828)   $ (784,377)   $ (2,331,338)
                                                 ============    ============    ============   ===========    ============
Net loss per share--basic .....................  $      (2.78)   $      (6.48)   $      (4.88)   $    (0.73)   $      (0.76)
Weighted average shares outstanding ...........       420,908       1,049,432       1,086,614     1,079,116       3,055,432


                See accompanying notes to financial statements.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  Years Ended December 31, 1995, 1996 and 1997
             and the Three Months Ended March 31, 1998 (unaudited)



                                                                       Stockholders' Equity (Deficit)
                                                       ---------------------------------------------------------------
                                                              Convertible             Common stock       Common stock
                                                            preferred stock              voting             Class A
                                                       ------------------------- ----------------------- -------------
                                                           Shares       Amount      Shares      Amount       Shares
                                                       ------------- ----------- ------------ ---------- -------------
Balance as of December 31, 1994 ......................          --    $      --          --    $    --        25,000
Issuance of Class B common stock subsequently
 converted to Class A ................................          --           --          --         --        15,677
Issuance of Class A common stock, net of $20,512
 issuance costs ......................................          --           --          --         --        32,656
Net loss .............................................          --           --          --         --            --
                                                                --    ---------          --    -------        ------
Balance as of December 31, 1995 ......................          --           --          --         --        73,333
Issuance of Class A common stock, net of $39,125
 issuance costs ......................................          --           --          --         --        34,371
Common stock Class A converted .......................          --           --   1,077,033     10,770      (107,704)
Issuance of common stock to officer ..................          --           --       2,083         21            --
Issuance of warrants in connection
 with mandatory conversion subordinated notes.........          --           --          --         --            --
Notes converted to preferred stock ...................      52,262          523          --         --            --
Issuance of preferred stock, net of $236,820
 issuance costs ......................................      88,460          884          --         --            --
Net loss .............................................          --           --          --         --            --
                                                            ------    ---------   ---------    -------      --------
Balance as of December 31, 1996 ......................     140,722        1,407   1,079,116     10,791            --
Issuance of preferred stock ..........................      17,422          174          --         --            --
Issuance of common stock to officer ..................          --           --      10,462        105            --
Issuance of warrants in connection
 with senior convertible notes--related parties ......          --           --          --         --            --
Senior convertible notes payable--related parties
 converted into common stock .........................          --           --      59,184        592            --
Net loss .............................................          --           --          --         --            --
                                                           -------    ---------   ---------    -------      --------
Balance as of December 31, 1997 ......................     158,144        1,581   1,148,762     11,488            --
Issuance of warrants in connection with senior
 convertible notes--related parties ..................          --           --          --         --            --
Issuance of warrants to former officer ...............          --           --          --         --            --
Issuance of warrants to consultant ...................          --           --          --         --            --
Issuance of common stock for acquired businesses......          --           --   4,328,925     43,289            --
Issuance of common stock to officer ..................          --           --      56,250        563            --
Offering costs in connection with mandatorily
 redeemable convertible preferred stock ..............          --           --          --         --            --
Senior convertible notes payable--related parties
 converted into common stock .........................          --           --     750,586      7,505            --
Convertible preferred stock converted into
 common stock ........................................    (158,144)      (1,581)    542,908      5,429            --
Conversion of warrants into common stock .............          --           --      99,119        993            --
Imputed interest on loans payable--related parties              --           --          --         --            --
Accrual of cumulative dividends on mandatorily
 redeemable convertible preferred stock ..............          --           --          --         --            --
Net loss for the period ..............................          --           --          --         --            --
                                                          --------    ---------   ---------    -------      --------
Balance as of March 31, 1998 (unaudited) .............          --    $      --   6,926,550    $69,267            --
                                                          ========    =========   =========    =======      ========


                                                                     Stockholders' Equity (Deficit)
                                                       ----------------------------------------------------------
                                                                     Additional                        Deferred         Total
                                                                       paid-in       Accumulated         stock      stockholders'
                                                          Amount       capital         deficit       compensation  equity (deficit)
                                                       ----------- -------------- ----------------- -------------  ----------------
Balance as of December 31, 1994 ......................  $     250   $    44,750     $     (35,771)    $      --     $       9,229
Issuance of Class B common stock subsequently
 converted to Class A ................................        157        92,843                --            --            93,000
Issuance of Class A common stock, net of $20,512
 issuance costs ......................................        327     1,268,161                --            --         1,268,488
Net loss .............................................         --            --        (1,168,144)           --        (1,168,144)
                                                        ---------   -----------     -------------     ---------     -------------
Balance as of December 31, 1995 ......................        734     1,405,754        (1,203,915)           --           202,573
Issuance of Class A common stock, net of $39,125
 issuance costs ......................................        343     4,485,532                --            --         4,485,875
Common stock Class A converted .......................     (1,077)       (9,693)               --            --                --
Issuance of common stock to officer ..................         --        37,606                --            --            37,627
Issuance of warrants in connection
 with mandatory conversion subordinated notes.........         --        17,900                --            --            17,900
Notes converted to preferred stock ...................         --     1,499,477                --            --         1,500,000
Issuance of preferred stock, net of $236,820
 issuance costs ......................................         --     2,301,018                --            --         2,301,902
Net loss .............................................         --            --        (6,795,675)           --        (6,795,675)
                                                        ---------   -----------     -------------     ---------     -------------
Balance as of December 31, 1996 ......................         --     9,737,594        (7,999,590)           --         1,750,202
Issuance of preferred stock ..........................         --       499,837                --            --           500,011
Issuance of common stock to officer ..................         --        31,786                --            --            31,891
Issuance of warrants in connection
 with senior convertible notes--related parties ......         --       201,000                --            --           201,000
Senior convertible notes payable--related parties
 converted into common stock .........................         --        94,165                --            --            94,757
Net loss .............................................         --            --        (5,305,828)           --        (5,305,828)
                                                        ---------   -----------     -------------     ---------     -------------
Balance as of December 31, 1997 ......................         --    10,564,382       (13,305,418)           --        (2,727,967)
Issuance of warrants in connection with senior
 convertible notes--related parties ..................         --        12,156                --            --            12,156
Issuance of warrants to former officer ...............         --       450,000                --            --           450,000
Issuance of warrants to consultant ...................         --        20,240                --            --            20,240
Issuance of common stock for acquired businesses......         --     6,882,991                --            --         6,926,280
Issuance of common stock to officer ..................         --        89,437                --       (87,500)            2,500
Offering costs in connection with mandatorily
 redeemable convertible preferred stock ..............         --      (229,105)               --            --          (229,105)
Senior convertible notes payable--related parties
 converted into common stock .........................         --     2,124,909                --            --         2,132,414
Convertible preferred stock converted into
 common stock ........................................         --        (3,848)               --            --                --
Conversion of warrants into common stock .............         --          (993)               --            --                --
Imputed interest on loans payable--related parties             --         9,000                --            --             9,000
Accrual of cumulative dividends on mandatorily
 redeemable convertible preferred stock ..............         --            --           (33,500)           --           (33,500)
Net loss for the period ..............................         --            --        (2,297,838)           --        (2,297,838)
                                                        ---------   -----------     -------------     ---------     -------------
Balance as of March 31, 1998 (unaudited) .............  $      --   $19,919,169     $ (15,636,756)    $ (87,500)    $   4,264,180
                                                        =========   ===========     =============     =========     =============


                See accompanying notes to financial statements.

                                24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                           Years ended December 31,
                                                              --------------------------------------------------
                                                                    1995             1996             1997
                                                              ---------------- ---------------- ----------------
Cash flows from operating activities:
   Net loss .................................................   $ (1,168,144)    $ (6,795,675)    $ (5,305,828)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization ...........................         59,196          305,050          364,607
    Amortization of debt discount ...........................             --           17,900           42,652
    Write-off of property and equipment .....................             --               --          756,795
    Accrued interest on senior convertible notes--related
     parties ................................................             --               --           68,609
    Imputed interest on note payable--related party .........             --               --               --
    Provision for doubtful accounts .........................         10,000           66,000               --
    Amortization of intangible assets .......................             --               --               --
    Non-cash compensation ...................................             --           37,627           31,891
    Changes in operating assets and liabilities:
     Accounts receivable ....................................        (69,250)        (273,923)          91,139
     Prepaid assets and other current assets ................             --         (237,527)         222,591
     Deposits ...............................................        (14,588)         (45,554)          12,096
     Accounts payable .......................................        136,231              292          746,172
     Accrued liabilities ....................................         51,361          442,994          (43,150)
     Deferred revenue .......................................             --        1,549,710       (1,453,214)
                                                                ------------     ------------     ------------
       Net cash used in operating activities ................       (995,194)      (4,933,106)      (4,465,640)
                                                                ------------     ------------     ------------
Cash flows from investing activities:
   Increase in intangible assets ............................             --          (41,205)              --
   Cash received from acquisitions ..........................             --               --               --
   Proceeds from sale of property and equipment .............             --               --           22,850
   Purchase of property and equipment .......................       (464,016)      (1,537,071)         (42,069)
                                                                ------------     ------------     ------------
       Net cash used in investing activities ................       (464,016)      (1,578,276)         (19,219)
                                                                ------------     ------------     ------------
Cash flows from financing activities:
   Net proceeds from issuance of Mandatorily
    Redeemable Series A Preferred Stock .....................             --               --               --
   Deferred offering costs ..................................             --               --         (110,602)
   Proceeds from senior convertible notes payable--
    related parties .........................................             --               --        2,500,000
   Proceeds from notes payable--related parties .............        122,000               --               --
   Repayment of notes payable--related parties ..............        (35,000)         (87,000)              --
   Proceeds from mandatory conversion subordinated
    notes payable ...........................................             --        1,500,000               --
   Proceeds from issuance of common stock, net ..............      1,361,488        4,485,875               --
   Proceeds from issuance of convertible preferred stock,
    net .....................................................             --        2,301,902          500,011
                                                                ------------     ------------     ------------
       Net cash provided by financing activities ............      1,448,488        8,200,777        2,889,409
                                                                ------------     ------------     ------------
       Net change in cash and cash equivalents ..............        (10,722)       1,689,395       (1,595,450)
Cash and cash equivalents at beginning of period ............         10,722               --        1,689,395
                                                                ------------     ------------     ------------
Cash and cash equivalents at end of period ..................   $         --     $  1,689,395     $     93,945
                                                                ============     ============     ============

                                                                        Three Months
                                                                           Ended
                                                                         March 31,
                                                              --------------------------------
                                                                    1997            1998
                                                              --------------- ----------------
Cash flows from operating activities:
   Net loss .................................................  $    (784,377)   $ (2,297,838)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization ...........................        104,220          58,349
    Amortization of debt discount ...........................             --         149,903
    Write-off of property and equipment .....................             --              --
    Accrued interest on senior convertible notes--related
     parties ................................................             --           7,555
    Imputed interest on note payable--related party .........             --           9,000
    Provision for doubtful accounts .........................         15,000          27,430
    Amortization of intangible assets .......................             --         335,355
    Non-cash compensation ...................................          8,041         472,740
    Changes in operating assets and liabilities:
     Accounts receivable ....................................        147,695        (579,518)
     Prepaid assets and other current assets ................        131,463         (31,885)
     Deposits ...............................................             --            (250)
     Accounts payable .......................................        148,227         (82,075)
     Accrued liabilities ....................................       (193,174)       (322,868)
     Deferred revenue .......................................       (961,989)        (55,496)
                                                               -------------    ------------
       Net cash used in operating activities ................     (1,384,894)     (2,309,598)
                                                               -------------    ------------
Cash flows from investing activities:
   Increase in intangible assets ............................             --              --
   Cash received from acquisitions ..........................             --         168,839
   Proceeds from sale of property and equipment .............             --              --
   Purchase of property and equipment .......................             --         (97,664)
                                                               -------------    ------------
       Net cash used in investing activities ................             --          71,175
                                                               -------------    ------------
Cash flows from financing activities:
   Net proceeds from issuance of Mandatorily
    Redeemable Series A Preferred Stock .....................             --      10,060,002
   Deferred offering costs ..................................             --        (288,651)
   Proceeds from senior convertible notes payable--
    related parties .........................................             --              --
   Proceeds from notes payable--related parties .............             --         150,000
   Repayment of notes payable--related parties ..............             --         (12,178)
   Proceeds from mandatory conversion subordinated
    notes payable ...........................................             --              --
   Proceeds from issuance of common stock, net ..............             --              --
   Proceeds from issuance of convertible preferred stock,
    net .....................................................        500,011              --
                                                               -------------    ------------
       Net cash provided by financing activities ............        500,011       9,909,173
                                                               -------------    ------------
       Net change in cash and cash equivalents ..............       (884,883)      7,670,750
Cash and cash equivalents at beginning of period ............      1,689,395          93,945
                                                               -------------    ------------
Cash and cash equivalents at end of period ..................  $     804,512    $  7,764,695
                                                               =============    ============


                See accompanying notes to financial statements.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies

 (a) Summary of Operations

     24/7 Media, Inc. (successor company to Interactive Imaginations, Inc. ("Interactive Imaginations")) operates networks of Websites that enable both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and commerce. The Company generates revenues by delivering advertisements and promotions to Websites affiliated with the Company. Interactive Imaginations's properties include the ContentZone, which is a network of small to medium-sized Websites to which advertisements and promotions are served; and Riddler.com, an advertising supported Website that enables users to play intellectually challenging games for prizes and cash. Effective February 24, 1998, 24/7 Media commenced operations of the 24/7 Network, a network of high profile Websites to which advertisements are served.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, unproven business model and the limited history of commerce on the Internet. The Company's success may depend in part upon the emergence of the Internet as a communications medium, prospective project development efforts, and the acceptance of the Company's solutions by the marketplace.

     Interactive Imaginations, Inc. was incorporated in the State of New York in September 1994 and first recognized revenue in June 1995. 24/7 Media, Inc. (the "Company") was incorporated in Delaware on January 23, 1998 to consolidate three Internet advertising companies: (i) Petry Interactive, Inc. ("Petry"), which sold advertising for Websites organized in a network, (ii) Advercomm, Inc. ("Advercomm"), a newly formed corporation which brought a number of high profile Websites to the 24/7 Network, and (iii) Interactive Imaginations, Inc. Subsequently, the Company acquired both Intelligent Interactions Corporation ("Intelligent Interactions"), a corporation that develops and licenses ad serving technology and e-commerce software, and the CliqNow! network of Websites ("CliqNow!").

     The Company was formed on January 23, 1998 as a wholly owned subsidiary of Interactive Imaginations. On February 25, 1998, pursuant to an Agreement and Plan of Merger, dated February 2, 1998, the Company simultaneously consummated the merger of each of Petry and Advercomm with and into the Company (the mergers, together with the concurrent investment of approximately $10 million by certain third party investors concurrent with an existing investor of Interactive Imaginations, the "Initial Merger"). Upon consummation of the Initial Merger, each share of common stock of Petry was converted into 20,988.74 shares of Common Stock of the Company, and each share of common stock of Advercomm was converted into 262.36 shares of Common Stock of the Company. On April 9, 1998, Interactive Imaginations (24/7 Media's then parent) was merged with and into the Company in a manner similar to a pooling of interests. As a result, 24/7 Media's historical results of operations for all periods prior to the Initial Merger represent those of Interactive Imaginations. In addition, on April 13, 1998, the Company acquired Intelligent Interactions as a wholly-owned subsidiary of the Company and as of June 1, 1998, the Company acquired CliqNow! (see note 11).

     Pursuant to the Agreement and Plan of Merger, certain conditions necessary to cause the merger included the following: the Company was required to cause
(i) the conversion of all of the then outstanding shares of its Convertible Preferred Stock into common stock, (ii) the conversion of substantially all of the then outstanding senior convertible notes payable to related parties into common stock, (iii) substantially all warrants exerciseable for common stock to be surrendered in exchange for common stock, and (iv) the investment of at least $10 million in the Company, pursuant to the Securities Purchase Agreement.

     In connection with the Initial Merger, Interactive Imaginations entered into a Securities Purchase Agreement, dated February 25, 1998, with certain investors (including David J. Moore, the President and Chief Executive Officer of the Company), for the sale and issuance of preferred shares and warrants in a private placement for total proceeds of $10,060,002. For each $10,000 invested, the investors received 10,000 shares of Series A Preferred Stock, which is automatically convertible into common stock at a conversion price of $3.81 upon consummation of the Offering

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies --Continued

(see note 12), and approximately 1,313 Class A Warrants, exercisable into Common Stock at an exercise price of $7.62 per share, and approximately 1,313 Class B Warrants, exercisable into Common Stock at an exercise price of $11.42 per share. The Securities Purchase Agreement also contained other standard terms and conditions, including covenants, representations and warranties, and mutual indemnification. Also in connection with the Initial Merger, Interactive Imaginations entered into a Shareholders' Agreement, dated February 25, 1998, among The Travelers Insurance Company (an existing investor in Interactive Imaginations), Prospect Street NYC Discovery Fund, L.P., Big Flower Digital Services, Inc. and certain individual investors (the "Shareholders' Agreement"), which included standard terms and conditions and provided these shareholders with a right to elect three members of the seven member board of directors of the Company and a right of first refusal with respect to transfers of Company securities. The Shareholders' Agreement will be terminated in its entirety upon the consummation of an Offering (note 12). In connection with the Initial Merger, certain shareholders of the Company were granted registration rights with respect to their shares of Common Stock.

     Petry Interactive entered into an oral consulting agreement with Manufacturers Renaissance Network, Inc. ("MRN"), a corporation of which C. Andrew Johns, the Executive Vice President, Treasurer and Chief Financial Officer of the Company, was an officer and a 50% stockholder, pursuant to which MRN was paid $75,000 and Class C Warrants to purchase 18,750 shares of Common Stock at an exercise price of $3.81 per share for consulting services rendered in connection with the Merger. The Company recorded $13,500 of acquisition costs in connection with these warrants. 24/7 Media also paid MRN a consulting fee of approximately $33,000 for services rendered in connection with the acquisition of Intelligent Interactions.

 (b) Principles of Consolidation

     The Company's audited financial statements as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 include the historical results of Interactive Imaginations and do not reflect any of the operating results of Petry, Advercomm, Intelligent Interactions or CliqNow!.

     In connection with the Initial Merger, no single former shareholder group obtained more than 50 percent of the outstanding shares of the Company following the transaction. However, the Company's former common shareholder interest group received the largest portion of the voting rights in the combined entity and, therefore, was deemed to be the accounting acquirer in connection with the Initial Merger.

     The Company's unaudited consolidated financial statements as of March 31, 1998 and for the three months ended March 31, 1998 include the consolidated accounts of the Company, and Petry and Advercomm from February 25, 1998 (date of acquisition) through March 31, 1998, giving effect to the Initial Merger as of February 25, 1998. For the three months ended March 31, 1997, the Company's historical results of operations only include the results of Interactive Imaginations. All significant intercompany transactions and balances have been eliminated in consolidation.

     On February 25, 1998, the Company acquired all of the outstanding stock of Petry and Advercomm in separate transactions in exchange for 2,623,591 and 1,705,334 shares of the Company's Common Stock, respectively, for a total purchase price of $4,197,800 and $2,728,500, respectively, plus acquisition costs of $157,000. The fair value of the 4,328,925 aggregate shares of Common Stock issued in connection with the acquisition of Petry and Advercomm was estimated to be $1.60 per share, determined primarily by reference to the common stock conversion price of $1.60 per share in connection with the Company's issuance of approximately $1,000,000 senior convertible notes payable and detachable warrants during September and November 1997 supported by an independent valuation of the Company's Common Stock as of February 25, 1998.

     The acquisitions have been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies --Continued

on the basis of their fair values on the acquisition dates. Approximately ($1,122,200) of the aggregate purchase price was allocated to net tangible liabilities consisting primarily of cash, accounts receivable, property and equipment, accounts payable and accrued liabilities. The historical carrying amounts of such net liabilities approximated their fair values. The purchase price in excess of the fair value of identified tangible and intangible assets and liabilities assumed in the amount of $8,205,500 was allocated to goodwill and is being amortized over its estimated useful life of two years.

     The Petry and Advercomm acquisitions have been primarily structured as tax free exchanges of stock; therefore, the differences between the recognized fair value of the acquired assets, including intangible assets, and their historical tax bases is not deductible for income tax purposes.

     The following unaudited pro forma consolidated amounts give effect to these acquisitions as if they had occurred at the beginning of the respective periods, or date of inception, if later, by consolidating the results of operations of Petry and Advercomm with the results of the Company for the three months ended March 31, 1997 and 1998.

                                                                 1997               1998
                                                            -------------     ---------------
   Total revenues .......................................       1,204,933      $  1,846,748
   Net loss .............................................      (1,780,083)       (3,291,175)
   Net loss attributable to common stockholder ..........      (1,880,583)       (3,391,675)
   Net loss per share--basic ............................    $      (0.66)     $      (0.66)
   Weighted average shares outstanding ..................       2,836,960         5,114,509

 (c) Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 (d) Cash and Cash Equivalents

     The Company considers all highly liquid securities, with original maturities of three months or less, to be cash equivalents. Cash equivalents at December 31, 1996 and 1997 and March 31, 1998 were $1,252,802, $0 and
$6,018,521, respectively, which consisted of certificates of deposit.


 (e) Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the leases, whichever is shorter.


 (f) Intangible Assets

     Intangible assets including trademarks and licenses are being amortized using the straight-line method over one to five years.

     Goodwill resulting from the acquisition of Internet advertising businesses is estimated by management to be primarily associated with the acquired workforce, contracts and technological know how. As a result of the rapid technological changes occurring in the Internet industry and the intense competition for qualified Internet professionals and customers, recorded goodwill is amortized on the straight-line basis over the estimated period of benefit, which is two years.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies --Continued

     At each balance sheet date, the Company assesses the value of recorded goodwill for possible impairment based upon a number of factors, including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows in relation to its net investment in each subsidiary. To date, the Company has not recorded any provisions for possible impairment of intangible assets.

 (g) Income Taxes

     The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs.

 (h) Deferred Revenue

     Deferred revenue consists of a prepaid software license fee for use of the Company's proprietary technology and prepaid advertising fees, although the majority of the Company's advertising customers generally pay after the services have been provided. As of December 31, 1996 and 1997 and March 31, 1998, the Company had deferred revenue related to the software license $1,071,059, $0 and $0 and advertising agreements of $454,064, $96,496 and $41,000, respectively.

 (i) Revenue Recognition

     The Company's advertising revenues are derived principally from short-term advertising agreements in which the Company delivers advertising impressions or full-page advertisements for a fixed fee to third-party Websites comprising the 24/7 Network, the ContentZone and to a lesser extent its Riddler.com Website.

     Revenues from advertising are recognized in the period the advertising impressions are delivered, provided collection of the resulting receivables is probable. For the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, the Company recognized $436,476, $682,853, and $250,164, respectively, of cash advertising revenue related solely to the ContentZone.

     Third party Websites which register web page(s) with the Company's networks and display advertising banners on those pages are commonly referred to as "Affiliated Websites." These third party Websites are not "related party" relationships or transactions as defined in Statement of Financial Accounting Standards No. 57, "Related Party Disclosures." The Company pays its Affiliated Websites a service fee for providing advertising space to the Company's networks. The Company becomes obligated to make payments to such Affiliated Websites, which have contracted with the Company to be part of the Company's networks, in the period the advertising impressions are delivered. Such expenses are classified as cost of revenues in the consolidated statements of operations.

     The Company's licensing revenues are derived principally from a software licensing fee and fees from maintenance, consulting and support of its software. Licensing fees are recognized as performance occurs under the terms of the applicable agreement. Expenses from the Company's Licensing Revenues are primarily payroll costs to deliver, modify and support the software. These expenses are classified in cost of revenues in the Consolidated Statements of Operations and were not material.

     At December 31, 1997 and March 31, 1998, accounts receivable include approximately $56,000 and $1,242,700, respectively, of unbilled receivables, all of which have been subsequently billed.

 (j) Barter Transactions

     The Company trades advertisements on its Web properties in exchange for advertisements on the Internet sites of other companies. Barter revenues and expenses are recorded at the fair market value of services provided or

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies --Continued

received, whichever is more determinable in the circumstances. Revenue from barter transactions is recognized as income when advertisements are delivered on the Company's Web properties. Barter expense is recognized when the Company's advertisements are run on other companies' Web sites, which is typically in the same period when the barter revenue is recognized. Advertising barter revenues and expenses were approximately $0, $55,000, $83,000 and $0 for the years ended 1995, 1996, 1997 and the three months ended March 31, 1998, respectively.

     The Company also receives payment for its advertising services in the form of goods that are used as prizes for the Riddler game site. Prize revenue and the corresponding prize expense is recorded at the estimated fair market value of the prizes received. Advertising prize revenues were approximately $0, $196,000, $86,000 and $0 for the years ended 1995, 1996 and 1997 and the three months ended March 31, 1998, respectively.

     The Company expects that barter revenue will represent a significantly smaller percentage of total revenues in the future.

 (k) Product Development Costs

     Product development costs and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

 (l) Deferred Offering Costs

     At December 31, 1997 and March 31, 1998, specific incremental costs directly attributable to the issuance of mandatorily redeemable convertible preferred stock and initial public offering ("IPO") transactions, respectively, have been deferred. The December 31, 1997 costs have been charged against additional paid-in capital as a result of the Company's issuance of mandatorily redeemable convertible preferred stock during the three months ended March 31, 1998. The March 31, 1998 incremental costs incurred in connection with the Company's IPO will be charged against additional paid-in-capital in connection with this Offering.

 (m) Stock-Based Compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of APB No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

     The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

 (n) Impairment of Long-Lived Assets

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies --Continued

 (o) Advertising Expenses

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing on the statements of operations and totaled $54,123, $514,637, $181,280 and $208,369 for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, respectively.

 (p) Financial Instruments and Concentration of Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. At December 31, 1996 and 1997, the fair value of these instruments approximated their financial statement carrying amount because of the short term maturity of these instruments. Substantially all of the Company's cash equivalents were invested in certificates of deposit. The Company has not experienced any significant credit losses to date.

     The fair value of the Senior Convertible Notes Payable was determined based on an imputed market rate of interest which is equal to its carrying amount on the balance sheet.

     Total cash advertising revenues associated with major advertising customers (excluding barter) are as follows:


                                                                  Three Months
                          Year Ended December 31,                Ended March 31,
                    ------------------------------------   ---------------------------
                       1995         1996         1997           1997           1998
                    ----------   ----------   ----------   --------------   ----------
Customer(1)                                                        (unaudited)
  A .............    $50,000      $     --     $     --        $83,019       $     --
  B .............     32,000            --           --         82,014             --
  C .............     30,000            --           --             --             --
  D .............     20,000            --           --             --             --
  E .............         --       211,936      326,707             --             --
  F .............         --       178,191      157,019             --             --
  G .............         --            --           --             --        161,618


     Accounts receivable regarding significant advertising customers are as follows:


                         December 31,
                    ----------------------     March 31,
                       1996         1997         1998
                    ----------   ---------   ------------
Customer(1)                                   (unaudited)
  H .............    $93,800      $    --        $  --
  I .............     41,000           --           --
  J .............         --       31,000           --


     (1) Each of the customers listed in the revenue and accounts receivable tables are different.

     To date, accounts receivable have been derived from advertising fees billed to advertisers located in the United States. The Company generally requires no collateral. The Company maintains reserves for potential credit losses; historically, such losses have been minor and within management's expectations.

 (q) Interim Results (Unaudited)

     The accompanying interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of March 31, 1998 and the results of the Company's operations and its cash flows for the three months ended March 31, 1997 and 1998. The financial data and other information disclosed in these notes to condensed consolidated financial statements related to these periods

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies --Continued

are unaudited. The results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.

 (r) Loss Per Share

     Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share, (SFAS 128) and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. SFAS 128 replaced the presentation of primary and fully diluted earnings (loss) per share (EPS), with a presentation of basic EPS and diluted EPS. Under SFAS 128, basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Only basic EPS is presented as all common stock equivalents are anti-dilutive for each of the periods presented. Anti-dilutive potential common shares outstanding were 64,425, 466,635, and 1,636,474 for the years ended December 31, 1995, 1996 and 1997, respectively, and 458,803 and 6,256,285 for the three-month periods ended March 31, 1997 and 1998, respectively.

     Net loss applicable to common stockholders for the three-month period ended March 31, 1998 has been increased to give effect to $33,500 of cumulative dividends on Mandatorily Redeemable Convertible Preferred Stock.

 (s) Recent Accounting Pronouncements

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" in the quarter ended March 31, 1998. SFAS No. 130 requires the Company to report in its financial statements, in addition to its net income (loss), comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There were no differences between the Company's comprehensive loss and its net loss as reported.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact, if any, of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company has determined that it does not have any separately reportable business segments.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement is not expected to affect the Company as the Company currently does not have any derivative instruments or hedging activities.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(2) Balance Sheet Components

  Prepaid Expenses and Other Current Assets


                                         December 31,
                                     ---------------------   March 31,
                                         1996       1997       1998
                                     ----------- --------- ------------
                                                            (unaudited)
   Prepaid operating lease .........  $108,946    $    --     $    --
   Barter receivable ...............    85,358         --          --
   Other prepaid ...................    43,223     14,936      52,296
                                      --------    -------     -------
                                      $237,527    $14,936     $52,296
                                      ========    =======     =======


  Property and Equipment, Net


                                                                   December 31,
                                                            ---------------------------    March 31,
                                                                 1996          1997          1998
                                                            ------------- ------------- --------------
                                                                                          (unaudited)
   Computer equipment .....................................  $1,893,217   $972,283      $1,069,950
   Furniture and fixtures .................................      87,922         --             --
   Leasehold improvements .................................      33,517         --             --
                                                             ----------   --------      ----------
                                                              2,014,656    972,283      1,069,950
   Less accumulated depreciation and amortization .........    (336,720)  (380,946)      (439,298)
                                                             ----------   --------      ----------
                                                             $1,677,936   $591,337      $ 630,652
                                                             ==========   ========      ==========



     During September 1997, as part of the Company's consolidation and downsizing, it conducted a book-to-physical inventory of its property and equipment. As a result of this book-to-physical observation, the Company identified and wrote-off $756,795 of equipment purchases, net of accumulated depreciation, that could no longer be located and has instituted additional controls to safeguard its fixed assets.


  Intangible Assets

                                                 December 31,
                                           ------------------------    March 31,
                                               1996         1997         1998
                                           ------------ ----------- --------------
                                                                      (unaudited)
   Licenses ..............................  $  37,040    $     --     $       --
   Trademarks ............................      4,165       4,165          4,165
                                            ---------    --------     ----------
                                               41,205       4,165          4,165
   Less accumulated amortization .........    (23,918)     (1,454)        (1,662)
                                            ---------    --------     ----------
                                            $  17,287    $  2,711     $    2,503
                                            =========    ========     ==========
   Goodwill ..............................  $      --    $     --     $8,205,529
   Less accumulated amortization .........         --          --       (335,355)
                                            ---------    --------     ----------
                                            $      --    $     --     $7,870,174
                                            =========    ========     ==========

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(2) Balance Sheet Components --Continued

  Accrued Liabilities

                                                    December 31,
                                               -----------------------   March 31,
                                                   1996        1997        1998
                                               ----------- ----------- ------------
                                                                        (unaudited)
   Professional fees .........................  $102,105    $225,691    $  205,882
   Employee commissions and expenses .........        --          --       423,409
   Ad management fees ........................        --          --       258,435
   Barter payable ............................    85,358          --            --
   Affiliate royalties .......................    43,955      81,384       941,715
   Prizes ....................................    68,474          --            --
   Other .....................................   214,463     164,130       351,528
                                                --------    --------    ----------
                                                $514,355    $471,205    $2,180,969
                                                ========    ========    ==========

(3) Income Taxes

     No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented and has no carryback potential. At December 31, 1997, the Company had approximately $13,394,000 of federal net operating loss carryforwards available to offset future taxable income; such carryforwards expire in various years through 2012.

     As a result of various equity transactions during 1996 and 1997 as well as during 1998 (see notes 5 and 11), management believes the Company has undergone an "ownership change" as defined by section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforwards may be limited. Due to this limitation, and the uncertainty regarding the ultimate utilization of the net operating loss carryforwards, no tax benefit for losses has been recorded by the Company in 1995, 1996 and 1997, and a full valuation allowance has been recorded for the entire amount of the net deferred tax asset.

     The tax effects of temporary differences and tax loss carryforwards that give rise to significant portions of federal deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are presented below.

                                                                                   1996              1997
                                                                             ---------------   ---------------
   Deferred tax assets:
      Net operating loss carryforwards ...................................    $  2,223,000      $  4,554,000
      Deferred revenues ..................................................         527,000            33,000
      Accounts receivable principally due to allowance for doubtful
       accounts ..........................................................          22,000            22,000
      Other ..............................................................          24,000            22,000
                                                                              ------------      ------------
   Gross deferred tax assets .............................................       2,796,000         4,631,000
   Less: valuation allowance .............................................      (2,698,000)       (4,501,000)
                                                                              ------------      ------------
          Net deferred tax assets ........................................          98,000           130,000
                                                                              ------------      ------------
   Deferred tax liabilities:
      Plant and equipment, principally due to differences in depreciation          (98,000)         (130,000)
                                                                              ------------      ------------
   Gross deferred tax liabilities ........................................         (98,000)         (130,000)
                                                                              ------------      ------------
                                                                              $         --      $         --
                                                                              ============      ============

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(4) Notes Payable

  Notes Payable--Related Parties

     An officer and stockholder of the Company loaned the Company $80,000 in 1995 at an interest rate of 5.76%. The entire principal and accrued interest totaling $85,618 related to those loans were paid in full in 1996. Affiliates of this same stockholder loaned the Company $10,000 and $25,000 in 1995 at interest rates of 6.97% and 6.19%, respectively. The entire principal balance of $35,000 related to those loans was paid in full in 1995. In addition, an officer and stockholder of the Company loaned the Company $7,000 in 1995 at an interest rate of 6.60%. This loan was offset against certain personal expenses paid by the Company on behalf of this officer and stockholder.

  Mandatory Conversion Subordinated Notes

     In August, September and October 1996, the Company issued Mandatory Conversion Subordinated Notes ("Notes") in the aggregate principal amount of $1,500,000, and bearing an interest rate equal to 8% per annum and convertible into Series A Preferred Stock at the price per share achieved in the then proposed private placement of Series A Preferred Stock. Under the terms and conditions of the Notes, the Notes were converted into 52,262 shares of Series A Preferred Stock of the Company upon completion of the November 1996 private placement of Series A Preferred Stock at the purchase price per share ($28.70) of such sale of Series A Preferred Stock (See Note 5--Convertible Preferred Shares). All accrued interest on these Notes, aggregating $21,919, was paid to the holders thereof in connection with the conversion to Convertible Preferred Shares.


     In connection with the issuance of Mandatory Convertible Subordinated Notes in August 1996, in the principal amount of $500,000, the Company also issued to the note holder detachable warrants to purchase 6,533 of the Company's Common shares at a price of $11.48 per share. Such warrants expire no later than three years from the date of issuance. The value attributed to the warrants of $17,900 was recorded as debt discount and subsequently charged to interest expense in connection with the conversion of the aforementioned notes. The Company determined the value of the warrants based upon its estimate of its effective borrowing rate of 12% at the date of issuance.

  Senior Convertible Notes Payable--Related Parties

     During 1997, the Company received $2,500,000 in proceeds from the issuance of senior convertible notes payable primarily to affiliates of stockholders of the Company, bearing an interest rate of 8% compounded semi-annually. The notes, including interest thereon, are due on the earlier of prepayment, redemption, conversion of the notes into common stock or May 15, 1999, the maturity date. Each of the notes was issued with detachable warrants allowing such holders to purchase shares of the Company's common stock at prices ranging from $1.60 to $11.48 per share. The value attributed to the warrants of $201,000 has been recorded as debt discount and is being amortized to interest expense using the imputed interest method over the term of the notes. The Company determined the value of the warrants based upon its estimate of its effective borrowing rates at the date of each issuance (which rates were 12% prior to September 1, 1997 and 15% subsequent to September 1, 1997).


     The notes are convertible into common stock at conversion prices, as defined in the original note agreements, ranging from $1.60 to $11.48 per share upon occurrence of certain events, subject to anti-dilution provisions. The original conversion price for the $1.5 million of Notes issued prior to September 1, 1997 was $11.48 per share and for the $1.0 million of Notes issued between September 1, 1997 and December 31, 1997 was $1.60 per share. The conversion prices were determined by negotiations among the parties. On December 22, 1997, $94,757 of the notes, including interest thereon, were converted into 59,184 shares of common stock at $1.60 per share. During 1997, the Company recorded $42,652 of interest expense in connection with the amortization of the debt discount and conversion of the aforementioned notes.


     During January 1998, the Company received $150,000 in proceeds from the issuance of senior convertible notes payable with terms similar to the notes issued during 1997. The notes are convertible into 43,321 shares of

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(4) Notes Payable--Continued

common stock at $3.48 per share, subject to anti-dilution provisions. The value attributable to 4,310 warrants, to purchase shares of the Company's common stock at $3.48 per share, of $12,156 was recorded as debt discount. The Company determined the value of the warrants based upon its estimate of its effective borrowing rate of 15% at the date of issuance.

     In connection with the Securities Purchase Agreement and the Merger, $2,056,250 of the Senior Convertible Notes Payable--Related Parties, plus accrued interest thereon, were converted into 750,586 shares of common stock, leaving approximately $500,000 of such notes, plus accrued interest thereon, outstanding as of June 2, 1998. With regard to the $1.5 million of notes issued prior to September 1, 1997, the original conversion price of $11.48 per share was adjusted to $8.36 per share under the anti-dilution provisions triggered by the subsequent financings at lower conversion prices per share.


     Additionally, in accordance with the terms and conditions of the Securities Purchase Agreement (which terms and conditions were determined by negotiations among the various parties to the agreement), 177,679 warrants converted into 99,119 shares of Common Stock. Accordingly, the Company charged the unamortized portion of the applicable debt discount of $146,000 to interest expense in connection with the conversion of the Notes.


  Loan Payable--Related Party

     In connection with the Petry acquisition, Petry Media Corporation, a shareholder of the Company, agreed to lend an aggregate of $300,000 during the period September 29, 1997 to December 31, 1997. The loan is repaid through the payment of 5% of the gross commissions or other revenues received by the Company, after deducting advertising agency commissions and Website royalties. At March 31, 1998, $283,267 of the loan was outstanding.

     In accordance with Staff Accounting Bulletin Topic 5:T, the Company has imputed an interest cost because these loans have no stated interest rate. The imputed interest rate used was based on a market rate of interest of 12%.

  Warrants

     In connection with the issuance of Mandatory Convertible Subordinated Notes in August 1996, in the principal amount of $500,000, the Company also issued to the note holder detachable warrants to purchase 6,533 of the Company's Common shares at a price of $11.48 per share. Such warrants expire no later than three years from the date of issuance. The Company recorded an original issue debt discount on such warrants.

     On April 9, 1997, the Company granted warrants to a consultant to purchase 4,375 of the Company's Common shares at an exercise price of $49.72 per share. The fair value, using a Black Scholes model, of the warrants was deemed insignificant on the date of grant.


     In connection with the issuance of Senior Convertible Notes Payable--Related Parties, warrants to purchase 169,316 and 35,609 Common shares at a prices ranging from $1.60 to $11.48, were outstanding as of December 31, 1997 and February 25, 1998, respectively, and such warrants expire no later than three years from the date of issuance. The Company recorded an original issue debt discount on such warrants.


     On February 24, 1998, Interactive Imaginations and Michael P. Paolucci entered into a Confidential Separation Agreement and General Release ("Separation Agreement") pursuant to which Mr. Paolucci's employment as an executive, but not as a Director, of Interactive Imaginations was terminated as of February 24, 1998. The terms of the Separation Agreement generally provide that Mr. Paolucci and Interactive Imaginations agreed to release and discharge the other party (and its successors and assigns) from all causes of action, claims, judgments, obligations, damages or liabilities. Interactive Imaginations agreed to issue to Mr. Paolucci Class C Warrants to purchase up to 625,000 shares of Common Stock at an exercise price of $3.81 per share. Accordingly, the Company recorded compensation expense of $450,000 during the three month period ended March 31, 1998 in connection

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(4) Notes Payable--Continued

with this transaction based upon an independent valuation of the Class C Warrants. In addition, Interactive Imaginations agreed to extend the term from January 31, 2000 to January 31, 2005 in respect of a fully vested option held by Mr. Paolucci to purchase 13,000 shares of Interactive Imaginations common stock at $1.72 per share. No compensation expense was recorded in connection with such extension although the exercise price of $1.72 per share was below the fair value of the Company's Common Stock on the date the options were extended, at $3.81 per share, such amount was deemed insignificant on the date of extension.


     In February 1998, the Company issued to a consultant 28,750 warrants to purchase common stock at an exercise price of $3.48 in exchange for services. Under the terms and conditions of the Securities Purchase Agreement (as determined by negotiations among the parties to such agreement), such warrants were converted into 12,650 shares of Common Stock. The Company recorded compensation expense of $20,240, based upon the fair market value ($1.60 per common share as determined by an independent valuation of the Company's Common Stock) of the 12,650 shares of Common Stock into which the warrants were converted under the terms and conditions of the Securities Purchase Agreement.


     Warrant activity during the periods indicated is as follows:

                                                                 Weighted
                                                                 Average
                                                  Warrants       Exercise
                                                   Granted        Price
                                                ------------   -----------
   Outstanding at December 31, 1995 .........            0
   Granted ..................................        6,533      $  11.48
   Exercised ................................            0
   Canceled .................................            0
                                                 ---------
   Outstanding at December 31, 1996 .........        6,533         11.48
   Granted ..................................      173,695          3.56
   Exercised ................................            0
   Canceled .................................            0
                                                 ---------
   Outstanding at December 31, 1997 .........      180,228          3.84
   Granted ..................................    3,318,618          8.35
   Exercised ................................     (177,679)         3.85
   Canceled .................................            0
                                                 ---------
   Outstanding at March 31, 1998 ............    3,321,167          8.34
                                                 =========

     All warrants are exerciseable and have expiration dates generally five years from the date of grant.

(5) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock

  Common Stock

     In connection with its formation in September 1994, the Company authorized 1,000,000 Common shares, par value $.01 per share, and immediately thereafter issued a total of 25,000 Common shares to its founders in exchange for approximately $30,000 worth of expenses, as well as $15,000 in cash.

     In February 1995, the Company amended its capital structure to eliminate the existing Common shares and create Common Stock Class A and Common Stock Class B. Accordingly, the Company amended its Certificate of Incorporation to provide for: (i) conversion of the 1,000,000 authorized Common shares (975,000 authorized but not issued; 25,000 issued and outstanding) into 250,000 Class A Common shares, par value $.01 per share; and (ii) authorization of 250 Class B Common shares, par value $.01 per share.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(5) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock--Continued

     In March 1995, the Company issued a total of 250 Class B Common shares in exchange for approximately $93,000 in cash, which were subsequently (in June
1995) converted to 15,677 Class A Common shares. During the remainder of 1995, the Company issued a total of 32,656 additional Class A Common shares in exchange for $1,289,000 in cash. As of December 31, 1995, the Company had authorized: (i) 1,000,000 Class A Common shares, of which 73,333 were issued and outstanding; and (ii) 1,000 Class B Common shares, of which none were outstanding.


     During 1996, the Company issued an additional 34,371 Class A Common shares in exchange for $4,525,000 in cash. Each Class A common share was converted into 2.5 shares of Common Stock pursuant to a recapitalization in March 1996 and the Stock Split (See Note 13).


     As part of an employment agreement, an officer of the Company was given approximately 12,500 shares of common stock which were to be issued pro rata on a monthly basis, over a three year period beginning in July 1996, as additional compensation. On October 31, 1997, the officer signed a termination agreement with the Company whereby the officer received the remaining 8,333 of the 12,500 shares. The Company recorded compensation expense at the time of each issuance of Common Stock based upon the Company's estimate of the fair value using the conversion rates of the Company's most recent issuance of convertible debt. The fair market value of the shares issued at the date of each issuance was approximately $11.48 per share in 1996 and $11.48 per share for issuances prior to September 1, 1997 and $1.60 per share for issuances between September 1, 1997 and October 31, 1997. As a result, for the years ended December 31, 1996 and 1997, the Company recorded compensation expense of $37,627 and $31,891, respectively.

     In February 1998, the Company awarded to the President 56,250 shares of restricted common stock which were granted at the fair market value of the Company's Common Stock of $1.60 per share determined by an independent appraisal of the Company's Common Stock in connection with the Initial Merger, and vest over a three year period. In connection with this issuance, the Company is recognizing compensation expense of $90,000 ratably over a three year period. For the three month period ended March 31, 1998, the Company recognized $2,500 in compensation expense.

     In March 1996, the Company's shareholders approved a recapitalization plan which provided for: (i) conversion of the 1,000,000 authorized Class A Common Shares into 30,000,000 Common Shares, par value $.01 per share; (ii) conversion of each of the 107,703 issued and outstanding Class A Common shares into 2.5 of the new Common Shares (any remaining fractional shares could be purchased or sold by each shareholder in the conversion); and (iii) conversion of the 1,000 authorized Class B Common shares into 2,000,000 Preferred Shares, par value $.01 per share.

  Convertible Preferred Shares

     In November 1996, the Company designated 500,000 Convertible Preferred Shares, par value $.01 per share, out of the 2,000,000 Preferred Shares which were authorized in March 1996, the rights and preferences of which are generally senior to the Company's Common Shares and are more fully described in the Company's Amended Certificate of Incorporation (the "Amended Certificate"). Thereafter, the Company completed a private placement of 140,722 Preferred Shares for an aggregate price of $4,038,722. Such consideration consisted of the cancellation of outstanding Notes (described above) in the aggregate principal amount of $1,500,000 plus $2,538,722 in cash. Each Preferred Share is convertible into 2.5 Common Shares (subject to anti-dilution adjustment as set forth in the Amended Certificate) upon the occurrence of certain events in respect of the Company or the holders of Preferred Shares. The Preferred share conversion feature is subject to anti-dilution adjustment. In January 1997, the Company issued 17,422 shares of Preferred Stock for a payment of $500,011 in cash.

     As of December 31, 1996 and 1997, the 140,722 and 158,144 issued and outstanding Preferred Shares were convertible into 351,805 and 542,908 Common Shares, however, no Preferred Shares were converted as of those

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(5) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock--Continued

dates (see note 1(a)). The Company has reserved 5,000,000 authorized but unissued Common Shares for issuance in connection with the conversion of the Preferred Shares.

     These Preferred Shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, as defined, on a pari passu basis, are entitled to receive an amount equal to $28.70 per share, to be paid out of the assets of the Company available for distribution before any such payments shall be made on any shares of the Company's common shares or any other capital stock of the Company other than the Preferred Shares, plus any declared and unpaid dividends.

     The Preferred Shares are subject to mandatory conversion, and shall be automatically converted into common shares, as noted above, in the event:

       (i) the Company successfully consummates a firm commitment for an underwritten initial public offering of its equity securities for:

           (a) a gross per share price offered to the public of at least 200% of the then current per share conversion price, as defined; and

           (b) a total gross offering amount, as defined, of at least $20,000,000; or

      (ii) the holders of a majority of the Preferred Shares vote in favor of or consent to such conversion.

     For as long as the Preferred Shares are outstanding, the Company shall not, without the prior written consent or affirmative vote of the holders of at least 66 2/3% of all of the outstanding Preferred Shares:

       (i) authorize or issue any other equity securities of the Company which rank superior to the Preferred Shares with respect to conversion, dividends, redemption, liquidation, antidilution or other preferences, designations, rights or powers;

      (ii) authorize or issue any securities of the Company which have voting rights superior to the Preferred Shares; or

     (iii) otherwise amend, alter or repeal the preferences, designations, rights or powers of the Preferred Shares or enter into any transaction that shall result in any such amendment, alteration, or repeal, which would have an adverse effect upon holders of such shares.

On February 25, 1998, in accordance with the terms and conditions of the Securities Purchase Agreement, all 158,144 issued and outstanding Preferred Shares were converted into 542,908 Common Shares, after giving effect to anti-dilution provisions.

  Mandatorily Redeemable Convertible Preferred Stock

     On February 25, 1998, the Company entered into a Securities Purchase Agreement for the Sale and Issuance of 10,060,002 shares of Mandatorily Redeemable Convertible Preferred Stock--Series A ("Mandatorily Redeemable Convertible Preferred Stock" or "Series A"), par value $.01 per share, 1,320,904 Class A Warrants and 1,320,904 Class B Warrants in a private placement for total proceeds of $10,060,002.

     After giving effect to the Securities Purchase Agreement, including the Merger, the capital stock of the Company consists of: (i) 100,000,000 common shares, of which 6,870,300 shares are issued and outstanding, 2,641,808 shares are reserved for issuance upon conversion of issued and outstanding Mandatorily Redeemable Convertible Preferred Stock or "Series A," 1,320,904 shares are reserved for issuance upon exercise of issued and outstanding Class A Warrants, 1,320,904 shares are reserved for issuance upon exercise of issued and outstanding Class B Warrants, 643,750 are reserved for issuance upon exercise of issued and outstanding Class C Warrants, 35,609 are reserved for issuance upon

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(5) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock--Continued

exercise of issued and outstanding unclassified warrants, 62,757 (subject to adjustment) are reserved for issuance upon exercise of outstanding convertible debentures, and 1,437,500 shares are reserved for issuance to key employees, officers and directors of, and consultants to, the Company under stock incentives that have been granted or are available for grant by the Company pursuant to the 1998 Stock Incentive Plan; and (ii) 30,000,000 preferred shares, of which 10,060,002 are outstanding, all of which are designated as Mandatorily Redeemable Convertible Preferred Stock or Series A shares, all of which are in a private placement.

     The Series A shares rank (i) prior to the Common Stock of the Company;
(ii) pari passu with any Securities (as defined in the Securities Purchase Agreement); and (iii) junior to any Senior Securities, in each case as to dividends and other distribution of assets and upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The Series A shareholders are entitled to receive, when and as declared by the Board of Directors out of funds legally available, dividends at a rate of $0.04 per share per annum. Such dividends shall be cancelled pursuant to the Securities Purchase Agreement if the Company consummates a qualified initial public offering (as defined in the Securities Purchase Agreement) prior to January 31, 1999.

     Each share of Series A shall be convertible, at the option of the holder, at any time and without the payment of additional consideration into common stock determined by the sum of (i) the Payment Price of $1.00 per Series A share divided by the conversion price of $3.81 per common share (as adjusted), plus (ii) all accrued and unpaid dividends with respect to such share divided by the dividend conversion price which is equal to twice the conversion price of $3.81.

     The Company's Mandatorily Redeemable Convertible Preferred Stock is subject to certain anti-dilution protection, if the Company raises funds in the future, while the Preferred Stock is still outstanding, at a common stock-equivalent value which is less than the conversion price of the Preferred Stock. The Preferred Stock will be converted, by its terms, automatically into common stock simultaneously with the completion of this public offering. Accordingly, there will be no adjustment to the conversion ratio.

     Each Series A share (and, as applicable, all accrued but unpaid dividends thereon) shall automatically be converted into common shares at the conversion price (and dividend conversion price) immediately upon the closing of a qualified public offering.

     In the event the Company has not completed a qualified public offering on or prior to the fifth anniversary of the original issue date, each shareholder of record of Series A shares will have the right to cause the Company to redeem at the option of the shareholder all or part of the shareholder's outstanding Series A shares by paying cash of $1.00 per share plus any dividends accrued. Additionally, if the Company fails to maintain at least $10 million of Key-Man Life Insurance on the President and Chief Executive Officer of the Company, each shareholder of record of Series A Shares will have the right to cause the company to redeem at the option of the shareholder all or part of the shareholder's outstanding Series A Shares by paying cash of $1.00 per share plus any dividends accrued.

     Series A shareholders have one vote for each full common share into which a Series A share would be convertible.

     In conjunction with the Securities Purchase Agreement, the Company issued both Class A Warrants and Class B Warrants to purchase 1,320,904 shares of the Company's common stock, par value $.01 per share, at $7.62 and $11.42 per share, respectively. Such warrants are immediately exerciseable and expire on February 25, 2003. No value has been attributed to the Class A and Class B warrants based upon an independent valuation of the securities.

(6) Stock Option Plan

  1995 Stock Option Plan--amended

     During 1995, the Company established the 1995 Stock Option Plan, which was amended (the "Amended Plan") by the board of directors in December 1996. Under the Amended Plan, the board of directors may issue incentive stock options or non-qualified stock options to purchase up to 217,500 common shares. Incentive stock options may be granted

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(6) Stock Option Plan--Continued

to officers who are employees of the Company, Directors of the Company and other employees of the Company who are deemed to be "key employees." Incentive stock options must be issued at the fair market value of the Company's common stock at the date the option is issued. Non-qualified stock options may be granted to officers, directors, other employees, consultants and advisors of the Company. The option price for non-qualified stock options shall be at least 85% of the fair market value of the Company's common stock. The granted options under the amended plan shall be for periods not to exceed ten years. Options granted to shareholders who own greater than 10% of the outstanding stock must be issued at 110% of the fair market value of the stock on the date the options are granted. Subsequent to December 31, 1997, the Amended Plan was replaced by the 1998 Stock Incentive Plan (see below).

     The per share weighted-average fair value of stock options granted during 1995, 1996 and 1997 was $2.56, $9.28 and, $1.60, respectively, on the date of grant using the Black-Scholes method with the following weighted-average assumptions: 1995--risk-free interest rate 6.39%, and an expected life of two years; 1996--risk-free interest rate 6.18%, and an expected life of three years; and 1997--risk-free interest rate 5.64%, and an expected life of two years.

     The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the accompanying financial statements.

     Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:


                                  1995               1996               1997
                            ----------------   ----------------   ----------------
   Net loss:
    As reported .........     $ (1,168,144)      $ (6,795,675)      $ (5,305,828)
    Pro forma ...........       (1,179,998)        (6,838,920)        (5,322,570)
   Net loss per share:
    As reported .........     $      (2.78)      $      (6.48)      $      (4.88)
    Pro forma ...........            (2.80)             (6.52)             (4.90)


     Stock option activity during the periods indicated is as follows:


                                                                      Weighted
                                                                      average
                                                         Options      exercise
                                                         granted       price
                                                      ------------   ---------
   Outstanding at December 31, 1994 ...............           --      $   --
   Granted ........................................       64,425        3.08
   Exercised ......................................           --          --
   Canceled .......................................           --          --
                                                          ------      ------
   Outstanding at December 31, 1995 ...............       64,425        3.08
   Granted ........................................       56,889       11.28
   Exercised ......................................           --          --
   Canceled .......................................      (13,017)       5.12
                                                         -------      ------
   Outstanding at December 31, 1996 ...............      108,297        7.16
   Granted (a) ....................................      207,797        1.60
   Exercised ......................................                       --
   Canceled .......................................      (22,783)       6.44
                                                         -------      ------
   Outstanding at December 31, 1997 ...............      293,311      $ 3.72
                                                         =======      ======
   Vested at December 31, 1997 ....................      132,373
                                                         =======
   Options available at December 31, 1997 .........           --
                                                         =======

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(6) Stock Option Plan--Continued

   (a) At December 31, 1997, the total number of options outstanding for purchase of common shares under the Amended Plan exceeded the options available for issuance. Subsequent to December 31, 1997, the Company replaced the Amended Plan with the 1998 Stock Incentive Plan (see below) and increased the number of shares available under the plan to a maximum of 3,000,000.

    The following table summarizes information about stock options outstanding at December 31, 1997:

                                        OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                ----------------------------------- -----------------------------
                                     WEIGHTED
                                      AVERAGE          WEIGHTED                       WEIGHTED
     RANGE OF         NUMBER         REMAINING          AVERAGE         NUMBER        AVERAGE
 EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
----------------- ------------- ------------------ ---------------- ------------- ---------------
$1.60-1.72           264,918        7.1 years          $  1.60         105,230        $  1.60
 4.00-5.16             9,464        2.1 years             4.92           8,214           5.04
 8.00-11.92           18,929        3.3 years            10.80          18,929          10.80
                     -------                                           -------
                     293,311                                           132,373
                     =======                                           =======

  1998 Stock Incentive Plan

     On February 13, 1998, the board of directors and stockholders of the Company approved the 1998 Stock Incentive Plan (the Plan). The following is a summary of the material features of the Plan. This Plan replaces the 1995 Stock Option Plan--Amended.

     All employees of and consultants to the Company are eligible under the Plan. Eligibility under the Plan shall be determined by the Stock Incentive Committee. The Plan provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and non-qualified stock options; (ii) stock appreciation rights, in tandem with stock options or free standing; and (iii) restricted stock. In addition, the Plan provides for the one-time non-discretionary award of stock options to non-employee directors of the Company.

     A maximum of 3,000,000 shares of Common Stock may be issued or used for reference purposes pursuant to the Plan. The maximum number of shares of Common Stock subject to each of stock options or stock appreciation rights that may be granted to any individual under the Plan is 187,500 for each fiscal year during the term of the Plan. If a stock appreciation right is granted in tandem with a stock option, it shall be applied against the individual limits for both stock options and stock appreciation rights, but only once against the maximum number of shares available under the Plan.


     Subsequent to December 31, 1997, the Company granted a total of 833,554 stock options; 440,750 of such were at an exercise price of $4.00 per share, 180,000 of such were granted at an exercise price of $6.00 per share and 212,804 of such were assumed as a result of the acquisition of Intelligent Interactions at exercise prices ranging from $0.16 to $0.48 per share.


     The Company also expects to record a deferred compensation charge of approximately $314,000 in the second quarter of 1998, in connection with the grant of certain stock options to employees, representing the difference between the deemed fair value of the Company's Common Stock for accounting purposes and the exercise price of such options at the date of grant. Such amount will be presented as reduction of stockholders' equity (deficit) and amortized over the vesting period of the applicable options, generally over four years. The Company granted approximately 300,000 options at a weighted average exercise price of $5.74 per share. Amortization of deferred stock compensation will be allocated to general and administrative expense in the statement of operations.

(7) Major Contracts

     In November 1996, the Company entered into an agreement with SegaSoft to license the rights to its registration-driven ad targeting software. The contract term was for two years from the earlier of the first commercial use of SegaSoft's Heat Network or August 1, 1997. The Company accounted for the SegaSoft agreement in

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(7) Major Contracts--Continued

accordance with Statement of Position 91-1," Software Revenue Recognition. The Company received license fees of $1.8 million, of which $1.2 million was received by December 31, 1996. In addition, the Company received a $300,000 non-refundable consulting retainer fee in November 1996. This fee, plus an additional $100,000 credit, was applied against consulting service fees for design modifications to the software for the SegaSoft Heat Network, which were recognized as revenues as services were performed. The Company accounted for the majority of the license fee, or $1.3 million, as performance occurred over the period during which the licensed software was transferred to SegaSoft and modified to perform to SegaSoft's specifications. The period in which the fees associated with software license transfer and consulting services both commenced in November 1996 and concluded in August 1997. For the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1998, the Company recorded approximately $429,000, $1,681,000 and $0 in revenue, respectively, the cost of sales associated with the Segasoft consulting and license fee were $9,800, and $57,400 and $0, respectively for all periods presented.

     During 1996, the Company entered into an agreement with SegaSoft for advertising on the Company's ContentZone Websites and/or Riddler.com. The term of the contract was for one year from the date of signing. The Company received a prepayment in full for $540,000 in 1996. Revenue from the agreement was recognized ratably over the terms of the contracts. For the years ended December 31, 1996 and 1997, the Company recorded $212,000 and $326,000 in revenue, respectively.

     During 1996, the Company entered into an agreement with Microsoft Corporation for advertising on the Company's ContentZone Websites. The term of the contracts was for one year from the date of signing. The Company received a prepayment in full for $150,000 in 1996. Revenue from the agreement was recognized ratably over the terms of the contracts. For the years ended December 31, 1996 and 1997, the Company recorded $75,000 and $75,000 in revenue, respectively.

(8) Supplemental Cash Flow Information

  Supplemental disclosure of cash flow information:

     During 1996, 1997 and 1998, the amount of cash paid for interest was $27,535, $0 and $0, respectively.

  Non-cash financing activities:

     During 1996, the Company converted $1.5 million of mandatory conversion subordinated notes into Preferred Shares.

     During 1997, the Company converted $94,757 of senior convertible notes into common stock.

     For the three months ended March 31, 1998, the Company converted 158,144 shares of convertible preferred stock into 542,908 shares of common stock, converted $2,056,250 of senior convertible notes payable--related parties, plus accrued interest, into 750,586 shares of Common Stock and outstanding warrants were converted into 99,119 shares of Common Stock. Additionally, for the three month period ended March 31, 1998, the Company recorded imputed interest payable on loans payable--related party of $9,000. The Company issued 2,623,591 and 1,705,334 shares of common stock in connection with the Petry and Advercomm acquisitions respectively.

     In February 1998, the Company issued warrants to a former officer for $450,000 (see Note 4).

(9) Commitments

     The Company leases its facilities and certain equipment under operating lease agreements. During May 1996, the Company converted its New York office lease agreements to a month-to-month basis for approximately 11,000 square feet of office space. Rental expense from operating leases amounted to $31,000, $175,000, $183,000 and $26,000 for the years ended 1995, 1996 and 1997 and for the three month period ended March 31, 1998, respectively.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(9) Commitments --Continued

     On June 1, 1996, the Company entered into an eighteen-month operating lease for the use of computer equipment with a fair market value of approximately $852,000. The lease requires six quarterly payments of $163,420 beginning on June 1, 1996. In October 1997, the lease agreement was modified and as a result the quarterly payments were adjusted to $45,935 through the extended term of the lease, November 30, 1998. Rent expense for the operating lease was $381,313 and $611,637 for the years ended 1996 and 1997, respectively.

     Future minimum payments under noncancelable operating leases at December 31, 1997 are as follows:

                                                    Operating
Year ending December 31                              leases
-----------------------                            ----------
   1998 ........................................    $271,000
   1999 ........................................     128,000
   2000 ........................................      23,000
   2001 ........................................       1,000
                                                    --------
       Total minimum payments required .........    $423,000
                                                    ========

     Interactive Imaginations also entered into a Consulting Agreement, dated as of January 1, 1998 with Neterprises, Inc. ("Consulting Agreement"), pursuant to which Mr. Paolucci, President and sole stockholder of Neterprises, Inc., agreed to provide management and consulting services to Interactive Imaginations for a term of up to one year in connection with the identification and evaluation of potential strategic relationships and potential acquisition targets. In return for such services, Mr. Paolucci received a lump sum payment of $180,000 and currently receives a monthly fee of $12,500.

     In 1998, the Company entered into a lease agreement for space rental at its new corporate headquarters for a period of 5 years. The Company's annual lease expense for this office space will be approximately $1.2 million. The Company expects to incur approximately $1 million in leasehold improvements in connection with the new office space.

     On May 14, 1998 and July 7, 1998, the Company entered into two operating leases for computer equipment and software related to its Adfinity[TM] system, with a combined fair market value of $849,488. The operating lease as, amended, requires monthly payments and expires in September, 2001. Total rent expense for currently outstanding leases is expected to be approximately $90,500 per quarter.

     On May 1, 1998 the Company entered into a one year operating lease for space to house its Adfinity system, including leasing telephone equipment to transmit data. Monthly rent expense is $27,000.

     In connection with the stock purchase agreement to acquire Petry, the Company is obligated to pay a related party a royalty of 5% of the gross commissions or other revenues received by the Company, after deducting advertising agency commissions and web-site royalties. Total royalties to be paid will not exceed $1,000,000. Payment of the royalty amount commences upon full repayment of the loan payable--related party (see note 4). As of March 31, 1998, the Company had accrued $46,149 in royalty payments which are included in other long-term liabilities.


(10) Legal Proceedings

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity. During 1997, the Company successfully defended claims against the Company; however, legal costs incurred in connection with such claims amounted to $232,304.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(11) Subsequent Events--Unaudited

     Intelligent Interactions Acquisition

     During April 1998, the Company entered into an Agreement and Plan of Merger (the "Merger") to acquire all of the outstanding stock of Intelligent Interactions.

     Upon consummation of the Merger, each share of common stock of Intelligent Interactions was converted into approximately 16.3 shares of common stock, 2.3 Class A Warrants, 2.3 Class B Warrants and 1.2 Class C Warrants of the Company. Therefore, the Company issued 949,242 shares of common stock, 265,152 of Class A Warrants, 265,152 of Class B Warrants and 136,553 of Class C Warrants. The warrants have exercise prices of $7.62, $11.42 and $3.81 per share, respectively, and expire in five years. The Company's Class A, B, and C Warrants were determined to have a fair value of $0, $0, and $0.72 per share, respectively, using the Black-Scholes Option Model and supported by an independent valuation of the Warrants issued in the transaction. Additionally, the Company assumed 212,804 stock options for the purchase of Common Stock in accordance with the Merger. The stock options have an exercise price ranging from $0.16 to $0.48, as defined in the Merger Agreement, and expire no later than 10 years.

     Each share of Preferred Stock, Series A Preferred Stock, Series AA Preferred Stock or Series AAA Preferred Stock of Intelligent Interactions was converted to approximately 18 shares of Mandatorily Redeemable Convertible Preferred Stock--Series A, par value $.01 per share, 2.7 Class A Warrants, 2.7 Class B Warrants and 1.4 Class C Warrants of the Company. Total Mandatorily Redeemable Convertible Preferred Shares issued were 3,561,505 shares which convert into 0.2626 shares of the Company's Common Stock, or 935,269 shares of Common Stock, on an as if converted basis. Each shareholder of record of the Mandatorily Redeemable Convertible Shares will have the right to cause the Company to redeem at the option of shareholder or part of the shareholder's outstanding shares by paying cash of $1.00 per share plus accrued dividends no later than the fifth anniversary of the original issue date. The convertible note payable was also converted into Mandatorily Redeemable Convertible Preferred Stock--Series A and detachable warrants were terminated as a result of the merger.

     In addition, each option to purchase shares of common stock of Intelligent Interactions was converted into an option to purchase approximately 16 shares of common stock of the Company under the terms and pursuant to the conditions of the Company's 1998 Stock Incentive Plan.


     The acquisition will be accounted for using the purchase method of accounting, and accordingly, the total purchase price of $7,670,500 will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date. Approximately $(154,200) of the aggregate purchase price is expected to be allocated to net tangible liabilities consisting primarily of cash, accounts receivable, property and equipment, accounts payable and accrued liabilities. The historical carrying amounts of such net liabilities approximate their fair values. Based upon an independent appraisal, which takes into account replacement cost of assets, market multiples and present value of future after-tax earnings, approximately $5,477,300 is expected to be allocated to in-process technology and will be immediately charged to operations because such in-process technology have not reached the stage of technological feasibility at the acquisition dates and have no alternative future use. The purchase price in excess of identified tangible and intangible assets and liabilities assumed in the amount of $2,347,400 is expected to be allocated to goodwill and will be amortized over its estimated useful life of two years.


     The fair value of the Company's equity securities issued as consideration for the Intelligent Interactions acquisition was determined based upon a number of factors, including the sale of 10,060,002 shares of Mandatorily Convertible Redeemable Preferred Stock-Series A on February 25, 1998 (excluding detachable warrants) for $10,060,002 in cash. The fair value of the Company's Mandatorily Convertible Redeemable Preferred Stock was estimated to be $1.06 per preferred share ($4.24 per common share on an as if converted basis) and its Common Stock at $4.00 per share. The higher fair value attributable to the Mandatorily Convertible Preferred Shares versus Common Shares is due to the

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(11) Subsequent Events--Unaudited--Continued

convertible feature of the Preferred Shares. The preliminary fair value of purchased existing and in-process technologies were determined by management using a risk-adjusted income valuation approach.

     CliqNow! Acquisition

     As of June 1, 1998, the Company acquired the CliqNow! division of K2 Design, Inc., an Internet advertising network comprised of medium to large Websites organized into eight topical channels, for $4,295,000, with $1,295,000 payable in cash and $3,000,000 payable in Series B Convertible Redeemable Preferred Stock. The Company issued 3,000 shares of Preferred Stock which, by its terms, automatically convert into Common Stock upon consummation of the Offering at the IPO price, net of the underwriting discount which was deemed to be the fair value of the securities.

(12) Initial Public Offering and Related Transactions (Unaudited)

     The Company is offering 3,250,000 shares of its common stock, par value $.01 per share in an initial public offering (the "Offering") at an estimated offering price of $13.00 per share.

(13) Stock Split (Unaudited)

     On July 20, 1998, the Company effected a 1-for-4 reverse stock split. Accordingly, all references in the financial statements to the number of shares and to per share amounts have been retroactively restated to reflect these changes.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                                    OVERVIEW

     During the period from January 1, 1998 through June 1, 1998, the Company acquired four entities (the "Acquired Entities") in separate transactions in exchange for securities of the Company. The Acquired Entities are as follows:

                                                                  PRELIMINARY PURCHASE PRICE ALLOCATION
                                                             -----------------------------------------------
                                                                     NET
                                                                  TANGIBLE        IN-PROCESS
                                EFFECTIVE       ACQUISITION        ASSETS        RESEARCH AND   INTANGIBLES/
ACQUIRED ENTITY                    DATE           COSTS(1)    (LIABILITIES)(2)    DEVELOPMENT     GOODWILL
-------------------------- ------------------- ------------- ------------------ -------------- -------------
Petry                      February 24, 1998    $ 4,292,800     $ (1,050,600)     $       --    $ 5,343,400
Advercomm                  February 24, 1998      2,790,500           85,400              --      2,705,100
Intelligent Interactions   April 13, 1998         7,670,500         (537,900)      5,477,300      2,731,100
CliqNow!                   June 1, 1998           4,390,800             (300)             --      4,391,100
                                                -----------     ------------      ----------    -----------
                                                $19,144,600     $ (1,503,400)     $5,477,300    $15,170,700
                                                ===========     ============      ==========    ===========

------------
(1) Includes acquisition costs of $253,000
(2) As of March 31, 1998 for Intelligent Interactions and CliqNow! Net tangible assets (liabilities) as of the actual acquisition dates will vary based upon operations of the acquired companies between March 31, 1998 and the effective date of acquisition.

     The acquisitions have been accounted for using the purchase method of accounting, and accordingly, each purchase price has been or will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition dates. The preliminary allocation of the purchase price of the Acquired Entities may be subject to change depending upon the final outcome of valuations and appraisals. For pro forma purposes, the Company has assumed that the historical carrying amounts of such assets and liabilities approximated their fair values. The remaining purchase price of each of the Acquired Entities in excess of identified tangible and intangible assets as noted above is expected to be allocated to goodwill and is being amortized on an entity by entity basis over its estimated useful life of two years.

     On February 25, 1998, the Company acquired all of the outstanding stock of Petry and Advercomm in separate transactions in exchange for 2,623,591 and 1,705,334 shares of the Company's Common Stock, respectively, for a total purchase price of $4,197,800 and $2,728,500, respectively, plus acquisition costs of $157,000. The fair value of the 4,328,925 aggregate shares of Common Stock issued in connection with the acquisition of Petry and Advercomm was estimated to be $1.60 per share, determined primarily by reference to the common stock conversion price of $1.60 per share in connection with the Company's issuance of approximately $1,000,000 senior convertible notes payable and detachable warrants during September and November 1997 and supported by an independent valuation of the Company's Common Stock as of February 25, 1998.

     During April 1998, the Company entered into an Agreement and Plan of Merger to acquire all of the outstanding stock of Intelligent Interactions. Upon consummation of the merger, Intelligent Interactions outstanding Common Stock was converted into approximately 949,242 shares of the Company's Common Stock, 3,561,505 shares of Mandatorily Redeemable Convertible Preferred Shares which convert into 0.2626 shares of the Company's Common Stock, or 935,269 shares of Common Stock on an as if converted basis, and 265,212, 265,212 and 136,553 of Class A, B and C Warrants, to purchase Common Stock at exercise prices of $7.62, $11.42 and $3.81, respectively, for a total purchase price of $7,670,500.

     The fair value of the Company's equity securities issued as consideration for the Intelligent Interactions acquisition was determined based upon a number of factors, including the sale of 10,060,002 shares of Mandatorily Redeemable Convertible Preferred Stock-Series A on February 25, 1998 (excluding detachable warrants) for $10,060,002 in cash. The fair value of the Company's Mandatorily Convertible Redeemable Preferred Stock was estimated to be $1.06 per preferred share ($4.24 per common share on an as if converted basis) and its Common Stock at $4.00 per share. The higher fair value attributable to the Mandatorily Convertible Preferred Shares versus Common Shares is due to the

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

             PRO FORMA CONSOLIDATED FINANCIAL INFORMATION--Continued

OVERVIEW--Continued

convertible and liquidation features of the Preferred Shares. The Company's Class A, B, and C Warrants were determined to have a fair market value of $0, $0, and $0.72 per share using the Black-Scholes Option Model and supported by an independent valuation of the Warrants issued in the transaction. Approximately $5,477,300 of the purchase price of Intelligent Interactions is expected to be allocated to in-process technology. Because such in-process technology had not reached the stage of technological feasibility at the acquisition date and had no alternative future use, this amount will be immediately written-off by the Company and has been reflected in the pro forma balance sheet as a charge to stockholders' equity (deficit). The preliminary fair value of purchased existing and in-process technologies were determined by management using a risk-adjusted income valuation approach.

     On June 1, 1998, the Company acquired CliqNow! for cash of $1,295,000 and $3 million of the Company's Series B Preferred Stock (plus acquisition costs of approximately $96,000) for a total price of $4,390,800. The Company issued 3,000 shares of Series B Preferred Shares which convert into $3,000,000 of Common Stock at the initial public offering price, net of a 7% underwriting discount, which for purposes of this pro forma, converts into 248,139 shares of Common Stock. The preferred stock converts to Common Stock automatically upon consummation of the Offering at a conversion price equal to the per share proceeds from the Offering which was deemed to be the fair value of the securities.

     The following unaudited pro forma consolidated statements of operations give effect to these acquisitions as if they had occurred on January 1, 1997 (or date of inception, if later) by consolidating the results of operations of the Acquired Entities with the results of operations of 24/7 Media for the year ended December 31, 1997 and the three months ended March 31, 1998. The pro forma adjustments include the elimination of all intercompany transactions. Advercomm was incorporated in November 1997 and had no operations in 1997; however, the operation of Advercomm's network based advertising services commenced on February 1, 1998; accordingly, Advercomm results of operations are only included in the pro forma statement of operations for the period from February 1, 1998 to February 24, 1998. The unaudited pro forma consolidated statements of operations do not give effect to the conversion of all outstanding shares of mandatorily redeemable convertible preferred stock into 3,825,215 shares of Common Stock and the conversion of its senior convertible notes payable into 77,450 shares of Common Stock prior to the closing of this Offering.

     The unaudited pro forma consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

     The unaudited pro forma consolidated balance sheet gives effect to the acquisitions of Intelligent Interactions and CliqNow! as if these acquisitions had occurred on March 31, 1998. The Company's historical consolidated balance sheet as of March 31, 1998 includes the February 25, 1998 acquisition of Petry and Advercomm. See Notes 1 and 11 to the Consolidated Financial Statements. The unaudited pro forma consolidated balance sheet as adjusted for IPO Conversions gives effect to the conversion of all outstanding shares of mandatorily redeemable convertible preferred stock into 3,825,215 shares of Common Stock and the conversion of its senior convertible notes payable into 77,450 shares of Common Stock prior to the closing of this Offering.

     The historical financial statements of the Company, Petry, Intelligent Interactions and CliqNow! are included elsewhere in this Prospectus and the unaudited pro forma consolidated financial information presented herein should be read in conjunction with those financial statements and related notes.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)
                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


                                                           Year Ended December 31, 1997
                                                     -----------------------------------------
                                                        24/7 Media, Inc.
                                                       (successor company
                                                         to Interactive           Petry
                                                      Imaginations, Inc.)   Interactive, Inc.
                                                     --------------------- -------------------
Revenues:
 Advertising .......................................     $  1,467,105         $  1,269,261
 Consulting and license fees .......................        1,681,464                   --
                                                         ------------         ------------
  Total revenues ...................................        3,148,569            1,269,261

Cost of revenues ...................................        1,655,340            1,174,594
                                                         ------------         ------------
  Gross profit                                              1,493,229               94,667
                                                         ------------         ------------
Operating expenses:
 Sales and marketing ...............................        1,672,999            1,730,511
 General and administrative ........................        2,622,743            1,245,373
 Product development ...............................        1,417,750                   --
 Other expenses ....................................          989,099                   --
 Amortization of goodwill ..........................               --                   --
                                                         ------------         ------------
  Total operating expenses .........................        6,702,591            2,975,884
                                                         ------------         ------------
Operating loss .....................................       (5,209,362)          (2,881,217)
Interest (expense) income, net .....................          (96,466)              (6,000)
                                                         ------------         ------------
 Net loss ..........................................       (5,305,828)          (2,887,217)
 Cumulative dividends on mandatorily convertible
  preferred stock ..................................               --                   --
 Net loss attributable to common stockholders ......     $ (5,305,828)        $ (2,887,217)
                                                         ============         ============
  Basic net loss per share (F) .....................            (4.88)
  Shares outstanding (F) ...........................        1,086,614

                                                                          Year Ended December 31, 1997
                                                     -----------------------------------------------------------------------
                                                                                             Pro forma         Pro forma
                                                          Intelligent                       Acquisition       consolidated
                                                      Interactions Corp.     CliqNow!       Adjustments     24/7 Media, Inc.
                                                     -------------------- ------------- ------------------ -----------------
Revenues:
 Advertising .......................................               --      $  896,427               --       $   3,632,793
 Consulting and license fees .......................     $     65,432              --               --           1,746,896
                                                         ------------      ----------      -----------       -------------
  Total revenues ...................................           65,432         896,427               --           5,379,689

Cost of revenues ...................................               --         479,742               --           3,309,676
                                                         ------------      ----------      -----------       -------------
  Gross profit                                                 65,432         416,685               --           2,070,013
                                                         ------------      ----------      -----------       -------------
Operating expenses:
 Sales and marketing ...............................        1,249,910         417,093               --           5,070,513
 General and administrative ........................        1,055,589         461,755               --           5,385,460
 Product development ...............................          327,995              --               --           1,745,745
 Other expenses ....................................               --              --               --             989,099
 Amortization of goodwill ..........................               --              --        5,670,689(A)        5,670,689
                                                         ------------      ----------      -----------       -------------
  Total operating expenses .........................        2,633,494         878,848        5,670,689          18,861,506
                                                         ------------      ----------      -----------       -------------
Operating loss .....................................       (2,568,062)       (462,163)      (5,670,689)        (16,791,493)
Interest (expense) income, net .....................            6,861              --               --             (95,605)
                                                         ------------      ----------      -----------       -------------
 Net loss ..........................................       (2,561,201)       (462,163)      (5,670,689)        (16,887,098)
 Cumulative dividends on mandatorily convertible
  preferred stock ..................................               --              --         (546,000)(C)        (546,000)
 Net loss attributable to common stockholders ......     $ (2,561,201)     $ (462,163)     $(6,216,689)      $ (17,433,098)
                                                         ============      ==========      ===========       =============
  Basic net loss per share (F) .....................                                                         $       (3.92)
  Shares outstanding (F) ...........................                                                             4,443,053


    See accompanying notes to Pro Forma Consolidated Financial Information.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)
                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Three Months Ended March 31, 1998
                                       --------------------------------------------------------------
                                          24/7 Media, Inc.
                                         (successor company
                                           to Interactive           Petry
                                        Imaginations, Inc.)   Interactive, Inc.   Advercomm, Inc.(1)
                                       --------------------- ------------------- --------------------
Revenues:
 Advertising .........................     $  1,076,250          $  747,059             $23,439
 Consulting and license fees .........               --                  --                  --
                                           ------------          ----------             -------
  Total revenues .....................        1,076,250             747,059              23,439

Cost of revenues .....................          930,003             650,030              15,046
                                           ------------          ----------             -------
  Gross profit (deficit) .............          146,247              97,029               8,393
                                           ------------          ----------             -------
Operating expenses:
 Sales and marketing .................          653,460             298,430                  --
 General and administrative ..........        1,288,012             233,205               3,126
 Product development .................               --                  --                  --
 Other expenses ......................               --                  --                  --
 Amortization of goodwill ............          335,355                  --                  --
                                           ------------          ----------             -------
  Total operating expenses ...........        2,276,827             531,635               3,126
                                           ------------          ----------             -------
Operating loss .......................       (2,130,580)           (434,606)              5,267
Interest (expense) income:
 Interest income .....................           25,504                  --                  --
 Interest expense ....................         (192,762)             (6,000)
                                           ------------          ----------             -------
  Total interest (expense) income              (167,258)             (6,000)                 --
                                           ------------          ----------             -------
  Net loss ...........................       (2,297,838)           (440,606)              5,267
 Cumulative dividends on
  mandatorily convertible
  preferred stock ....................          (33,500)                 --                  --
                                           ------------          ----------             -------
 Net loss attributable to common
  stockholders .......................     $ (2,331,338)         $ (440,606)            $ 5,267
                                           ============          ==========             =======
  Basic net loss per share (F) .......            (0.76)
                                           ============
  Shares outstanding (F) .............        3,055,432
                                           ============

                                                         Three Months Ended March 31, 1998
                                       ----------------------------------------------------------------------
                                                                              Pro forma         Pro forma
                                            Intelligent                      Acquisition       consolidated
                                        Interactions Corp.    CliqNow!       Adjustments     24/7 Media, Inc.
                                       -------------------- ------------ ------------------ -----------------
Revenues:
 Advertising .........................              --       $ 500,559               --       $  2,347,307
 Consulting and license fees .........      $   88,362              --               --             88,362
                                            ----------       ---------       ----------       ------------
  Total revenues .....................          88,362         500,559               --          2,435,669

Cost of revenues .....................          13,200         284,452               --          1,892,731
                                            ----------       ---------       ----------       ------------
  Gross profit (deficit) .............          75,162         216,107               --            542,938
                                            ----------       ---------       ----------       ------------
Operating expenses:
 Sales and marketing .................         226,548         122,198               --          1,300,636
 General and administrative ..........         221,168         143,365               --          1,888,876
 Product development .................          66,738              --               --             66,738
 Other expenses ......................              --              --               --                 --
 Amortization of goodwill ............              --              --        1,363,402(A)       1,698,757
                                            ----------       ---------       ----------       ------------
  Total operating expenses ...........         514,454         265,563        1,363,402          4,955,007
                                            ----------       ---------       ----------       ------------
Operating loss .......................        (439,292)        (49,456)      (1,363,402)        (4,412,069)
Interest (expense) income:
 Interest income .....................              --              --               --             25,504
 Interest expense ....................          (5,434)                                           (204,196)
                                            ----------       ---------       ----------       ------------
  Total interest (expense) income               (5,434)             --               --           (178,692)
                                            ----------       ---------       ----------       ------------
  Net loss ...........................        (444,726)        (49,456)      (1,363,402)        (4,590,761)
 Cumulative dividends on
  mandatorily convertible
  preferred stock ....................              --              --         (103,000)(C)       (136,500)
                                            ----------       ---------       ----------       ------------
 Net loss attributable to common
  stockholders .......................      $ (444,726)      $ (49,456)     $(1,466,402)      $ (4,727,261)
                                            ==========       =========      ===========       ============
  Basic net loss per share (F) .......                                                        $      (0.75)
                                                                                              ============
  Shares outstanding (F) .............                                                           6,342,350
                                                                                              ============

(1) Represents Advercomm from February 1, 1998 (inception) to February 24, 1998 (date of merger).

    See accompanying notes to Pro Forma Consolidated Financial Information.

                                24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

                      PRO FORMA CONSOLIDATED BALANCE SHEET


                                                                      March 31, 1998
                                                    --------------------------------------------------
                                                       24/7 Media, Inc.
                                                      (successor company    Intelligent
                                                        to Interactive      Interactions
                                                     Imaginations, Inc.)       Corp.        CliqNow!
                                                    --------------------- --------------- ------------
                        ASSETS
Current assets:
Cash and cash equivalents .........................    $    7,764,695      $       3,675    $     --
Accounts receivable, net ..........................         1,818,899             87,499     634,643
Prepaid expenses and other current assets .........            52,296             13,568      12,250
                                                       --------------      -------------    --------
    Total current assets ..........................         9,635,890            104,742     646,893
Property and equipment, net .......................           630,652            129,451      36,574
Goodwill, net .....................................         7,870,174                 --          --
Deferred offering costs ...........................            13,148                 --          --
Intangible assets, net ............................             2,503                 --          --
Deposits ..........................................            49,626                             --
                                                       --------------                       --------
    Total assets ..................................    $   18,201,993      $     234,193    $683,467
                                                       ==============      =============    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Line of credit ....................................                --             17,195          --
Accounts payable ..................................           813,518            121,801     183,051
Accrued liabilities ...............................         2,180,969            183,102     164,586
Loans payable--related party ......................           283,267                 --          --
Convertible note payable ..........................                --            450,000          --
Deferred revenue ..................................            41,000                 --     336,172
                                                       --------------      -------------    --------
    Total current liabilities .....................         3,318,754            772,098     683,809
Senior convertible notes payable--related
 parties, net of debt discount ....................           479,408                 --          --
Other liabilities .................................            46,149                 --          --
Mandatorily redeemable convertible
 preferred stock ..................................        10,093,502          3,454,481          --
Stockholders' equity (deficit):
Convertible preferred stock .......................                --                 --          --
Common stock ......................................            69,267              2,412          --
Additional paid-in capital ........................        19,919,169            135,690          --
Deferred stock compensation .......................           (87,500)                --          --
Accumulated deficit ...............................       (15,636,756)        (4,130,488)       (342)
                                                       --------------      -------------    --------
    Total stockholders' equity (deficit) ..........         4,264,180         (3,992,386)       (342)
                                                       --------------      -------------    --------
Commitments and contingencies
    Total liabilities and stockholders' equity         $   18,201,993      $     234,193    $683,467
                                                       ==============      =============    ========

                                                           Pro forma
                                                         Acquisitions           Pro forma
                                                          Adjustments       24/7 Media, Inc.
                                                    ---------------------- ------------------
                        ASSETS
Current assets:
Cash and cash equivalents .........................     $  (1,295,267)(B)    $    6,473,103
Accounts receivable, net ..........................                --             2,541,041
Prepaid expenses and other current assets .........                --                78,114
                                                        -------------        --------------
    Total current assets ..........................        (1,295,267)            9,092,258
Property and equipment, net .......................                --               796,677
Goodwill, net .....................................         4,391,142(B)         14,992,403
                                                            2,731,087(C)
Deferred offering costs ...........................                --                13,148
Intangible assets, net ............................                --                 2,503
Deposits ..........................................                --                49,626
                                                        -------------        --------------
    Total assets ..................................     $   5,826,962        $   24,946,615
                                                        =============        ==============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Line of credit ....................................                --                17,195
Accounts payable ..................................                --             1,118,370
Accrued liabilities ...............................                --             2,528,657
Loans payable--related party ......................                --               283,267
Convertible note payable ..........................          (450,000)(C)                --
Deferred revenue ..................................                --               377,172
                                                        -------------        --------------
    Total current liabilities .....................          (450,000)            4,324,661
Senior convertible notes payable--related
 parties, net of debt discount ....................                --               479,408
Other liabilities .................................                --                46,149
Mandatorily redeemable convertible                          3,775,195 (C)
 preferred stock ..................................           450,000 (C)        13,868,697
                                                           (3,904,481)(C)
Stockholders' equity (deficit):
Convertible preferred stock .......................                30 (B)                30
Common stock ......................................             9,492 (C)            78,759
                                                               (2,412)(C)
Additional paid-in capital ........................         3,095,503 (B)        27,350,467
                                                             (135,690)(C)
                                                            3,787,476(C)
                                                               98,319(C)
                                                              450,000(C)
Deferred stock compensation .......................                --               (87,500)
Accumulated deficit ...............................               342 (B)       (21,114,056)

                                                            4,130,488 (C)
                                                           (5,477,300)(C)
                                                        -------------
    Total stockholders' equity (deficit) ..........         5,956,248             6,227,700
                                                        -------------        --------------
Commitments and contingencies
    Total liabilities and stockholders' equity          $   5,826,962        $   24,946,615
                                                        =============        ==============

                                                            IPO Conversion Adjustments
                                                    -------------------------------------------
                                                         Conversion of
                                                          Mandatorily                                 Pro forma
                                                          Redeemable,          Conversion of      24/7 Media, Inc.
                                                        and Convertible     Senior Convertible       as adjusted
                                                        Preferred Stock        Notes Payable     for IPO Conversions
                                                    ---------------------- -------------------- --------------------
                        ASSETS
Current assets:
Cash and cash equivalents .........................                                                $    6,473,103
Accounts receivable, net ..........................                                                     2,541,041
Prepaid expenses and other current assets .........                                                        78,114
                                                          -----------            --------          --------------
    Total current assets ..........................                                                     9,092,258
Property and equipment, net .......................                                                       796,677
Goodwill, net .....................................                                                    14,992,403
Deferred offering costs ...........................                                                        13,148
Intangible assets, net ............................                                                         2,503
Deposits ..........................................                                                        49,626
                                                          -----------            --------          --------------
    Total assets ..................................                                                $   24,946,615
                                                          -----------            --------          ==============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Line of credit ....................................                                                        17,195
Accounts payable ..................................                                                     1,118,370
Accrued liabilities ...............................                                                     2,528,657
Loans payable--related party ......................                                                       283,267
Convertible note payable ..........................                                                            --
Deferred revenue ..................................                                                       377,172
                                                          -----------            --------          --------------
    Total current liabilities .....................                                                     4,324,661
Senior convertible notes payable--related
 parties, net of debt discount ....................                              (479,408)(E)                  --
Other liabilities .................................                                                        46,149
Mandatorily redeemable convertible
 preferred stock ..................................       (13,868,697)(D)                                      --
Stockholders' equity (deficit):
Convertible preferred stock .......................               (30)(D)                                      --
Common stock ......................................            38,252 (D)             774 (E)             117,785
Additional paid-in capital ........................        13,830,475 (D)         478,634 (E)          41,659,576
Deferred stock compensation .......................                                                       (87,500)
Accumulated deficit ...............................                                                   (21,114,056)
                                                          -----------            --------          --------------
    Total stockholders' equity (deficit) ..........                --                  --              20,575,805
                                                          -----------            --------          --------------
Commitments and contingencies
    Total liabilities and stockholders' equity                                                     $   24,946,615
                                                          -----------            --------          ==============


    See accompanying notes to Pro Forma Consolidated Financial Information.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.) NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following adjustments were applied to the historical financial statements of the Company and the Acquired Entities to arrive at the pro forma consolidated financial information.

     (A) To record amortization expense related to goodwill of the Acquired Entities, which is amortized on an entity by entity basis, as if each acquisition had occurred on January 1, 1997 (or inception, if later), over its estimated useful life of two years.

     (B) To give effect to the reduction of cash and issuance of $3 million of Series B Preferred Stock, plus acquisition costs of $95,533, associated with the CliqNow! acquisition, to record goodwill associated with the acquisition, as if the acquisition had occurred on March 31, 1998, and to eliminate CliqNow!'s net deficit balance using the purchase method of accounting.


     (C) To (i) record goodwill associated with the acquisition of Intelligent Interactions, as if the acquisition had occurred on March 31, 1998, (ii) record an increase in accumulated deficit in connection with Intelligent Interactions' write-off of acquired in-process technology of $5,477,300, (iii) record the issuance of 949,242 shares of Common Stock at $4.00 per Common Share for a total value of $3,796,968 with a par share value of $9,492 and 3,561,505 shares of Mandatorily Redeemable Convertible Preferred Stock at $1.06 per preferred share for a total value of $3,775,195, plus 265,212, 265,212 and 136,553 of
Class A , B and C Warrants with a fair value of $0, $0 and $.72 per share, respectively, for a total value of $98,319, in exchange for all of Intelligent Interactions' issued and outstanding shares of common and preferred stock, (iv) give effect to the April 1998 conversion of Intelligent Interactions' $450,000 Convertible Note Payable and accrued interest into 22,432 shares of Intelligent Interactions' Mandatorily Redeemable preferred stock at the price per share at which preferred shares were issued to other Intelligent Interactions preferred shareholders prior to the acquisition, which 22,432 shares were exchanged for 405,221 of the Company's Preferred Stock, and is included in the number of shares of the Company's Preferred Stock reflected in (iii) above, (v) give effect to the cumulative dividends at a rate of $0.04 per share per annum on all of the Mandatorily Redeemable Convertible Preferred Stock, as if it had been outstanding as of January 1, 1997, and (vi) to eliminate Intelligent Interactions historical Mandatorily Redeemable Convertible Preferred Stock, Common Stock, additional paid-in capital and stockholders' deficit using the purchase method of accounting. The valuation of the write-off of in-process technology in the amount of $5,477,300 in connection with the acquisition of Intelligent Interactions is based on an independent appraisal which determined that the Adfinity technology acquired from Intelligent Interactions had not been developed into the platform required by the Company at the date of acquisition. As a result, the Company will be required to expend significant capital expenditures to successfully integrate and develop the Adfinity technology, for which there is considerable risk that such technology will not be successfully developed, and if such technology is successfully developed, there will be no alternative use for the technology.


     (D) To give effect to the conversion of 13,621,507 outstanding shares of 24/7 Media's mandatorily redeemable convertible preferred stock which convert into 0.2626 shares of Common Stock (3,577,077 common shares on an as if converted basis) (including 935,269 common shares issued in connection with the Intelligent Interactions acquisition on as as if converted basis and 2,641,807 common shares issued in connection with the Initial Merger on an as if converted basis) and 3,000 shares of Series B Preferred Stock (representing 248,139 common shares issued in connection with the CliqNow! acquisition on an as if converted basis) into 3,825,215 shares of Common Stock in the aggregate which, by their terms, are required to be converted automatically immediately prior to the closing of this Offering.

     (E) To give effect to the conversion of senior convertible notes payable with a face value of $500,000, including interest thereon plus outstanding warrants, for 77,450 shares of Common Stock in July 1998. In June 1998, in connection with the proposed initial public offering by the Company, the Company issued a notice of mandatory redemption notice to the sole holder of the $500,000 Senior Convertible Notes Payable. As a result, the holder elected to convert such notes, due to the pending Offering, into 77,450 shares of Common Stock based upon its conversion price, after giving effect to anti-dilution provisions.

     (F) The Company computes net loss per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share" and SEC Staff Accounting Bulletin No. 98. Under SFAS No. 128 and SAB No. 98, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. The weighted average common shares used to compute pro forma basic net loss per share includes the actual weighted average common shares outstanding for the historical year ended December 31, 1997 and for the historical three months ended March 31, 1998, respectively, plus the common shares issued in connection with the acquisition of each of the Acquired Companies from January 1, 1997 or inception of operations of the acquired companies, if later. The common stock issued in connection with the acquisition of each of the acquired companies were as follows: Intelligent Interactions' 949,242 shares, as if the acquisition occurred on January 1, 1997; Petry's 2,623,591 shares based on the February 1, 1997 date of inception of operations and Advercomm's 1,705,334 shares based on the February 1, 1998 date of inception of operations, all of which were adjusted for the weighted average period such shares were considered to be outstanding. The computation does not give effect to the conversion of the IPO Conversion Adjustments noted in (D) and (E) above for the year ended December 31, 1997 and for the three months ended March 31, 1998. In addition, diluted net loss per share is not presented as the inclusion of common stock issuable upon exercise of employee stock options and upon exercise of outstanding warrants is antidilutive.

     In future periods, the weighted average shares used to compute diluted earnings per share will include the incremental shares of Common Stock relating to outstanding options and warrants to the extent such incremental shares are dilutive.

                          INDEPENDENT AUDITORS' REPORT

The Members of Interactive Holdings, LLC
(successor to Petry Interactive, Inc.)

     We have audited the accompanying balance sheet of Interactive Holdings, LLC (successor to Petry Interactive, Inc.) as of December 31, 1997 (Successor), and the related statements of operations and cash flows for the period from February 1, 1997 (inception) to September 28, 1997 (Predecessor) and for the period from September 29, 1997 to December 31, 1997 (Successor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interactive Holdings, LLC as of December 31, 1997 (Successor), and the results of its operations and its cash flows for the period February 1, 1997 (inception) to September 28, 1997 (Predecessor) and the period from September 29, 1997 to December 31, 1997 (Successor) in conformity with generally accepted accounting principles.

     As discussed in note 1 to the financial statements, on September 29, 1997, Interactive Holdings, LLC acquired Petry Interactive, Inc. As a result of the change in control, the financial information for the period after the change in control is presented on a different cost basis than that for the period before the change in control and, therefore, is not comparable.



                                                          KPMG PEAT MARWICK LLP



New York, New York
June 2, 1998

                            INTERACTIVE HOLDINGS, LLC
                     (SUCCESSOR TO PETRY INTERACTIVE, INC.)


                                  BALANCE SHEET


                                                                                  December 31,
                                                                                      1997
                                                                                 -------------
                                                                                   Successor
                                     ASSETS
Current Assets:
   Cash ......................................................................    $  117,849
   Accounts receivable, net of allowance for doubtful accounts of $158,777 ...       803,089
   Prepaid expenses and other current assets .................................         6,449
                                                                                  ----------
       Total current assets ..................................................       927,387
                                                                                  ----------
Other assets .................................................................         5,000
                                                                                  ----------
       Total assets ..........................................................    $  932,387
                                                                                  ==========
                        LIABILITIES AND MEMBERS' DEFICIT
Current Liabilities:
   Loan payable--related party ...............................................    $  300,000
   Accounts payable ..........................................................         8,875
   Accrued liabilities .......................................................     1,297,024
                                                                                  ----------
       Total current liabilities .............................................     1,605,899
                                                                                  ----------
Other long-term liabilities ..................................................        16,733
                                                                                  ----------
Total liabilities ............................................................     1,622,632
                                                                                  ----------
Members' deficit:
   Common Stock; $0.01 par value, 200,000 shares authorized, 100 shares issued
    and outstanding ..........................................................             1
   Paid in capital ...........................................................         6,000
   Members' deficit ..........................................................      (696,246)
                                                                                  ----------
       Total members' equity (deficit) .......................................      (690,245)
                                                                                  ----------
Commitments and contingencies
       Total liabilities and members' deficit ................................    $  932,387
                                                                                  ==========


                 See accompanying notes to financial statements.

                           INTERACTIVE HOLDINGS, LLC
                    (SUCCESSOR TO PETRY INTERACTIVE, INC.)

                           STATEMENTS OF OPERATIONS

                                                 Period from
                                              February 1, 1997         Period from
                                                 (inception)        September 29, 1997
                                                     to                     to
                                             September 28, 1997     December 31, 1997
                                            --------------------   -------------------
                                                (Predecessor)          (Successor)
Advertising revenue .....................       $    514,982           $  754,279
Cost of revenues ........................            449,621              724,973
                                                ------------           ----------
       Gross profit .....................             65,361               29,306
                                                ------------           ----------
Operating expenses:
   Sales and marketing ..................          1,306,125              424,386
   General and administrative ...........            950,210              295,163
                                                ------------           ----------
       Total operating expenses .........          2,256,335              719,549
   Interest expense .....................                 --                6,000
                                                ------------           ----------
       Net loss .........................       $ (2,190,974)          $ (696,243)
                                                ============           ==========

                See accompanying notes to financial statements.

                            INTERACTIVE HOLDINGS, LLC
                     (SUCCESSOR TO PETRY INTERACTIVE, INC.)

                            STATEMENTS OF CASH FLOWS


                                                                          Period from
                                                                       February 1, 1997       Period from
                                                                          (inception)      September 29, 1997
                                                                              to                   to
                                                                      September 28, 1997   December 31, 1997
                                                                     -------------------- -------------------
                                                                         (Predecessor)        (Successor)
Cash flows from operating activities:
   Net loss ........................................................     $ (2,190,974)        $ (696,243)
   Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation ...................................................           10,358                 --
    Provision for doubtful accounts ................................           12,992            145,786
    Imputed interest on loan payable--related party ................                               6,000
    Changes in operating assets and liabilities, net of acquisition:
     Accounts receivable ...........................................         (424,800)          (410,861)
     Prepaid assets and other current assets .......................           (5,490)              (960)
     Other assets ..................................................               --             (5,000)
     Accounts payable ..............................................           15,000             (6,125)
     Accrued liabilities ...........................................          528,501            785,252
                                                                         ------------         ----------
       Net cash used by operating activities .......................       (2,054,413)          (182,151)
                                                                         ------------         ----------
Cash flows from financing activities:
   Proceeds from loan payable--related party .......................               --            300,000
   Net cash transferred from--related party ........................        2,180,617                 --
                                                                         ------------         ----------
       Net cash provided by financing activities ...................        2,180,617            300,000
                                                                         ------------         ----------
       Net change in cash ..........................................          126,205            117,849
Cash at the beginning of period ....................................               --                 --
                                                                         ------------         ----------
Cash at end of period ..............................................     $    126,204         $  117,849
                                                                         ============         ==========


                 See accompanying notes to financial statements.

                            INTERACTIVE HOLDINGS, LLC
                       (FORMERLY PETRY INTERACTIVE, INC.)

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies

  (a) Summary of Operations

     Interactive Holdings, LLC. (the "Company") operates a network of Websites that enables both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and commerce. The Company generates revenues by delivering advertisements and promotions to Websites affiliated with the Company ("Affiliated Websites"). The Company was formed on September 24, 1997, to acquire Petry Interactive, Inc., a wholly owned subsidiary of Petry Media Corporation. The Company did not have any operations prior to its acquisition of Petry Interactive, Inc. At the time of its acquisition, Petry Interactive, Inc.'s operations consisted solely of a network of Websites to which the Company delivered advertisements and promotions.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, unproven business model and the limited history of commerce on the Internet. The Company's success may depend in part upon the emergence of the Internet as a communications medium, prospective project development efforts, and the acceptance of the Company's solutions by the marketplace.

     On February 24, 1998, the Company distributed all of the issued and outstanding shares of Petry Interactive, Inc. to its members, and such shares were exchanged by Interactive Holdings, LLC's members for 2,623,592 shares of 24/7 Media, Inc.'s stock under a Plan of Merger and Securities Purchase Agreement.

  (b) Basis of Presentation

     On February 1, 1997, Petry Interactive commenced its Internet advertising network solutions business (Predecessor). Predecessor financial statements presented herein relate solely to that business. On September 29, 1997, the Company entered into a Stock Purchase Agreement whereby all of the outstanding shares of Petry Interactive, Inc. were purchased by the Company in exchange for $100 in cash plus a warrant to purchase 20% of the Company for $0.25. Accordingly, the statements of operations and cash flows for the period February 1, 1997 (inception) to September 28, 1997 reflect the operations of the Predecessor, and the balance sheet as of December 31, 1997 and the statements of operations, members' deficit and cash flows for the period September 29, 1997 to December 31, 1997 reflect the operations and financial position under the ownership of the Company (Successor).

     As a result of the change in control, the financial information for the period after the change in control is presented on a different cost basis than that for the period before the change in control and, therefore, is not comparable.

     The accompanying financial statements include certain corporate general and administrative expenses incurred on a consolidated basis by PMC for the period February 1, 1997 (inception) to September 28, 1997 that have been allocated to the Company. Such allocations include corporate salaries, rent, professional services and depreciation and are included in general and administrative expenses in the Company's statement of operations. In management's opinion, the basis for the allocation of such costs is reasonable and is based upon a proportionate allocation of actual costs incurred using an estimate of the amount of time spent and equipment and space used. However, the expenses allocated to the Company, although made on a basis management believes to be reasonable, may not necessarily be representative of what the Company would have incurred on a stand alone basis.

                            INTERACTIVE HOLDINGS, LLC
                       (FORMERLY PETRY INTERACTIVE, INC.)

                    NOTES TO FINANCIAL STATEMENTS--Continued
                                December 31, 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies--Continued

     Allocated costs are as follows:

                                                            Period from
                                                          February 1, 1997
                                                           (inception) to
                                                         September 28, 1997
                                                        -------------------
                                                           (Predecessor)
   Corporate salaries .................................       $534,686
   Rent ...............................................         63,896
   Professional services ..............................         23,594
   Depreciation .......................................         10,358
                                                              --------
                                                              $632,534
                                                              ========

     The purchase of the Predecessor Interactive Holdings LLC was accounted for using the purchase method of accounting. The estimated fair value of the net assets acquired is as follows:

   Accounts receivable, net ..........................       $538,013
   Prepaid and other current assets ..................          5,490
   Accounts payable and accrued expenses .............        543,502

     The estimated fair value of the net assets acquired was determined by management by reference to the fair value of these instruments at the date of purchase which approximated their financial statement carrying amount.

  (c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (d) Income Taxes

     For the period February 1, 1997 (inception) to September 28, 1997, federal and state income taxes are provided as if the Company filed a separate tax return. On a stand alone basis, the Company owes no current taxes and has not been allocated any income tax expense (benefit) by PMC.

     For the period September 29, 1997 to December 31, 1997, for federal and state income tax purpose, the Company is treated as a partnership. The Company incurred a net operating loss of $696,243 for the period, accordingly, no provision has been made for income taxes, as income or loss is included in the tax returns of the members.

  (e) Revenue Recognition

     The Company's advertising revenues are derived principally from short-term advertising agreements in which the Company delivers advertising impressions or full-page deliveries for a fixed fee to third-party Websites comprising the Petry Network. For the period February 1, 1997 (inception) to September 28, 1997, revenues from advertising were recognized ratably over the term of the agreement as services were performed. For the period from September 29, 1997, to December 31, 1997, revenues from advertising are recognized in the period the advertising impressions are delivered provided collection of the resulting receivable is probable.

     Third party Websites which register web page(s) with the Company's network and display advertising banners on those pages are commonly referred to as "Affiliated Websites." These third party Websites are not "related party"

                            INTERACTIVE HOLDINGS, LLC
                       (FORMERLY PETRY INTERACTIVE, INC.)

                    NOTES TO FINANCIAL STATEMENTS--Continued
                                December 31, 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies--Continued

relationships or transactions as defined in Statement of Financial Accounting Standards No. 57, "Related Party Disclosures." The Company pays its Affiliated Websites a service fee for providing advertising space to the Petry Network. The Company becomes obligated to make payments to such Affiliated Websites, which have contracted with the Company to be part of the Petry Network, in the period the advertising impressions are delivered. Such expenses are classified as cost of revenues in the statements of operations.

     At December 31, 1997, accounts receivable include approximately $500,700 of unbilled receivables for which revenue was recognized in 1997.

  (f) Advertising Expenses

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing in the statement of operations and totaled $18,000 and $19,765 for the period February 1, 1997 (inception) to September 28, 1997 and for the period September 29, 1997 to December 31 1997, respectively.

  (g) Financial Instruments and Concentration of Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, accounts receivable, accounts payable and accrued liabilities. At December 31, 1997 the fair value of these instruments approximated their financial statement carrying amount.

     Accounts receivable have been derived from advertising fees billed to advertisers located in the United States. The Company generally requires no collateral. The Company maintains reserves for potential credit losses. At December 31, 1997, one customer accounted for over 10% of the Company's accounts receivable, accounting for 12% of total receivables.

(2) Balance Sheet Components

  Accrued Liabilities

     A summary of accrued liabilities follows:

                                                             December 31,
                                                                 1997
                                                            -------------
   Affiliate royalties ..................................    $  684,532
   Ad management fees ...................................       219,120
   Employee commissions .................................       203,729
   Other ................................................       189,643
                                                             ----------
                                                             $1,297,024
                                                             ==========

(3) Loan Payable--Related Party

     In connection with the Stock Purchase Agreement with PMC, dated September 29, 1997, PMC agreed to lend an aggregate of $300,000 during the period September 29, 1997 to December 31, 1997. The loan is repaid at a rate of 5% of the gross commissions or other revenues received by the Company, after deducting advertising agency commissions and web-site royalties. The loan has no stated interest and is expected to be paid within the next year.

     In accordance with Staff Accounting Bulletin Topic 5:T, the Company has imputed an interest cost because these loans have no stated interest rate. The imputed interest rate used was based on a market rate of interest of 12%. For the three month period ended December 31, 1997, interest expense was $6,000.

                            INTERACTIVE HOLDINGS, LLC
                       (FORMERLY PETRY INTERACTIVE, INC.)

                    NOTES TO FINANCIAL STATEMENTS--Continued
                                December 31, 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(4) Commitments

     In connection with the Stock Purchase Agreement dated September 29, 1997, the Company is obligated to pay PMC a royalty of 5% of the gross commissions or other revenues received by the Company, after deducting advertising agency commissions and web-site royalties. Total royalties to be paid will not exceed $1,000,000. Any payments of the royalty amount commences upon full repayment of the loan payable--related party (See note 3). As of December 31, 1997, the Company had accrued $16,733 in royalty payments to PMC which are included in other long-term liabilities.

(5) Legal Proceedings

     The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

(6) Warrants

     In connection with the Stock Purchase Agreement dated September 29, 1997, the Company issued to PMC a warrant for 25 shares of common stock, $.01 par value for $0.25. The warrant was exercised in connection with the February 1998 Plan of Merger and Securities Purchase Agreement (see Note 1).

                   Report of Independent Public Accountants


To Intelligent Interactions Corporation:

     We have audited the accompanying balance sheets of Intelligent Interactions Corporation (a Delaware corporation in the development stage) as of December 31, 1996 and 1997, and the related statements of operations, stockholders' deficit and cash flows for the period from inception (February 28, 1995) to December 31, 1995 and the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intelligent Interactions Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from inception to December 31, 1995 and the years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.



                      /s/ ARTHUR ANDERSEN LLP
Washington, D.C.
May 13, 1998

                      INTELLIGENT INTERACTIONS CORPORATION
                          (A Development Stage Company)


                                BALANCE SHEETS


                                                                                             December 31,               March 31,
                                                                                     -----------------------------   ---------------
                                                                                          1996           1997              1998
                                                                                     ------------- ---------------   ---------------
                                         ASSETS                                                                      (unaudited)
Current assets:
  Cash and cash equivalents ........................................................  $  531,100    $     423,548     $       3,675
  Accounts receivable ..............................................................          --           23,768            87,499
  Other current assets .............................................................         100            7,169            13,568
                                                                                      ----------    -------------     -------------
    Total current assets ...........................................................     531,200          454,485           104,742
                                                                                      ----------    -------------     -------------
Property and equipment, at cost:
  Computer equipment ...............................................................      93,243          151,163           151,163
  Furniture and fixtures ...........................................................       2,329           16,648            16,648
  Software .........................................................................       2,656           22,714            22,714
                                                                                      ----------    -------------     -------------
                                                                                          98,228          190,525           190,525
  Less--Accumulated depreciation ...................................................     (11,537)         (46,073)          (61,074)
                                                                                      ----------    -------------     -------------
                                                                                          86,691          144,452           129,451
                                                                                      ----------    -------------     -------------
    Total assets ...................................................................  $  617,891    $     598,937     $     234,193
                                                                                      ==========    =============     =============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable .................................................................  $   27,298    $     100,542     $     121,801
                                                                                      ----------    -------------     -------------
  Accrued expenses .................................................................      36,184          121,991           183,102
  Line of credit ...................................................................          --           19,583            17,195
  Note payable to officer ..........................................................      86,446               --                --
  Convertible notes payable ........................................................          --          450,000           450,000
    Total current liabilities ......................................................     149,928          692,116           772,098
Commitments (Note 5) ...............................................................
Convertible, redeemable preferred stock; $0.01 par value
  Series A; 71,870 shares authorized; 71,870 issued and outstanding in 1996, 1997 and 1998, respectively; entitled to liquidation preference of $16.42 per share plus unpaid dividends; 8% per annum ($1,209,075, $1,303,483 and $1,327,085
   in the aggregate in 1996, 1997 and 1998, respectively) ..........................   1,209,075        1,303,483         1,327,085
  Series A-1; 71,870 shares authorized; none issued or outstanding .................          --               --                --
  Series AA; 54,150 shares authorized; 0 and 54,142 issued and outstanding in 1996 and in 1997 and 1998, respectively; entitled to liquidation preference of $18.47 per share plus unpaid dividends; 8% per annum ($1,056,447 and $1,076,447 in
   the aggregate in 1997 and 1998, respectively) ...................................          --        1,056,447         1,076,447
  Series AA-1; 54,150 shares authorized; none issued or outstanding ................          --               --                --
  Series AAA; 78,304 shares authorized; 0 and 48,712 issued and outstanding in
   1996 and in 1997 and 1998, respectively; entitled to liquidation preference of
   $20.53 per share plus unpaid dividends; 8% per annum ($1,030,948 and
   $1,050,949 in 1997 and 1998, respectively in the aggregate)......................          --        1,030,948         1,050,949
  Series AAA-1; 78,304 shares authorized; none issued or outstanding ...............          --               --                --
                                                                                      ----------    -------------     -------------
    Total convertible, redeemable preferred stock value                                1,209,075        3,390,878         3,454,481
                                                                                      ----------    -------------     -------------
Stockholders' deficit:
  Common stock; $0.01 par value; 930,000 shares authorized; 230,170 shares issued
   and outstanding in 1996, 1997, and 1998, respectively ...........................       2,412            2,412             2,412
  Additional paid-in capital .......................................................     142,290          142,290           142,290
  Treasury stock ...................................................................      (6,600)          (6,600)           (6,600)
  Deficit accumulated during the development stage .................................    (879,214)      (3,622,159)       (4,130,488)
                                                                                      ----------    -------------     -------------
    Total stockholders' deficit ....................................................    (741,112)      (3,484,057)       (3,992,386)
                                                                                      ----------    -------------     -------------
    Total liabilities and stockholders' deficit ....................................  $  617,891    $     598,937     $     234,193
                                                                                      ==========    =============     =============



      The accompanying notes are an integral part of these balance sheets.

                      INTELLIGENT INTERACTIONS CORPORATION
                         (A Development Stage Company)

                           STATEMENTS OF OPERATIONS

                                     Period From
                                      Inception
                                    (February 28,
                                       1995) To      Year Ended      Year Ended
                                     December 31,   December 31,    December 31,
                                         1995           1996            1997
                                   --------------- -------------- ----------------
Revenues:
 Consulting and license
  fees and support ...............   $       --      $       --     $     65,432
 Cost of revenues ................           --              --               --
                                     ----------      ----------     ------------
    Gross profit .................           --              --           65,432
Operating expenses:
 Sales and marketing .............           --         254,515        1,249,910
 Product development .............       21,964          92,280          327,995
 General and
  administrative .................      133,238         350,368        1,055,589
                                     ----------      ----------     ------------
Total operating expenses .........      155,202         697,163        2,633,494
                                     ----------      ----------     ------------
Loss from operations .............     (155,202)       (697,163)      (2,568,062)
Interest income (expense),
 net .............................          473          (1,438)           6,861
Other income .....................           --           3,085               --
                                     ----------      ----------     ------------
Net loss .........................     (154,729)       (695,516)      (2,561,201)
Less dividends on
 preferred stock .................           --         (28,969)        (181,744)
                                     ----------      ----------     ------------
Net loss applicable to
 common stock ....................   $ (154,729)     $ (724,485)    $ (2,742,945)
                                     ==========      ==========     ============

                                                                      Period From
                                                                       Inception
                                                                     (February 28,
                                    Quarter Ended   Quarter Ended      1995) To
                                      March 31,       March 31,        March 31,
                                         1997            1998            1998
                                   --------------- --------------- ----------------
                                     (unaudited)     (unaudited)      (unaudited)
Revenues:
 Consulting and license
  fees and support ...............   $       --      $   88,362      $    153,794
 Cost of revenues ................           --          13,200            13,200
                                     ----------      ----------      ------------
    Gross profit .................           --          75,162           140,594
Operating expenses:
 Sales and marketing .............      182,043         226,548         1,730,973
 Product development .............       91,386          66,738           508,977
 General and
  administrative .................      250,165         221,168         1,760,363
                                     ----------      ----------      ------------
Total operating expenses .........      523,594         514,454         4,000,313
                                     ----------      ----------      ------------
Loss from operations .............     (523,594)       (439,292)       (3,859,719)
Interest income (expense),
 net .............................          460          (5,434)              462
Other income .....................           --              --             3,085
                                     ----------      ----------      ------------
Net loss .........................     (523,134)       (444,726)       (3,856,172)
Less dividends on
 preferred stock .................      (23,602)        (63,603)         (274,316)
                                     ----------      ----------      ------------
Net loss applicable to
 common stock ....................   $ (546,736)     $ (508,329)     $ (4,130,488)
                                     ==========      ==========      ============

      The accompanying notes are an integral part of these balance sheets.

                      INTELLIGENT INTERACTIONS CORPORATION
                         (A Development Stage Company)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                Stockholders'
                                                                                   Deficit
                                                                             -------------------
                                                         Preferred Stock        Common Stock
                                                     ----------------------- -------------------
                                                       Shares      Amount      Shares    Amount
                                                     ---------- ------------ ---------- --------
Inception, February 28, 1995 .......................       --    $       --        --    $   --
 Sale of Common Stock to Founders at $0.60 per
  share, July, September, and December 1995 ........       --            --   206,670     2,067
 Stock issued to employees for services rendered
  valued at $0.60 per share, December 1995..........       --            --    14,500       145
 Net loss ..........................................       --            --        --        --
                                                           --    ----------   -------    ------
Balance, December 31, 1995 .........................       --            --   221,170     2,212
 Stock issued to employee for services rendered
  valued at $0.60 per share, February 1996..........       --            --    20,000       200
 Sale of Series A Preferred Stock to investors
  valued at $16.42 per share, September 1996........   71,870     1,180,106        --        --
 Repurchase of 11,000 of terminated employee's
  shares by the Company at $0.60 per share,
 November 1996 .....................................       --            --        --        --
 Accrued dividends on Preferred Stock ..............       --        28,969        --        --
 Net loss ..........................................       --            --        --        --
                                                       ------    ----------   -------    ------
Balance, December 31, 1996 .........................   71,870     1,209,075   241,170     2,412
 Sale of Series AA Preferred Stock to investors
  valued at $18.47 per share, April 1997............   54,142     1,000,002        --        --
 Sale of Series AAA Preferred Stock to investors
  valued at $20.53 per share, August 1997...........   48,712     1,000,057        --        --
 Accrued Dividends on Preferred Stock ..............       --       181,744        --        --
 Net loss ..........................................       --            --        --        --
                                                       ------    ----------   -------    ------
Balance, December 31, 1997 .........................  174,724     3,390,878   241,170     2,412
 Accrued dividends on Preferred Stock
  (unaudited) ......................................       --        63,603        --        --
 Net loss (unaudited) ..............................       --            --        --        --
                                                      -------    ----------   -------    ------
Balance, March 31, 1998 (unaudited) ................  174,724    $3,454,481   241,170    $2,412
                                                      =======    ==========   =======    ======

                                                               Stockholders' Deficit
                                                     ------------------------------------------
                                                                                    Deficit
                                                                                  Accumulated
                                                      Additional                   During the
                                                        Paid-In      Treasury     Development
                                                        Capital       Stock          Stage
                                                     ------------ ------------- ---------------
Inception, February 28, 1995 .......................   $     --     $      --    $         --
 Sale of Common Stock to Founders at $0.60 per
  share, July, September, and December 1995 ........    121,935            --              --
 Stock issued to employees for services rendered
  valued at $0.60 per share, December 1995..........      8,555            --              --
 Net loss ..........................................         --            --        (154,729)
                                                       --------     ---------    ------------
Balance, December 31, 1995 .........................    130,490            --        (154,729)
 Stock issued to employee for services rendered
  valued at $0.60 per share, February 1996..........     11,800            --              --
 Sale of Series A Preferred Stock to investors
  valued at $16.42 per share, September 1996........         --            --              --
 Repurchase of 11,000 of terminated employee's
  shares by the Company at $0.60 per share,
 November 1996 .....................................         --        (6,600)             --
 Accrued dividends on Preferred Stock ..............         --            --         (28,969)
 Net loss ..........................................         --            --        (695,516)
                                                       --------     ---------    ------------
Balance, December 31, 1996 .........................    142,290        (6,600)       (879,214)
 Sale of Series AA Preferred Stock to investors
  valued at $18.47 per share, April 1997............         --            --              --
 Sale of Series AAA Preferred Stock to investors
  valued at $20.53 per share, August 1997...........         --            --              --
 Accrued Dividends on Preferred Stock ..............         --            --        (181,744)
 Net loss ..........................................         --            --      (2,561,201)
                                                       --------     ---------    ------------
Balance, December 31, 1997 .........................    142,290        (6,600)     (3,622,159)
 Accrued dividends on Preferred Stock
  (unaudited) ......................................         --            --         (63,603)
 Net loss (unaudited) ..............................         --            --        (444,726)
                                                       --------     ---------    ------------
Balance, March 31, 1998 (unaudited) ................   $142,290     $  (6,600)   $ (4,130,488)
                                                       ========     =========    ============

        The accompanying notes are an integral part of these statements.

                      INTELLIGENT INTERACTIONS CORPORATION
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                          Period From
                                                           Inception
                                                         (February 28,
                                                            1995) To      Year Ended      Year Ended
                                                          December 31,   December 31,    December 31,
                                                              1995           1996            1997
                                                        --------------- -------------- ----------------
Cash flows from operating activities:
 Net loss .............................................   $ (154,729)    $  (695,516)    $ (2,561,201)
 Adjustments to reconcile net loss to net cash used
  in operating activities--
  Depreciation ........................................        2,185           9,352           34,536
  Compensation expense on stock grants ................        8,700          12,000               --
  Changes in operating assets and liabilities:
   Accounts receivable ................................           --              --          (23,768)
   Other current assets ...............................       (1,000)            900           (7,069)
   Accounts payable and accrued expenses ..............        5,497          57,985          159,051
                                                          ----------     -----------     ------------
    Net cash used in operating activities .............     (139,347)       (615,279)      (2,398,451)
Cash flows from investing activities:
 Purchases of property and equipment ..................      (13,109)        (85,119)         (92,297)
                                                          ----------     -----------     ------------
    Net cash used in investing activities .............      (13,109)        (85,119)         (92,297)
Cash flows from financing activities:
 Proceeds from sale of common stock ...................      124,002              --               --
 Proceeds from sale of preferred stock ................           --       1,180,106        2,000,059
 Purchase of treasury shares ..........................           --          (6,600)              --
 Proceeds from note payable ...........................           --              --          450,000
 Net proceeds from (payments on) line of credit .......       10,000         (10,000)          19,583
 Net proceeds from (payments on) note payable to
  officer .............................................       56,000          30,446          (86,446)
                                                          ----------     -----------     ------------
    Net cash provided by financing activities .........      190,002       1,193,952        2,383,196
                                                          ----------     -----------     ------------
Net increase (decrease) in cash .......................       37,546         493,554         (107,552)
Cash and cash equivalents, beginning of period ........           --          37,546          531,100
                                                          ----------     -----------     ------------
Cash and cash equivalents, end of period ..............   $   37,546     $   531,100     $    423,548
                                                          ==========     ===========     ============
Supplemental cash flow information:
 Cash paid for interest ...............................   $       --     $    10,331     $     15,284
                                                          ==========     ===========     ============

                                                                                           Period From
                                                                                            Inception
                                                                                          (February 28,
                                                         Quarter Ended   Quarter Ended      1995) To
                                                           March 31,       March 31,        March 31,
                                                              1997            1998            1998
                                                        --------------- --------------- ----------------
                                                          (unaudited)     (unaudited)      (unaudited)
Cash flows from operating activities:
 Net loss .............................................   $ (523,134)     $ (444,726)     $ (3,856,172)
 Adjustments to reconcile net loss to net cash used
  in operating activities--
  Depreciation ........................................        3,815          15,001            61,074
  Compensation expense on stock grants ................           --              --            20,700
  Changes in operating assets and liabilities:
   Accounts receivable ................................         (100)        (63,731)          (87,499)
   Other current assets ...............................      (19,192)         (6,399)          (13,568)
   Accounts payable and accrued expenses ..............      101,677          82,370           304,903
                                                          ----------      ----------      ------------
    Net cash used in operating activities .............     (436,934)       (417,485)       (3,570,562)
Cash flows from investing activities:
 Purchases of property and equipment ..................      (50,749)             --          (190,525)
                                                          ----------      ----------      ------------
    Net cash used in investing activities .............      (50,749)             --          (190,525)
Cash flows from financing activities:
 Proceeds from sale of common stock ...................           --              --           124,002
 Proceeds from sale of preferred stock ................           --              --         3,180,165
 Purchase of treasury shares ..........................           --              --            (6,600)
 Proceeds from note payable ...........................           --              --           450,000
 Net proceeds from (payments on) line of credit .......           --          (2,388)           17,195
 Net proceeds from (payments on) note payable to
  officer .............................................      (28,101)             --                --
                                                          ----------      ----------      ------------
    Net cash provided by financing activities .........      (28,101)         (2,388)        3,764,762
                                                          ----------      ----------      ------------
Net increase (decrease) in cash .......................     (515,784)       (419,873)            3,675
Cash and cash equivalents, beginning of period ........      531,100         423,548                --
                                                          ----------      ----------      ------------
Cash and cash equivalents, end of period ..............   $   15,316      $    3,675      $      3,675
                                                          ==========      ==========      ============
Supplemental cash flow information:
 Cash paid for interest ...............................   $    1,928      $    6,626      $     32,241
                                                          ==========      ==========      ============

        The accompanying notes are an integral part of these statements.

                      INTELLIGENT INTERACTIONS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                      As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Business Description and Risk Factors

     Intelligent Interactions Corporation (the "Company"), was incorporated on February 28, 1995, in the state of Delaware. The Company is developing the Intelligent Programming Engine (IPE[TM]), an enabling technology necessary to ensure the economic viability of the information super highway. The IPE[TM] provides targeted content delivery through interactive on-line networks. The Company is in the development stage and has a limited operating history, has incurred operating losses since its inception, and expects losses to continue and increase. Since its inception, the Company has been engaged in development and organizational efforts, including development of its IPE[TM] software technology; creation of development and deployment plans; and recruitment of administrative, technical, and business development staff. Many of the Company's current and potential competitors have substantially greater financial and technological resources, sales and marketing capabilities, and experience than the Company. The Company's success will depend on the continued service of its management team and technical personnel. There can be no assurance that the Company will be successful in the development or commercialization of its services.

     In April 1998, the Company was acquired by 24/7 Media, Inc. ("24/7 Media" See Note 8). 24/7 Media has committed to fund the future operations of Intelligent Interactions.

  Common Stock Split

     Pursuant to the amendment of its certificate of incorporation in 1996, the Company exchanged existing outstanding common stock for 241,170 shares of $0.01 par value common stock completing a 10 to 1 stock split. All amounts have been restated to reflect the 10 to 1 stock split and change in par value.

(2) Summary of Significant Accounting Policies

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Included in cash and cash equivalents are investments in a money market account.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over a three-year period. Depreciation expense for 1996 and 1997 was $9,352 and $34,536, respectively.

  Income Taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Management has established a valuation reserve against the net deferred tax asset related primarily to the Company's net operating loss carryforward.

     The Company, with the consent of its stockholders, had previously elected under the Internal Revenue Code to be an "S" corporation, effective February 28, 1995. In lieu of corporate income taxes, the stockholders of an

                      INTELLIGENT INTERACTIONS CORPORATION

                      As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(2) Summary of Significant Accounting Policies--Continued

"S" corporation are taxed on their proportionate shares of the Company's taxable income. No provision or liability for income taxes has been included in the financial statements for the period of time that the Company was a Subchapter "S" corporation.

     The Company terminated the Subchapter "S" election, by the admittance of a nonqualified stockholder, on September 10, 1996.

  Revenue Recognition

     Revenue from software licenses and software support agreements is recognized ratably over the term of the agreement. Revenue from consulting services is recognized as the services are provided.

     The American Institute of Certified Public Accountants (the "AICPA") has issued a Statement of Position (the "SOP") SOP-97-2, "Software Revenue Recognition," and is effective for fiscal years beginning after December 15, 1997. The Company adopted SOP-97-2 effective January 1, 1998 and the adoption did not have a material impact on the Company.

  Product Development Costs

     Product development costs and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

  Unaudited Interim Financial Statements

     The accompanying balance sheet as of March 31, 1998 and the accompanying statements of operations stockholders' deficit and cash flows for the three months ended March 31, 1997 and 1998 included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited financial statements referred to above includes all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year.

  Increase in Authorized Shares

     In March 1998, the Board of Directors increased the authorized stock of the company to consist of 930,000 shares of common stock, $0.01 par value, and 78,304 shares of Series AAA Preferred Stock, no par value. All share amounts in the accompanying financial statements reflect the increase in authorized shares.

  Reclassifications

     Certain reclassifications of prior year amounts have been made to conform to the December 31, 1997 presentation.

(3) Line of Credit and Note Payable

     The Company maintains a line of credit with a bank in the amount of $50,000. The agreement with the bank provides for a floating interest rate of prime plus 2 percent, which was 10.25 and 10.50 percent as of December 31, 1996 and 1997, respectively. Borrowings are secured by government securities belonging to a founder of the Company. The line of credit expires in September 1998. There were no borrowings outstanding at December 31, 1996 and 1997.

                      INTELLIGENT INTERACTIONS CORPORATION

                      As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(3) Line of Credit and Note Payable--Continued

     In January 1997, the Company obtained an additional line of credit with a bank in the amount of $400,000. The agreement with the bank provides for a floating interest rate of prime plus one and a half percent which was 10 percent at December 31, 1997. Borrowings are secured by all assets of the Company. The line of credit expires on July 31, 1998. As of December 31, 1997, borrowings of $19,583 were outstanding. The line was repaid and cancelled in April 1998.

     During 1995, the Company borrowed $56,000 from the Company's founder and principal stockholder. The note was originally due in December 1996 and accrued interest at an annual rate of 10 percent, which was to be paid quarterly. During 1996, the Company borrowed an additional $55,500 from the Company's founder and principal stockholder. All amounts outstanding at September 6, 1996, under these notes as well as the 1995 note, plus accrued interest on those amounts were converted into one instrument in the amount of $113,856. Principal and interest at the annual rate of 10 percent is due monthly over a 12 month period that began in October 1996. During 1996, the Company paid $27,410 and $7,052 in principal and interest, respectively, on this obligation. During 1997, the balance of $86,446 and $3,642 in principal and interest, respectively, was paid on this obligation.

     During 1997, the Company received an aggregate of $450,000 in proceeds from the issuance of convertible notes payable, bearing an interest rate of 9.5 percent per annum. The notes, and accrued interest, are due on June 29, 1998. The notes are convertible into any new series of preferred stock ("New Series") issued by the Company through June 29, 1998 at the same price at which the New Series is issued. If the Notes are not so converted within this period, thereafter, each holder of the notes will have the right to convert the principal and interest of its note into the Series AAA Preferred stock with a purchase price of $20.53. The Notes were converted as a result of the Merger (Note 8) at the same price at which the New Series is issued.

(4) Stockholders' Equity

  Common Stock

     In September 1996, the Company amended its certificate of incorporation to increase the number of authorized shares of common stock from 25,000 to 900,000 shares, as well as to effect a 10 for 1 stock split. Common shares are subject to repurchase by the Company under certain circumstances. In the event a stockholder terminates employment with the Company, the Company may elect to repurchase any or all of the shares at the higher of the employee's original purchase price per share or fair market value. To the extent the employee's shares are not fully vested, the Company may elect to repurchase any or all of the unvested shares at the employee's original purchase price. The Company also has the right of first refusal to purchase a stockholder's shares for the price offered to the stockholder in the event a stockholder elects to sell his or her shares. This right of first refusal and repurchase upon termination expires in the event of an initial public offering of the Company's stock. The Company recognized compensation expense on the shares of common stock issued to employees in 1995 and 1996 for services rendered. Compensation expense was $8,700 and $12,000 for the years ended December 31, 1995 and 1996, respectively.

  Preferred Stock

     In 1996, the Company issued 71,870 shares of Series A Convertible, Redeemable and Voting Preferred Stock ("Series A Preferred Stock") at $16.42 per share. The Preferred Stock is redeemable at any time after September 10, 2003, upon written request from not less than 67 percent of the outstanding Preferred stockholders at the time of the request. The redemption price shall be paid in cash equal to the original issue price per share ($16.42) plus any accrued but unpaid dividends. Dividends are cumulative and accrue at the rate of 8 percent per share per annum.

     In April 1997, the Company issued 54,l42 shares of Series AA Convertible, Redeemable and Voting Preferred Stock ("Series AA Preferred Stock") at $18.47 per share. The Series AA Preferred Stock is redeemable at any time after April 16, 2004, upon written request from not less than 67 percent of the outstanding Preferred stockholders at the time of request. The redemption price shall be paid in cash equal to the original price per share ($18.47) plus any accrued but unpaid dividends. Dividends are cumulative and accrue at the rate of 8 percent per share per annum.

                      INTELLIGENT INTERACTIONS CORPORATION

                      As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(4) Stockholders' Equity--Continued

     In August 1997, the Company issued 48,712 shares of Series AAA Convertible, Redeemable and Voting Preferred Stock ("Series AAA Preferred Stock") at $20.53 per share. The Series AAA Preferred Stock is redeemable at any time after August 11, 2004, upon written request from not less than 67 percent of the outstanding Preferred stockholders at the time of request. The redemption price shall be paid in cash equal to the original price per share ($20.53) plus any accrued but unpaid dividends. Dividends are cumulative and accrue at the rate of 8 percent per share per annum.

     The Series A, Series AA, and Series AAA (collectively, "Preferred Stock") automatically converts to common stock at an initial ratio of 1 to 1 upon a firm commitment of an underwritten public offering, at not less than $65.68 per share or $10,000,000 in aggregate proceeds. The conversion ratio is adjustable for certain future dilutive events. Conversion to common stock can also occur upon written request of 67 percent of the outstanding Preferred stockholders.

     In the event of liquidation, dissolution, or winding up of the Company, the holders of each share of Preferred Stock will be paid out prior to and in preference of holders of common stock in an amount equal to the original issue price ($16.42 for Series A, $18.47 for Series AA, and $20.53 for Series AAA) plus all declared but unpaid dividends.

  Warrants

     The convertible notes payable contained detachable warrants which can be exercised after the first to occur of the conversion of the notes into the New Series or June 29, 1998. If the Notes convert into the New Series, the warrants will be exercisable for the New Series at the same price as those received by the New Series. If the Notes do not convert into the New Series by June 29, 1998, the warrants will thereafter be exercisable for the Series AAA Preferred Stock at a purchase price of $20.53. Such warrants will expire within five years of the agreement. The aggregate purchase price payable upon full exercise of the warrants equals $157,500 and the number of shares issuable upon full exercise equals the aggregate purchase price divided by the purchase price per share under the warrants. The warrants were deemed to have no value as the Company believes the exercise price of the warrants is in excess of the fair value of the Company's common stock. In addition, the warrants were terminated as a result of the Merger (Note 8).

  1996 Stock Option Plan

     The Company has issued stock options to its employees under the 1996 Equity Incentive Plan. These options were issued at fair market value at the date of grant. These options are summarized as follows:


                                                        Number      Weighted Average       Option Price
                                                      of Shares      Exercise Price         Per Share
                                                     -----------   ------------------   -----------------
   Company inception .............................          --           $  --          $   --
   Granted .......................................      70,700            1.09          0.60 -- 1.65
   Exercised .....................................          --              --           --
   Forfeited .....................................     (10,000)            .60          0.60
                                                       -------           -----          ------
   Balance at December 31, 1996 ..................      60,700            1.17          0.60 -- 1.65
   Granted .......................................      22,500            1.77          1.65 -- 2.05
   Exercised .....................................          --              --           --
   Forfeited .....................................     (24,000)           1.65          1.65
                                                       -------           -----          ------
   Balance at December 31, 1997 ..................      59,200            1.20          0.60 -- 2.05
   Granted .......................................       2,000            2.05          2.05
   Exercised .....................................          --              --           --
   Forfeited .....................................      (9,600)           1.65          1.65
                                                       -------           -----          ------
   Balance at March 31, 1998 (unaudited) .........      51,600          $ 1.15          $0.60 -- 2.05
                                                       =======          ======          ===============


     No options are exercisable at December 31, 1996 and 1997. The weighted average remaining life for options outstanding at December 31, 1996 and 1997, was 7.14 years and 6.47 years, respectively, and at March 31, 1998 was 6.11 years.

                      INTELLIGENT INTERACTIONS CORPORATION

                      As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(4) Stockholders' Equity--Continued

     In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option or similar equity instrument. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period.

     SFAS No. 123 allows an entity to continue to use the intrinsic value method as defined by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and management has elected to do so. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. However, entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied. Accordingly, net loss would be as follows:

                                        As Reported        Pro Forma
Year Ended                                Net Loss         Net Loss
-----------                           ---------------   --------------
   1996 ...........................    $   (695,516)     $   (701,914)
   1997 ...........................      (2,561,201)       (2,564,751)

     The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1996 and 1997: no dividend yield, zero percent volatility, risk-free interest rates approximating 6 percent, and the estimated life of the option is the contractual term of the option. The weighted-average fair value of options granted for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, were $0.39, $0.79, $0.72 and $0.89, respectively.

(5) Commitments

     In January 1997, the Company entered into a noncancelable operating lease for office space that expires April 30, 1998. Minimum lease payments required under this lease are $23,576 in 1998. Total rent paid in 1996 and 1997 was $27,086 and $69,000, respectively.

(6) Income Taxes

     As of December 31, 1996 and 1997, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $213,000 and $3,082,000, respectively, that begin expiring in 2011. Net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of significant changes in the ownership of the Company.

     SFAS No. 109 requires that the tax benefit of financial reporting net operating losses and tax credits be recorded as an asset to the extent that management assesses the utilization of such net operating losses and tax credits to be "more likely than not." As of December 31, 1996 and 1997, the Company's net deferred tax assets were approximately $81,000 and $1,171,000, respectively, which consists primarily of the net operating loss carryforward and a valuation reserve was recorded against the entire amount.

                      INTELLIGENT INTERACTIONS CORPORATION

                      As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(7) Accrued Expenses

     Accrued expenses consists of the following as of:

                              December 31,
                                                     March 31,
                            1996         1997          1998
                         ----------   ----------   ------------
                                                    (unaudited)
Vacation                  $13,808      $ 33,809      $ 23,685
Accrued Compensation           --        20,000        26,000
Professional Fees              --        36,000        73,000
Travel Expenses                --        21,425        36,042
Other                      22,376        10,757        24,375
                          -------      --------      --------
                          $36,184      $121,991      $183,102
                          =======      ========      ========

(8) Intelligent Interactions Acquisition

     During April 1998, 24/7 Media, Inc. ("24/7 Media") acquired all of the outstanding stock of Intelligent Interactions (the "Merger").

     Upon consummation of the Merger, each share of common stock of Intelligent Interactions was converted into approximately 4.1 shares of common stock, 0.6 Class A Warrants, 0.6 Class B Warrants and 0.3 Class C Warrants of 24/7 Media. In the aggregate 949,243 shares of Common Stock, 3,561,505 shares of Series A Preferred Stock, 265,152 Class A Warrants, 265,152 Class B Warrants and 136,553 Class C Warrants were issued in connection with the transaction. The Warrants expire on April 10, 2003.

     The Series A shares rank (i) prior to the Common Stock of 24/7 Media; (ii) pari passu with any Securities (as defined in the Securities Purchase Agreement); and (iii) junior to any Senior Securities, in each case as to dividends and other distribution of assets and upon liquidation, dissolution or winding up of 24/7 Media, whether voluntary or involuntary. The Series A shareholders are entitled to receive, when and as declared by the Board of Directors out of funds legally available, dividends at a rate of $0.04 per share per annum. Such dividends shall be cancelled pursuant to the Securities Purchase Agreement if 24/7 Media consummates a qualified initial public offering (as defined in the Securities Purchase Agreement) prior to January 1, 1999.

     Each share of Series A shall be convertible, at the option of the holder, at any time and without the payment of additional consideration into common stock determined by the sum of (i) the Payment Price of $1.00 per Series A share divided by the conversion price of $3.81 per common share (as adjusted), plus (ii) all accrued and unpaid dividends with respect to such share divided by the dividend conversion price of equal to twice the conversion price of $3.81.

     Each Series A share (and, as applicable, all accrued but unpaid dividends thereon), shall automatically be converted into common shares at the conversion price (and dividend conversion price) immediately upon the closing of a qualified public offering.

     In the event 24/7 Media has not completed a qualified public offering on the prior to the fifth anniversary of the original issue date, each shareholder of record of Series A shares will have the right to cause 24/7 Media to redeem at the option of the shareholder all or part of the shareholder's outstanding Series A shares by paying cash of $3.81 per share plus any dividends accrued. Additionally, if 24/7 Media fails to maintain at least $10 million of Key-Man Life Insurance on the President and Chief Executive Officer of the Company, each shareholder of record of Series A Shares will have the right to cause the company to redeem at the option of the shareholder all or part of the shareholder's outstanding Series A Shares by paying cash of $3.81 per share plus any dividends accrued.

     Series A shareholders have one vote for each full common share into which a Series A share would be convertible.

                      INTELLIGENT INTERACTIONS CORPORATION

                      As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(8) Intelligent Interactions Acquisition--Continued

     Each share of Preferred Stock, Series A Preferred Stock, Series AA Preferred Stock or Series AAA Preferred Stock of Intelligent Interactions was converted to approximately 18 shares of Mandatorily Redeemable Convertible Preferred Stock--Series A, par value $.01 per share, 2.7 Class A Warrants (exercise price of $7.62), 2.7 Class B Warrants (exercise price of $11.42) and
1.4 Class C Warrants (exercise price of $3.81) of 24/7 Media. The convertible note payable was also converted into Mandatorily Redeemable Convertible Preferred Stock--Series A and the detachable warrants were terminated as a result of the merger.

     In addition, each option to purchase shares of common stock of Intelligent Interactions was converted into an option to purchase approximately 4 shares of common stock of 24/7 Media under the terms and pursuant to the conditions of the 24/7 Media 1998 Stock Incentive Plan.

                   Report of Independent Public Accountants


To CliqNow!:

     We have audited the accompanying balance sheet of CliqNow!, a division of K2 Design, Inc. as of December 31, 1997 and the related statements of operations and changes in parent company's investment and advances and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CliqNow! as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                      /s/ ARTHUR ANDERSEN LLP

Roseland, New Jersey
June 12, 1998

                                    CLIQNOW!
                         (A Division of K2 Design, Inc.)


                                BALANCE SHEETS

                                                                                 December 31,      March 31,
                                                                                     1997            1998
                                                                                --------------   ------------
                                    ASSETS                                                       (unaudited)
Current Assets:
  Cash ......................................................................      $      0        $      0
  Accounts receivable, net of allowance for doubtful accounts of $21,000.....       535,708         634,643
  Prepaid and other current assets ..........................................        52,960          12,250
                                                                                   --------        --------
    Total current assets ....................................................       588,668         646,893
Fixed Assets, net of accumulated depreciation ...............................        30,936          36,574
                                                                                   --------        --------
    Total assets ............................................................      $619,604        $683,467
                                                                                   --------        --------
           LIABILITIES AND PARENT COMPANY'S INVESTMENT AND ADVANCES
Current Liabilities:
  Accounts payable ..........................................................      $165,337        $183,051
  Accrued liabilities .......................................................       189,297         164,586
  Deferred revenue ..........................................................        25,607         336,172
                                                                                   --------        --------
    Total current liabilities ...............................................       380,241         683,809
Parent Company's Investment and Net Advances ................................       239,363            (342)
                                                                                   --------        --------
    Total liabilities and parent company's investment and advances ..........      $619,604        $683,467
                                                                                   --------        --------

               The accompanying notes to financial statements are
                     an integral part of these statements.

                                   CLIQNOW!
                        (A Division of K2 Design, Inc.)

                    STATEMENTS OF OPERATIONS AND CHANGES IN
                    PARENT COMPANY'S INVESTMENT AND ADVANCES



                                                  Year Ended      Quarter Ended     Quarter Ended
                                                 December 31,       March 31,         March 31,
                                                     1997              1997             1998
                                                --------------   ---------------   --------------
                                                                   (unaudited)       (unaudited)
Advertising Revenues ........................     $  896,427       $   15,295        $  500,559
 Cost of Revenues ...........................        479,742            4,616           284,452
                                                  ----------       ----------        ----------
   Gross Profit .............................        416,685           10,679           216,107
Operating Expenses:
 Sales and Marketing ........................        417,093           60,694           122,198
 General and Administrative .................        461,755           77,073           143,365
                                                  ----------       ----------        ----------
Total Operating Expenses ....................        878,848          137,767           265,563
Loss from operations ........................       (462,163)        (127,088)          (49,456)
Provision for Income Taxes ..................             --               --                --
                                                  ----------       ----------        ----------
Net loss ....................................       (462,163)        (127,088)          (49,456)
Parent Company's Investment and Net Advances,
 beginning of the period ....................             --               --           239,363
Parent Company advances (payments) ..........        701,526          147,619          (190,249)
                                                  ----------       ----------        ----------
Parent Company's Investment and Net Advances,
 end of the period ..........................     $  239,363       $   20,531        $     (342)
                                                  ==========       ==========        ==========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                                    CLIQNOW!
                         (A Division of K2 Design, Inc.)

                           STATEMENTS OF CASH FLOWS

                                                                 Year Ended      Quarter Ended     Quarter Ended
                                                                December 31,       March 31,         March 31,
                                                                    1997              1997             1998
                                                               --------------   ---------------   --------------
                                                                                  (unaudited)       (unaudited)
Cash Flows from Operating Activities:
 Net loss ..................................................     $ (462,163)      $ (127,088)       $  (49,456)
 Adjustments to reconcile net loss to net cash provided
  by (used in) operating activities:
  Depreciation .............................................          8,809               --             3,806
  Changes in operating assets and liabilities:
   Accounts receivable .....................................       (535,708)         (15,295)          (98,935)
   Prepaid and other current assets ........................        (52,960)              --            40,710
   Accounts payable ........................................        165,337               --            17,714
   Accrued liabilities .....................................        189,297           10,514           (24,711)
   Deferred revenue ........................................         25,607               --           310,565
                                                                 ----------       ----------        ----------
    Net cash provided by (used in) operating
     activities ............................................       (661,781)        (131,869)          199,693
Cash Flows from Investing Activities:
 Purchases of fixed assets .................................        (39,745)         (15,750)           (9,444)
Cash Flows from Financing Activities:
 Increase (decrease) in due to parent company, net .........        701,526          147,619          (190,249)
                                                                 ----------       ----------        ----------
    Net increase in cash ...................................             --               --                --
Cash, beginning of the period ..............................             --               --                --
                                                                 ----------       ----------        ----------
Cash, end of the period ....................................     $       --       $       --        $       --
                                                                 ==========       ==========        ==========


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                                    CLIQNOW!
                         (A Division of K2 Design, Inc)

                          NOTES TO FINANCIAL STATEMENTS
                           As of December 31, 1997 and
                        As of March 31, 1998 (unaudited)

(1) Organization and Business

     CliqNow! ("Cliq" or "the Company") is a division of K2 Design, Inc. ("K2"). The Company was established in 1996 with operations commencing in 1997. The Company creates Website networks which are composed of individual, homogenous websites joined by a link page. Each website network creates a synergy yielding greater exposure for each website than could have been achieved individually.

     K2 is a full service interactive communications, design and technology company, engaged primarily in the business of interactive advertising. K2 also provides various other information delivery services. K2's customers are primarily U.S.-based corporations operating in a wide variety of industries.

(2) Summary of Significant Accounting Policies

     Use of Estimates in the Preparation of Financial Statements
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Basis of Presentation

     The accompanying financial statements include certain corporate general and administrative expenses incurred on a consolidated basis by K2 that have been allocated to the Company. Such allocations include various sales and marketing costs, general and administrative expenses, depreciation and other indirect costs and are included in the Company's statement of operations. In management's opinion, the basis for the allocation of such costs is reasonable and is based upon proportionate allocation of actual costs incurred using an estimate of the amount of time spent and equipment and space used. However, the expenses allocated to the Company, although made on a basis management believes to be reasonable, may not necessarily be representative of what the Company would have incurred on a stand-alone basis.

     Allocated costs are as follows:

                                             Three Months       Year Ended
                                           Ended March 31,     December 31,
                                                 1998              1997
                                          -----------------   -------------
   General and administrative .........        $ 85,409          $303,565
   Sales and marketing ................           1,864                --
   Depreciation .......................           3,806             8,809
   Other indirect costs ...............          22,451           120,953
                                               --------          --------
                                               $113,530          $433,327
                                               ========          ========

     The allocation of costs for the three months ended March 31, 1997 was not material.

  Revenue Recognition

     The Company sells advertising space for banners on all webpages in the network. The advertisers are pre-billed based on terms of the specific agreements entered into. Revenue is earned progressively as adviews occur. At the end of each reporting period all unearned revenue is deferred.

     Each website is paid a commission based on the number of clicks on their respective website.

                                    CLIQNOW!
                         (A Division of K2 Design, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                           As of December 31, 1997 and
                        As of March 31, 1998 (unaudited)

(2) Summary of Significant Accounting Policies--Continued

  Fixed Assets

     Fixed assets are carried at cost and depreciated using the straight-line method over the estimated useful lives. Fixed assets are primarily comprised of computer equipment and are being depreciated over three years.

  Income Taxes

     K2 has elected to be treated as a C Corporation. As a result, K2 is subject to Federal, New York state and city income taxes on K2's taxable income. Cliq's operations are included in the consolidated tax return of K2. Income taxes are calculated and provided for on a consolidated basis. Accordingly, no provision for income taxes has been recorded for Cliq for the year ended December 31, 1997.

     Federal, state and city income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes were not significant for the year ended December 31, 1997.

  Fair Value of Financial Instruments

     The carrying amounts of the Company's cash, accounts receivable, and accounts payable approximate fair market value based upon the relatively short-term nature of these financial instruments.

  Unaudited Interim Financial Statements

     The accompanying balance sheet as of March 31, 1998 and the accompanying statements of operations and changes in parent Company's investment and advances, and cash flows for the three months ended March 31, 1997 and 1998 included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited financial statements referred to above includes all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year.

  Reclassifications

     Certain expenses in the December 31, 1997 statement of operations of Cliq have been classified on a basis different than those reported in the December 31, 1997 Form 10-K of K2.

(3) Parent Company's Investment and Advances

     Operations of Cliq are funded through advances from K2. As of December 31, 1997, $701,526 of advances from K2 were outstanding. Those advances have no defined repayment terms and will be repaid from the operations of Cliq. In addition, the balance at December 31, 1997 also includes the accumulated losses of Cliq from inception.

(4) Major Customers

     During 1997, the Company had sales to 2 customers representing 23% and 11% of revenues. The Company had accounts receivable from these customers amounting to $307,501 as of December 31, 1997.

(5) Subsequent Event (unaudited)

     In May 1998, K2 entered into an agreement with 24/7 Media, Inc. to sell the Cliq division. K2 will receive $1 million in cash and $3 million in 24/7 Media, Inc. Series B Convertible Preferred Stock. A portion of this cash and stock will be paid to executives of Cliq.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.



                      ----------------------------------


                               TABLE OF CONTENTS

                                                     Page
                                                  ----------
Prospectus Summary ............................        1
Risk Factors ..................................        5
Use of Proceeds ...............................       14
Dividend Policy ...............................       14
Capitalization ................................       15
Dilution ......................................       16
Selected Pro Forma Consolidated
   Financial Data .............................       17
Selected Consolidated Financial Data ..........       18
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations .................................       19
Business ......................................       27
Management ....................................       38
Certain Transactions ..........................       46
Security Ownership of Certain Beneficial
 Owners and Management ........................       48
Description of Capital Stock ..................       50
Shares Eligible For Future Sale ...............       53
Underwriting ..................................       55
Legal Matters .................................       57
Experts .......................................       57
Available Information .........................       57
Index to Financial Statements .................       F-1

 Until     , 1998 (25 days after the commencement of this offering), all dealers that effect transactions in the Common Stock, whether or not participating in this offering, may be required to deliver a Prospectus. This requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters or with respect to their unsold allotments or subscriptions.

                                3,250,000 Shares


                              [LOGO OF 24/7 MEDIA]


                                 Common Stock




                      ----------------------------------
                              P R O S P E C T U S
                      ----------------------------------

                              Merrill Lynch & Co.

                         Allen & Company Incorporated

                               J.P. Morgan & Co.




                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    Part II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.


           SEC registration fee ......................    $   16,750
           NASD fee ..................................         7,000
           Nasdaq Listing Fee ........................        50,000
           Legal fees and expenses ...................       300,000
           Printing and engraving expenses ...........       175,000
           Accounting fees and expenses ..............       500,000
           Blue Sky fees and expenses ................        15,000
           Transfer agent and registrar fees .........         5,000
           Miscellaneous .............................       131,150
                                                          ----------
             Total ...................................    $1,200,000
                                                          ==========

Item 14. Indemnification of Directors and Officers.

     The General Corporation Law of the State of Delaware ("DGCL") permits the Company and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of the Company or in an action by stockholders of the Company.

     The Certificate of Incorporation of the Company (the "Charter") eliminates the liability of directors to stockholders or the Company for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also authorizes the Company to indemnify its directors, officers, incorporators, employees, and agents with respect to certain costs, expenses, and amounts incurred in connection with an action, suit, or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee, or agent of the Company. In addition, the Charter permits the Company to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the DGCL. The Company has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, the Company has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this registration statement.

     The Company maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Company for certain liabilities, including certain liabilities which may arise out of this registration statement.

     The Underwriting Agreement filed as Exhibit 1.1 hereto provides for reciprocal indemnification between the Company and its controlling persons, on the one hand, and the Underwriters and their controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act.


Item 15. Recent Sales of Unregistered Securities

     The Registrant has sold and issued the following securities within the past three years. None of the transactions set forth below involved any public offering or any underwriter, and the Company believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) thereof, Regulation D promulgated thereunder, or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701, or, with respect to paragraph 13 below, in reliance on Rule 145(a)(2) under the Securities Act. The recipients in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company. The shares of common stock set forth below reflect the one for four reverse split of the Registrant's Common Stock to be effective prior to the closing of the offering of common stock.

(1) During 1996, the Registrant issued 34,371 shares of its Class A Common Stock (which were converted into 85,928 shares of common stock) to certain members of senior management, including Michael P. Paolucci, immediate family members of senior management, and certain sophisticated investors, including The Travelers Insurance Company, for an aggregate purchase price of $4,525,000. Each of the investors was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

(2) In August 1996, the Registrant issued convertible subordinated notes to G.E. Pension Trust, The Travelers Insurance Company and Porridge Partners II, institutional investors, in the principal amount of $500,000, convertible into common stock at a price of $11.48 per share and warrants to purchase 6,533 shares of common stock at a price of $11.48 per share. Each of the purchasers was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.


(3) In November 1996 through January 1997, the Registrant completed a series of private placements of 158,144 shares of preferred stock, to a group of investors including The Travelers Insurance Company, convertible into common stock at a price of $11.48 per share, subject to anti-dilution adjustment, for an aggregate purchase price of $4,538,733. Each of the investors was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

(4) During 1997, the Registrant received $2,500,000 in proceeds from the issuance of senior convertible notes primarily to affiliates and stockholders of the Company, including The Travelers Insurance Company, bearing an interest rate of 8% compounded semiannually. Each of the notes was issued with detachable warrants allowing the holder to purchase shares of common stock at price ranges ranging from $1.60 to $11.48 per share. Each of the investors was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act. was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.


(5) In April 1997, the Registrant granted warrants to Hambrecht & Quist, LLC, an investment banking firm, to purchase 4,375 shares of common stock at $49.72 per share. The recipient was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.


(6) In January 1998, the Registrant issued $150,000 in senior convertible notes to The Travelers Insurance Company, convertible into 43,321 shares of common stock at $3.48 per share. The purchaser was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.


(7) In January 1998, the Registrant granted warrants to purchase 28,750 shares of common stock to Cowan and Company, an investment banking firm, in consideration of services rendered to the Registrant. The recipient was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.


(8) In connection with the February 1998 merger of Petry Interactive, Inc. and Advercomm, Inc. with and into the Registrant, (i) the Registrant issued 2,623,592 shares of common stock to former shareholders of Petry Interactive, Inc., including David J. Moore, Mark A. Burchill and Scott E. Cohen, and 1,705,334 shares of common stock to former shareholders of Advercomm, Inc., including Jacob I. Friesel and Garrett P. Cecchini; (ii) the Registrant granted a former employee (Michael P. Paolucci) warrants to purchase 625,000 shares of common stock at a purchase price of $3.81 per share in connection with the termination of such employee's employment with the Registrant; (iii) the registrant issued to certain investors 10,060,002 shares of preferred stock, convertible into common stock at a conversion price of $3.81 per share, for aggregate proceeds of $10,000,000; (iv) the Registrant granted certain investors warrants to purchase 1,320,904 share of common stock at $7.61 per share and warrants to purchase 1,320,904 shares of common stock at $11.42 per share; (v) the Registrant granted to consultants warrants to purchase an aggregate of 18,750 shares of common stock at $3.81 per share. Each of the recipients of securities pursuant to the Merger Agreement was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

(9) In connection with the April 1998 acquisition of Intelligent Interactions, Corp., (i) the Registrant issued 949,243 shares of common stock to certain former shareholders of Intelligent Interactions Corp., including Yale R. Brown and Matthew B. Walker; (ii) the Registrant issued 3,561,505 shares of preferred stock, convertible into common stock at a conversion price of $3.81 per share, to certain former preferred shareholders of Intelligent Interactions Corp;
(iii) the Registrant granted to certain former shareholders of Intelligent Interactions Corp., including Yale R. Brown and Matthew B. Walker, warrants to purchase 265,152 shares of common stock at a purchase price of $7.61 per share, warrants to purchase 265,152 shares of common stock at a purchase price of $11.42 per share and warrants to purchase 136,553 shares of common stock at a purchase price of $3.81 per share.

Each of the recipients of securities pursuant to the Merger Agreement was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.


(10) In April 1998, the Registrant issued 5,909 shares of common stock to Heritage Capital Corp., an investment banking firm, in consideration of services rendered to the Registrant. The recipient was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.


(11) In June 1998, the Registrant issued to K2 Design, Inc. 3,000 shares of the Registrant's Series B Convertible Preferred Stock, automatically convertible into common stock upon consummation of the Offering at a conversion price equal to the price per share to the Underwriters, in connection with the acquisition of the CliqNow! division of K2 Design, Inc. The recipient was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

(12) The Registrant from time to time has granted stock options to employees in reliance upon an exemption under the Securities Act of 1933 pursuant to Rule 701 promulgated thereunder. From January 1996 through August 1998 an aggregate of 1,307,164 shares of common stock were issued pursuant to option exercises at exercise prices ranging from $0.16 to $13.00 to employees, directors and consultants.

(13) In connection with the reincorporation of the Registrant from a New York corporation to a Delaware corporation in March 1998, the Company issued shares of its Common Stock and Series A Convertible Preferred Stock in exchange for the issued and outstanding capital stock of its predecessor corporation. In addition, in connection with such reincorporation, all options and warrants to purchaser common shares of the predecessor were converted into options or warrants to purchase shares of Common Stock.

Item 16. Exhibits and Financial Statement Schedule/Index


1.1        +Form of Underwriting Agreement.
1.2        +Form of Lock Up Agreement.
3.1        +Amended and Restated Certificate of Incorporation of the Company.
3.2        +By-laws of the Company.
5.1        +Opinion of Proskauer Rose LLP.
10.1       +1998 Stock Incentive Plan.
10.2       +Form of Stock Option Agreement.
10.3.1     +Lease Agreement, dated April 30, 1998, between the Company and 38-32 Associates.
10.3.2     +Lease Option Notice, dated July 7, 1998 between the Company and 38-32 Associates.
10.4       +Agreement and Plan of Merger dated February 2, 1998 by and among Interactive
            Imaginations, Inc., 24/7 Acquisition Corp., Petry Interactive, Inc. and Advercomm, Inc.
10.5       +Agreement and Plan of Merger dated as of April 9, 1998 by and among 24/7 Media, Inc.,
            Interactions Acquisition Corp. and Intelligent Interactions Corporation and the persons set forth on the signature pages thereto.
10.6       +Asset Purchase Agreement, dated as of June 1, 1998, by and between 24/7 Media, Inc. and
            K2 Design, Inc.
10.7       +Securities Purchase Agreement, dated February 25, 1998, among Interactive Imaginations and certain investors named therein.
10.8       +Registration Rights Agreement, dated April 9, 1998 by and among 24/7 Media, Inc., The
            Travelers Insurance Company, Prospect Street NYC Discovery Fund, L.P., Prospect Street
            NYC Co-Investment Fund, L.P. , Big Flower Digital Services, Inc., David Banks, Trinity
            Ventures V, L.P., Trinity V Side-By-Side Fund, L.P., Zero Stage Capital V Limited
            Partnership, and F&W Investments 1996.
10.9       +Employment Agreement between David J. Moore and Interactive Imaginations, Inc., dated
            February 24, 1998.
10.10      +Employment Agreement between Jacob I. Friesel and Interactive Imaginations, Inc., dated
            February 24, 1998.
10.11      +Employment Agreement between Yale R. Brown and 24/7 Media, Inc., dated April 9, 1998.
10.12      +Employment Agreement between C. Andrew Johns and 24/7 Media, Inc., dated April 20,
            1998.
10.13      +Consulting Agreement dated as of January 1, 1998 by and between Interactive Imaginations,
            Inc. and Neterprises, Inc.
10.14      +Confidential Separation Agreement and General Release by and between Michael P. Paolucci and Interactive Imaginations, Inc., dated February 24, 1998.
10.15      +Form of Indemnification Agreement.
10.16      +GlobalCenter Master Service Agreement, dated May 1, 1998.
10.17      +Operating Lease agreement dated June 1, 1996 between Brentwood Credit Corporation, AT&T
            Systems Leasing and Interactive Imaginations, Inc. (including amendments thereto).
10.18      +Operating Lease agreement, dated May 18, 1998, as amended on July 7, 1998 between Sun
            Microsystems and 24/7 Media, Inc. and as amended on July 7, 1998.
10.19      +Pledge and Security Agreement, dated as of November 11, 1997, between Interactive
            Imaginations, Inc. and The Travelers Insurance Company.
10.20      +Senior Convertible Note with Warrants Purchase Agreement, dated as of June 11, 1997, between Interactive Imaginations, Inc. and The Travelers Insurance Company.

10.21      +Amended and Restated Stockholders' Agreement by and among 24/7 Media, Inc. and certain investors named therein.
11.1       +Statement regarding computation of per share earnings.
21.1       +Subsidiaries of the Company.
23.1        Consent of KPMG Peat Marwick LLP.
23.2        Consent of Arthur Andersen LLP.
23.3        Consent of Arthur Andersen LLP.
23.4       +Consent of Proskauer Rose LLP (included in Exhibit 5.1).
23.5       +Consent of Media Metrix.
23.6       +Consent of Jupiter Communications.
23.7       +Consent of International Data Corporation.
23.8       +Consent of Network Solutions.
23.9       +Consent of Direct Marketing Association.
24.1       +Powers of Attorney (included with signature page).
27.1       +Financial Data Schedule.

----------------
  + Previously filed.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY



     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on August 12, 1998.


                                     24/7 MEDIA, INC.

                                     By:     *
                                     -----------------------
                                     David J. Moore
                                     Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on August 12, 1998 by the following persons in the capacities indicated:




         Signature                                   Title
         ---------                                   -----
              *               Chief Executive Officer and Director
-------------------------     (Principal Executive Officer)
David J. Moore

              *               Chairman of the Board
-------------------------
R. Theodore Ammon

              *               Executive Vice President--Technology and Director
-------------------------
Yale R. Brown

              *               Executive Vice President and Director
-------------------------
Jacob I. Friesel

              *               Director
-------------------------
John F. Barry

              *               Director
-------------------------
Michael P. Paolucci

              *               Director
-------------------------
Jack L. Rivkin

              *               Director
-------------------------
Arnie Semsky

              *               Director
-------------------------
Charles Stryker

              *               Executive Vice President, Treasurer & Chief
-------------------------     Financial Officer (Principal Financial Officer)
C. Andrew Johns

              *               Controller (Principal Accounting Officer)
-------------------------
Stuart D. Shaw

*By: /s/ Mark E. Moran
     Mark E. Moran
     Attorney-in-Fact

Exhibits and Financial Statement Schedule/Index
Item 16. Exhibits and Financial Statement Schedule/Index


1.1        +Form of Underwriting Agreement.
1.2        +Form of Lock Up Agreement.
3.1        +Amended and Restated Certificate of Incorporation of the Company.
3.2        +By-laws of the Company.
5.1        +Opinion of Proskauer Rose LLP.
10.1       +1998 Stock Incentive Plan.
10.2       +Form of Stock Option Agreement.
10.3.1     +Lease Agreement, dated April 30, 1998, between the Company and 38-32 Associates.
10.3.2     +Lease Option Notice, dated July 7, 1998 between the Company and 38-32 Associates.
10.4       +Agreement and Plan of Merger dated February 2, 1998 by and among Interactive
            Imaginations, Inc., 24/7 Acquisition Corp., Petry Interactive, Inc. and Advercomm, Inc.
10.5       +Agreement and Plan of Merger dated as of April 9, 1998 by and among 24/7 Media, Inc.,
            Interactions Acquisition Corp. and Intelligent Interactions Corporation and the persons set forth on the signature pages thereto.
10.6       +Asset Purchase Agreement, dated as of June 1, 1998, by and between 24/7 Media, Inc. and
            K2 Design, Inc.
10.7       +Securities Purchase Agreement, dated February 25, 1998, among Interactive Imaginations and certain investors named therein.
10.8       +Registration Rights Agreement, dated April 9, 1998 by and among 24/7 Media, Inc., The
            Travelers Insurance Company, Prospect Street NYC Discovery Fund, L.P., Prospect Street
            NYC Co-Investment Fund, L.P. , Big Flower Digital Services, Inc., David Banks, Trinity
            Ventures V, L.P., Trinity V Side-By-Side Fund, L.P., Zero Stage Capital V Limited
            Partnership, and F&W Investments 1996.
10.9       +Employment Agreement between David J. Moore and Interactive Imaginations, Inc., dated
            February 24, 1998.
10.10      +Employment Agreement between Jacob I. Friesel and Interactive Imaginations, Inc., dated
            February 24, 1998.
10.11      +Employment Agreement between Yale R. Brown and 24/7 Media, Inc., dated April 9, 1998.
10.12      +Employment Agreement between C. Andrew Johns and 24/7 Media, Inc., dated April 20,
            1998.
10.13      +Consulting Agreement dated as of January 1, 1998 by and between Interactive Imaginations,
            Inc. and Neterprises, Inc.
10.14      +Confidential Separation Agreement and General Release by and between Michael P. Paolucci and Interactive Imaginations, Inc., dated February 24, 1998.
10.15      +Form of Indemnification Agreement.
10.16      +GlobalCenter Master Service Agreement, dated May 1, 1998.
10.17      +Operating Lease agreement dated June 1, 1996 between Brentwood Credit Corporation, AT&T
            Systems Leasing and Interactive Imaginations, Inc. (including amendments thereto).
10.18      +Operating Lease agreement, dated May 18, 1998, as amended on July 7, 1998 between Sun
            Microsystems and 24/7 Media, Inc. and as amended on July 7, 1998.
10.19      +Pledge and Security Agreement, dated as of November 11, 1997, between Interactive
            Imaginations, Inc. and The Travelers Insurance Company.
10.20      +Senior Convertible Note with Warrants Purchase Agreement, dated as of June 11, 1997, between Interactive Imaginations, Inc. and The Travelers Insurance Company.

10.21      +Amended and Restated Stockholders' Agreement by and among 24/7 Media, Inc. and certain investors named therein.
11.1       +Statement regarding computation of per share earnings.
21.1       +Subsidiaries of the Company.
23.1       Consent of KPMG Peat Marwick LLP.
23.2       Consent of Arthur Andersen LLP.
23.3       Consent of Arthur Andersen LLP.
23.4       +Consent of Proskauer Rose LLP (included in Exhibit 5.1).
23.5       +Consent of Media Metrix.
23.6       +Consent of Jupiter Communications.
23.7       +Consent of International Data Corporation.
23.8       +Consent of Network Solutions.
23.9       +Consent of Direct Marketing Association.
24.1       +Powers of Attorney (included with signature page).
27.1       +Financial Data Schedule.

----------------
  + Previously filed.